================================================================================

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

Filed by Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[x] Definitive Proxy Statement

[ ] Definitive Additional
    Materials

[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.1a-12


                              CYGNE DESIGNS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:
        N/A
     ---------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:
        N/A
     ---------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
        (Set forth the amount on which the filing fee is calculated and state how it was determined):

        $11,752,421, equal to the purchase price in the proposed sale by the Registrant of substantially all of the assets and certain specified liabilities of its women's knit clothing manufacturing business to Jordache Limited.
     ---------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:
        $11,752,421
     ---------------------------------------------------------------------------

     5) Total fee paid:
        $2,350.49
     ---------------------------------------------------------------------------

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

--------------------------------------------------------------------------------

2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

3) Filing Party:

--------------------------------------------------------------------------------

4) Date Filed:

--------------------------------------------------------------------------------

================================================================================

                               CYGNE DESIGNS, INC.
                                680 Fifth Avenue
                            New York, New York 10019
                                 (212) 489-3900

                                                              September 28, 1999

Dear Fellow Stockholder:

         You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 9:30 a.m. (local time), on Tuesday, October 19, 1999, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York.

         At the Annual Meeting you will be asked to consider and vote upon the following:

                  (a) approval and adoption of the Amended and Restated Acquisition Agreement, dated as of August 1, 1999, by and among M.T.G.I. - Textile Manufacturers Group (Israel) Ltd., an Israeli corporation, MBS (Cygne) Company, a Delaware corporation, A.C. Services, Inc., a Delaware corporation, and Jordache Limited, a Delaware corporation, pursuant to which we propose to sell to Jordache for cash substantially all the assets used in our women's private label knit clothing manufacturing business;

                  (b)  the election of two directors of Cygne; and

                  (c) approval and adoption of an amendment to our Certificate of Incorporation to reduce the number of shares of Common Stock and Preferred Stock we are authorized to issue.

         In addition, I will be pleased to report on the affairs of Cygne and a discussion period will be provided for questions and comments of general interest to stockholders.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE ACQUISITION AGREEMENT, HAS DETERMINED THAT THE SALE OF ITS KNIT CLOTHING BUSINESS TO JORDACHE IS IN THE BEST INTERESTS OF CYGNE AND ITS STOCKHOLDERS AND IS RECOMMENDING THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE ACQUISITION AGREEMENT. YOUR BOARD OF DIRECTORS ALSO BELIEVES THE ELECTION OF THE NOMINEES FOR ELECTION TO CYGNE'S BOARD OF DIRECTORS IS IN THE BEST INTERESTS OF CYGNE AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSED NOMINEES. YOUR BOARD OF DIRECTORS ALSO BELIEVES THE APPROVAL AND ADOPTION OF THE AMENDMENT OF CYGNE'S CERTIFICATE OF INCORPORATION IS IN THE BEST INTERESTS OF CYGNE AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE AMENDMENT TO THE CYGNE'S CERTIFICATE OF INCORPORATION.

         Approval and adoption of the acquisition agreement and the amendment to Cygne's Certificate of Incorporation requires the affirmative vote of the holders of a majority of Cygne's issued and outstanding shares of Common Stock, $.01 par value per share. The two nominees for election to Cygne's Board of Directors receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting. The Common Stock constitutes the only outstanding class of capital stock of Cygne.

         Details of the proposed sale and the other matters to be considered at the meeting appear in the accompanying proxy statement. Please give this material your careful attention.

         We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

         Thank you for your cooperation.


                                          Very truly yours,


                                          BERNARD M. MANUEL
                                          Chief Executive Officer

                               CYGNE DESIGNS, INC.
                                680 Fifth Avenue
                            New York, New York 10019
                                 (212) 489-3900

                                   ----------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 28, 1999
                                   ----------

         The Annual Meeting of Stockholders of Cygne Designs, Inc. will be held at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York on Tuesday, October 19, 1999 at 9:30 a.m. (local time) for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt an Amended and Restated Acquisition Agreement, dated as of August 1, 1999, by and among M.T.G.I. - Textile Manufacturers Group (Israel) Ltd., an Israeli corporation, MBS (Cygne) Company, a Delaware corporation, A.C. Services Inc., a Delaware corporation, and Jordache Limited, a Delaware corporation, pursuant to which we propose to sell to Jordache for cash substantially all the assets used in connection with our women's private label knit clothing manufacturing business, as more fully described in the attached Proxy Statement.

         2. To elect two Directors to serve until the next Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified to serve.

         3. To consider and vote upon a proposal to approve and adopt an amendment to the Company's Certificate of Incorporation to reduce the number of shares of Common Stock and Preferred Stock we are authorized to issue.

         4. To transact such other business as may properly come before the Annual Meeting.

         The full text of the acquisition agreement is included as APPENDIX A to the attached proxy statement and is incorporated herein by reference. The full text of the amendment to the Certificate of Incorporation is included as APPENDIX B to the attached proxy statement and is incorporated herein by reference. THE BOARD OF DIRECTORS OF CYGNE UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE ACQUISITION AGREEMENT, VOTE FOR THE ELECTION OF THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND VOTE FOR THE APPROVAL AND ADOPTION OF THE AMENDMENT TO CYGNE'S CERTIFICATE OF INCORPORATION.

         Only stockholders of record at the close of business on September 15, 1999 will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at our corporate headquarters at the address specified above.

         Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.


                                         By Order of the Board of Directors


                                         ROY E. GREEN
                                         Secretary


September 28, 1999

--------------------------------------------------------------------------------
          IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED AND
                                RETURNED PROMPTLY
--------------------------------------------------------------------------------

                               CYGNE DESIGNS, INC.
                                680 Fifth Avenue
                            New York, New York 10019

                                   ----------
                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                   ----------

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE SALE........................................   3

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.............................   7

SUMMARY.....................................................................   8
         The Annual Meeting.................................................   8
         The Sale...........................................................  10
         Summary Selected Pro Forma Condensed Financial Information.........  12

THE ANNUAL MEETING..........................................................  17
         Quorum; Shares Entitled to Vote....................................  17
         Vote Required......................................................  17
         Voting of Proxies..................................................  17
         Solicitation of Proxies............................................  18

PROPOSAL NO. 1 - THE SALE...................................................  19
         Background of the Sale.............................................  19
         Reasons for the Sale; Recommendation of the Board of Directors.....  20
         Use of Proceeds....................................................  21
         No Payment, Dividend or Distribution to Holders of Common Stock....  21
         Absence of Dissenters' Rights of Appraisal.........................  22
         The Acquisition Agreement..........................................  22
         Non-Competition Agreement..........................................  25
         Commission Agreement...............................................  26
         Severance Arrangement with Jonathan Kafri..........................  26
         Management Agreement...............................................  26
         Purchase Order Financing Arrangement...............................  26
         Accounting Treatment of the Sale...................................  27
         Interests of Certain Persons in the Sale...........................  27

ADDITIONAL INFORMATION ABOUT CYGNE..........................................  28
         Business...........................................................  28
         Executive Officers.................................................  36
         Risk Factors.......................................................  37
         Selected Financial Information.....................................  39
         Management's Discussion and Analysis of Financial Condition
           and Results of Operations........................................  41

                                                                            Page
                                                                            ----
PROPOSAL NO. 2 -- ELECTION OF DIRECTORS.....................................  53
         General............................................................  53
         Information Regarding Nominees for Election as Directors...........  53

PROPOSAL NO. 3 -- DECREASE OF AUTHORIZED COMMON STOCK AND
         PREFERRED STOCK....................................................  54

EXECUTIVE COMPENSATION......................................................  55

CERTAIN TRANSACTIONS........................................................  61

BENEFICIAL OWNERSHIP OF COMMON STOCK........................................  62

PERFORMANCE GRAPH...........................................................  63

INDEPENDENT AUDITORS........................................................  64

WHERE YOU CAN FIND ADDITIONAL INFORMATION...................................  64

STOCKHOLDER PROPOSALS.......................................................  64

OTHER MATTERS...............................................................  65

INDEX TO FINANCIAL STATEMENTS............................................... F-1

Appendix A  Amended and Restated Acquisition Agreement, dated as of
              August 1, 1999, by and among M.T.G.I. - Textile
              Manufacturers Group (Israel) Ltd., MBS (Cygne) Company,
              A.C. Services Inc. and Jordache Limited....................... A-1

Appendix B  Amendment to Certificate of Incorporation....................... B-1

                      QUESTIONS AND ANSWERS ABOUT THE SALE

Q:   WHO IS SOLICITING MY PROXY?

A.   The Board of Directors of Cygne Designs, Inc.

Q:   WHEN AND WHERE IS THE ANNUAL MEETING?

A: The Annual Meeting will take place on Tuesday, October 19, 1999 at 9:30 a.m. (local time) at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York.

Q:   WHAT PROPOSALS WILL I BE VOTING ON AT THE ANNUAL MEETING?

A: You will be asked to consider a resolution to approve the sale of substantially all of the assets of our women's private label knit clothing manufacturing business to Jordache for cash consideration equal to the adjusted net book value of the assets we are selling less the amount by which the adjusted income before tax of the business from August 1, 1999 to the closing date exceeds $20,000. We have agreed to place in escrow an amount equal to 10% of the inventory included in the assets pending preparation and agreement of the adjusted net book vale of the assets sold and the adjusted income before tax of the business from August 1, 1999 to the closing date. If we had closed the sale on July 31, 1999, the last day of our latest full fiscal quarter, we would have received approximately $10.8 million for the assets, of which approximately $1,000,000 would have been placed in escrow. In addition, we will receive commissions of 6% on orders for products included in the assets sold, up to a maximum of $600,000, and a non- compete payment of $400,000. We will retain the cash, accounts receivable and certain other assets of the knit business (which aggregated approximately $4.7 million at July 31, 1999). We will use proceeds from the transaction, together with retained cash and collections on accounts receivable of the knit business, to pay transaction expenses and taxes of approximately $2.1 million, including severance of $800,000, to repay bank borrowings related to the knit business (which aggregated approximately $7.5 million at July 31, 1999) and pay a portion of outstanding accounts payable and accrued expenses of the knit business (which aggregated approximately $3.2 million at July 31, 1999). The purchase price mechanism, which reduces the purchase price by the adjusted income before tax of the knit business from August 1, 1999 to the closing date, has the effect of treating the knit business as if it were sold effective July 31, 1999. Our knit business had revenues of $25.9 million and gross profit of $1.1 million in 1998, while the remainder of our business had revenues of $17.1 million and gross loss of $0.8 million. In our first fiscal half, ended July 31, 1999, the knit business had revenues of $14.0 million and gross profit of $0.8 million, while the remainder of our business had revenues of $12.8 million and gross profit of $1.9 million.

     You will also be asked to elect two directors of Cygne to serve until the next Annual Meeting of Stockholders, or until their successors are duly elected and qualified to serve. The nominees for directors are James G. Groninger and Bernard M. Manuel, the current directors of Cygne.

     You will also be asked to approve and adopt an amendment to Cygne's Certificate of Incorporation to reduce the number of shares of Common Stock and Preferred Stock we are authorized to issue.

Q:   WHAT WILL CYGNE'S BUSINESS BE AFTER THE SALE?

A: As a result of the sale to Jordache, we will no longer manufacture women's private label knit clothing, although we are not precluded from pursuing such business in the future, subject to a six-month non-compete with Jordache which prevents us from sourcing knit clothing in certain countries. After the sale, we will continue our efforts to develop our women's private label woven clothing manufacturing business. We may also pursue acquisitions of or investments in other businesses which we believe have the potential to increase stockholder value.

Q:   WHY IS CYGNE'S BOARD OF DIRECTORS RECOMMENDING THE SALE TO JORDACHE?

A: The Board of Directors has determined that the sale of the knit business is in the best interests of Cygne's stockholders. In reaching this conclusion, they considered a number of factors, including:

          o    the limited growth opportunities for the knit business;

          o the historical financial performance of the knit business, which has been erratic;

          o the cash requirements of the knit business, which uses a substantial portion of our cash resources and thus limits our ability to use the cash elsewhere, particularly in our growing woven business;

          o the purchase price for the knit business, which will allow us to recover all the cash we currently have invested in the business; and

          o the possibility that Jonathan Kafri, who runs the knit business and on whom the knit business is dependent, might leave, in which event our ability to sell the knit business as an ongoing operation would be adversely affected.

     We discuss the background and reasons for the sale in greater detail beginning on page 19.

Q: WHAT ARE CYGNE'S PLANS IF THE SALE AND THE ACQUISITION AGREEMENT ARE NOT APPROVED BY THE STOCKHOLDERS?

A: If the acquisition agreement is not adopted and approved by our stockholders, the sale to Jordache will not be consummated and we will retain the assets proposed to be sold. Although we may continue to operate this business, the same reasons why we recommend the sale to Jordache would likely cause us to liquidate the knit business in an orderly manner. In such event, however, it is unlikely that we would be successful in achieving the same amount as Jordache is willing to pay, and certain liabilities that Jordache is assuming in the sale, such as rent on our facility in Israel, will remain our obligation for their remaining term of approximately 17 months at a cost of approximately $340,000. In addition, this liquidation would distract the attention of management from the woven business, and would use cash resources that could be better deployed elsewhere.

Q:   WILL I RECEIVE ANY PAYMENT AS A RESULT OF THE SALE?

     A: No, you will not receive any payment as a result of the sale. We will use all the net proceeds from the sale to pay expenses of the transaction, including severance of $800,000, repay bank loans and pay other liabilities of the business.

Q:   CAN I STILL SELL MY SHARES OF CYGNE COMMON STOCK?

A: Neither the sale nor the acquisition agreement will affect your right to sell or otherwise transfer your shares of Common Stock.

Q:   WHAT IS THE REQUIRED VOTE TO APPROVE AND ADOPT THE ACQUISITION AGREEMENT?

A: The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve and adopt the Acquisition Agreement. Bernard Manuel, our chairman and chief executive officer, owns approximately 40.0% of our outstanding shares. He has agreed with Jordache to vote all his shares in favor of the sale.

Q.   WHY IS CYGNE PROPOSING TO AMEND ITS CERTIFICATE OF INCORPORATION?

A: The purpose of the amendment is to reduce our authorized capital stock, which will reduce the annual franchise tax we pay in the State of Delaware, where we are incorporated. The reduction in franchise tax will save us approximately $25,000 per year.

Q: WHAT IS THE REQUIRED VOTE TO APPROVE AND ADOPT THE AMENDMENT TO CYGNE'S CERTIFICATE OF INCORPORATION?

A: The affirmative vote of the holders at a majority of the outstanding shares of Common Stock is required to approve and adopt the amendment to Cygne's Certificate of Incorporation.

Q:   WHAT IF I WANT TO CHANGE MY VOTE?

A: To change your vote, just send in a written revocation or a later-dated, completed and signed proxy card before the Annual Meeting or attend the Annual Meeting in person and vote.

Q: IF MY SHARES OF COMMON STOCK ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares of Common Stock ONLY if you instruct your broker how to vote. Your broker should mail information to you that will explain how to give instructions to your broker. If you fail to instruct your broker how to vote, you will be considered to have voted against the sale and the amendment to the Certificate of Incorporation. We urge you to instruct your broker to vote your shares held in street name.

Q:   WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE SALE?

A: No, you will not owe any federal income tax as a result of the sale. However, if you decide to sell your shares of Common Stock at any time you may owe certain taxes at that time. Please contact your own tax advisor.

Q:   WHEN DO YOU EXPECT THE SALE TO BE COMPLETED?

A: Cygne and Jordache are working toward completing the sale as quickly as possible, with the goal of completing the sale as soon as possible after the date of the Annual Meeting.

Q:   WILL I HAVE APPRAISAL RIGHTS?

A: Under the Delaware General Corporation Law, you do not have appraisal rights in connection with the sale.

Q:   WHAT DO I NEED TO DO NOW?

A: Please complete and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares of Common Stock may be represented at the Annual Meeting. In addition, you may attend and vote at the Annual Meeting in person, whether or not you have completed, signed and mailed your proxy card.

Q:   WHOM SHOULD I CALL WITH QUESTIONS?

A. If you have any questions about the sale, please call Roy E. Green, our Senior Vice President - Chief Financial Officer and Secretary, at (212) 489-3900.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Proxy Statement contains forward-looking statements including statements containing the words "believes," "anticipates," "expects," "intends" and words of similar import. These statements involve known and unknown risks and uncertainties that may cause our actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that we believe might cause such differences include: our reliance on divisions of The Limited, Inc. for a substantial portion of our business, our dependence on foreign operations, the cyclicality of the apparel industry, the competitiveness of the apparel industry, the potential for substantial fluctuations in our results of operations and our need for additional capital. In assessing forward-looking statements contained herein, you are urged to read carefully all cautionary statements contained in this Proxy Statement.

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE SALE FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE SALE, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND ADDITIONAL INFORMATION " AT PAGE 62 OF THIS PROXY STATEMENT. THE ACTUAL TERMS OF THE SALE ARE CONTAINED IN THE ACQUISITION AGREEMENT WHICH IS INCLUDED IN THIS PROXY STATEMENT AS APPENDIX A.

THE ANNUAL MEETING

         TIME, PLACE, AND PURPOSE

         The Annual Meeting of Stockholders of Cygne Designs, Inc. will be held on October 19, 1999, at 9:30 a.m. (local time) at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York, to vote upon the approval and adoption of the Acquisition Agreement, the election of two directors of Cygne and the approval and adoption of an amendment to the Certificate of Incorporation and to transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Copies of this Proxy Statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card are being mailed to stockholders on or about September 28, 1999.

         PROPOSALS

         At the meeting, stockholders will consider and vote upon:

                  (i) A proposed resolution in favor of the approval and adoption of the Amended and Restated Acquisition Agreement dated as of August 1, 1999, by and among M.T.G.I. - Textile Manufacturers Group (Israel) Ltd., an Israeli corporation, MBS (Cygne) Company, a Delaware corporation, A.C. Services, Inc., a Delaware corporation, and Jordache Limited, a Delaware corporation. A vote in favor of the approval and adoption of the Acquisition Agreement will be considered a vote in favor of the sale to Jordache of substantially all of the assets of our women's private label knit clothing manufacturing business for an aggregate cash consideration equal to the adjusted net book value of the assets being sold less the amount by which the adjusted income before tax of the business from August 1, 1999 to the closing date exceeds $20,000, a portion of which will be placed in escrow pending preparation and agreement of the adjusted net book vale of the assets sold and the adjusted income before tax of the business from August 1, 1999 to the closing date, as well as commissions of up to $600,000 and a non-compete payment of $400,000, all as more fully described herein. We will retain the cash, accounts receivable and certain other assets of the knit business (which aggregated approximately $4.7 million at July 31, 1999). If we had closed the sale on July 31, 1999, the last day of our latest full fiscal quarter, we would have received approximately $10.8 million for the assets, of which approximately $1,000,000 would have been placed in escrow. We will use the proceeds from the transaction, together with the retained cash and collections on accounts receivable of the knit business, to pay transaction expenses and taxes of approximately $2.1 million, including severance of $800,000, repay bank borrowings related to the business (which aggregated approximately $7.5 million at July 31, 1999) and pay a portion of outstanding accounts payables and accrued expenses of the knit business (which aggregated approximately $3.2 million at July 31, 1999). The purchase price mechanism, which reduces the purchase price by the adjusted income before tax of the knit business from August 1, 1999 to the closing date, has the effect of treating the knit business as if it were sold effective July 31, 1999.

                  (ii) The election of two directors of Cygne.

                  (iii) A proposed amendment to our Certificate of Incorporation to reduce the number of shares of Common Stock and Preferred Stock we are authorized to issue.

         VOTING OF PROXIES

         All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares of Common Stock so represented FOR (i) approval and adoption of the Acquisition Agreement, (ii) election of the proposed nominees and (iii) approval and adoption of the amendment of the Certificate of Incorporation. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked (i) by filing with the Secretary of Cygne, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the prior proxy relating to the same shares or (ii) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy must be received by the Secretary of Cygne prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy should be hand delivered to the Secretary of Cygne or should be sent to Cygne Designs, Inc., 680 Fifth Avenue, New York, New York 10019, Attention: Roy E. Green, Secretary, so as to be delivered prior to the taking of the vote at the Annual Meeting.

         SOLICITATION OF PROXIES

         Execution and return of the enclosed proxy card are being solicited by and on behalf of our Board of Directors for the purposes set forth in the foregoing notice of meeting. We will bear the costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, telefax, personal interviews and other methods of communication. Although we have no present plans to hire paid solicitors to assist us in obtaining proxies, we may do so if we determine it will be helpful in obtaining stockholder approval of the transaction. We will pay all the fees and expenses of any firm engaged by us.

         SHARES ENTITLED TO VOTE

         Only holders of record of our Common Stock at the close of business on September 15, 1999 are entitled to notice of and to vote at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of such date on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of September 15, 1999, there were 12,438,038 shares of our Common Stock outstanding and entitled to be voted at the Annual Meeting. See "The Meeting-Quorum; Shares Entitled to Vote."

         VOTE REQUIRED

         Approval of 6,219,020 shares of our Common Stock, representing a majority of the 12,438,038 shares of our Common Stock outstanding on September 15, 1999, is required for the approval and adoption of the acquisition agreement and the amendment of our Certificate of Incorporation in order to comply with the provisions of applicable law. Abstentions and broker non-votes will be counted as votes against the approval and adoption of the Acquisition Agreement. A broker non-vote results from your failure to give your broker instructions on how to vote your shares if your shares are not held in your name. The two nominees for election to our Board of Directors receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. See "The Meeting-Quorum; Shares Entitled to Vote."

         VOTING AGREEMENT BY PRINCIPAL STOCKHOLDER

         Bernard Manuel, our chairman and chief executive officer, owns 4,946,975 shares of our outstanding Common Stock, representing approximately 40.0% of the outstanding Common Stock. In connection with the Acquisition Agreement, Mr. Manuel agreed to vote his shares of Common Stock in favor of the Acquisition Agreement. "See Beneficial Ownership of Common Stock."

         NO APPRAISAL RIGHTS

         Under the Delaware General Corporation Law, stockholders do not have appraisal rights in connection with the sale.

THE SALE

         TERMS OF THE SALE

         Pursuant to the terms of the Acquisition Agreement, we have agreed to sell to Jordache substantially all the assets of our women's private label knit clothing manufacturing business. Jordache has agreed to pay for such assets an amount of cash consideration equal to the adjusted net book value of the inventory, fixed assets, advances to vendors and investment in a dye house facility less the amount by which the adjusted income before tax of the business from August 1, 1999 exceeds $20,000. We have agreed to place in escrow an amount equal to 10% of the inventory included in the assets pending preparation and agreement of the adjusted net book value of the assets sold and the adjusted net income before tax of the business from August 1, 1999 to the closing date. The only liabilities being assumed by Jordache are certain liabilities related to the assets being sold to Jordache. The assets being sold do not include any cash, accounts receivable or certain other assets of our knit business. Had we sold the knit business on July 31, 1999 (the last day of latest full fiscal quarter), the purchase price would have totaled approximately $10.8 million, of which approximately $1,000,000 would have been placed in escrow, and at that date our cash, accounts receivable and other assets related to the knit business which are not being sold aggregated approximately $4.7 million. In addition, Jordache has agreed to pay us commissions of 6% on orders for products included in the assets, up to a maximum of $600,000, and a non-compete payment of $400,000. We have agreed to pay Mr. Kafri, who runs our knit business, severance of $800,000 upon consummation of the sale. We will use the proceeds from the transaction, together with the retained cash and collections on accounts receivable of the knit business, to pay transaction expenses and taxes of approximately $2.1 million, including the $800,000 severance payment to Mr. Kafri, repay bank borrowings related to the knit business (which aggregated approximately $7.5 million at July 31, 1999) and pay a portion of outstanding accounts payable and accrued expenses related to the knit business which totaled approximately $3.2 million at July 31, 1999). The assets being sold constitute substantially all the assets used in our private label women's knit clothing manufacturing business. The purchase price mechanism, which reduces the purchase price by the adjusted income before tax of the knit business from August 1, 1999 to the closing date, has the effect of treating the knit business as if it were sold effective July 31, 1999. For a more detailed description of the Acquisition Agreement and the assets and liabilities to be transferred to, and assumed by, Jordache, and the assets and liabilities to be retained by us, see "The Sale-The Acquisition Agreement."

         Consummation of the sale is subject to the satisfaction of a number of conditions, including obtaining the approval of our stockholders. See "The Sale-The Acquisition Agreement-Conditions to the Sale."

         REASONS FOR THE SALE; RECOMMENDATION OF THE BOARD OF DIRECTORS

         Our Board of Directors has determined that the terms of the sale are fair to, and in the best interests of, our stockholders, and has unanimously approved the Acquisition Agreement. Accordingly, the Board of Directors unanimously recommends that the stockholders vote to approve and adopt the Acquisition Agreement. In reaching its conclusion, the Board of Directors considered a number of factors, including:

          o    the limited growth opportunities for the knit business;

          o the historical financial performance of the knit business, which has been erratic;

          o the cash requirements of the knit business, which uses a substantial portion of our cash resources and thus limits our ability to use the cash elsewhere, particularly in our growing woven business;

          o the purchase price for the knit business, which will allow us to recover all the cash we currently have invested in the business; and

          o the possibility that Jonathan Kafri, who runs the knit business and on whom the knit business is dependent, might leave, in which event our ability to sell the knit business as an ongoing operation would be adversely affected.

         See "The Sale-Background of the Sale," and "-Reasons for the Sale; Recommendation of the Board of Directors."

         CONDUCT OF BUSINESS AFTER THE SALE; USE OF PROCEEDS

         As a result of the sale, we will have sold substantially all of our assets relating to our business of manufacturing women's private label knit clothing. We estimate that the expenses incurred by us in connection with the sale (including accounting, legal and printing fees, severance payments and taxes related to the termination of our Approved Enterprise status in Israel in connection with the sale), will aggregate approximately $2.1 million. We will use the remaining proceeds from the sale, as well as the cash and collections on accounts receivable of the knit business, to pay outstanding bank loans and other liabilities of the knit business, which aggregated approximately $10.7 million at July 31, 1999.

         NO PAYMENTS TO HOLDERS OF COMMON SHARES

         The stockholders will not receive any payments as a result of the sale.

         ACCOUNTING TREATMENT OF THE SALE

         For accounting purposes, the sale will be presented as a sale of assets transaction. Upon the consummation of the sale, the excess, if any, of the book value of the assets sold over the purchase price received by us will be recognized as a loss on our books. In 1998 we established a provision of $2.6 million for the impairment of the knit business assets as a result of the proposed sale of the business to Jordache. This provision includes the write-off of the unamortized goodwill of the business ($1.7 million), the loss on assets to be sold ($0.3 million) and estimated transaction expenses ($0.6 million). In the first half of 1999 we established an additional provision of $0.9 million for the impairment of the knit business assets, representing an additional loss on the assets to be sold ($0.4 million) and additional transaction costs, including taxes ($0.5 million).

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The sale will not have any Federal income tax consequences to our stockholders. We do not anticipate that we will incur any Federal income tax liability as a result of the sale.

         INTERESTS OF CERTAIN PERSONS IN THE SALE

         All of our executive officers and directors own shares of our Common Stock and/or options to purchase shares of our Common Stock and, to that extent, their interest in the sale is the same as that of other stockholders of Cygne.

         The consummation of the sale will constitute a "change in control of the Company" for purposes of employment agreements with our executive officers and our stock option plans. As a result, if we fail to renew the employment agreement of any executive officer for a period of two years following the closing of the sale, such executive will be entitled to certain specified severance payments. In addition, all options will become immediately exercisable upon consummation of the sale. See "Executive Compensation - Employment Agreements."

SUMMARY SELECTED PRO FORMA CONDENSED CONSOLIDATED INFORMATION

         The following table contains selected pro forma condensed consolidated financial information which reflects our sale of substantially all of the assets relating to our women's private label knit clothing manufacturing and merchandising business to Jordache for aggregate cash consideration equal to the adjusted net book value of the assets sold less the amount by which the adjusted income before tax of the business from August 1, 1999 exceeds $20,000. We have agreed to place in escrow an amount equal to 10% of the inventory included in the assets pending preparation and agreement of the adjusted net book vale of the assets sold and the adjusted net income before tax of the business from August 1, 1999 to the closing date.

         The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. These pro forma amounts are not necessarily indicative of (i) our financial condition had we completed the sale of our knit business to Jordache as of July 31, 1999, (ii) the results of operations that would have actually occurred had we completed the sale as of January 31, 1998 or (iii) the future results of operations or financial condition of Cygne.

         The unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet do not reflect:

          O    Our results of operations since July 31, 1999

          O The effect of the reduction of the purchase price for the adjusted income before tax of our knit business from August 1, 1999 to the closing date

          O The effect of our sale of certain accounts receivable to Jordache pursuant to the purchase order financing arrangements discussed below

The purchase price mechanism, which reduces the purchase price by the adjusted income before tax of the knit business from August 1, 1999 to the closing date, has the effect of treating the knit business as if it were sold effective July 31, 1999.

         On August 11, 1999, Jordache purchased an account receivable of the knit business for $4,019,903, of which $3,642,141.20 was paid to MTGI's lender, pursuant to the purchase order financing arrangements described below under the caption "Proposal No. 1 - The Sale-Purchase Order Financing Arrangement." The pro forma financial statements do not reflect this transaction.

                                                CYGNE DESIGNS, INC.

                            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                                   JULY 31, 1999
                                                 ($ in thousands)

                                                                        As Reported     Adjustments      Pro Forma
                                                                        -----------     -----------      ---------
ASSETS
Current assets:
   Cash .............................................................      $ 3,950                        $ 3,950
   Trade accounts receivable ........................................        5,505                          5,505
   Inventory ........................................................        1,733                          1,733
   Assets held for sale .............................................       10,752        ($10,752)             0
   Other receivables and prepaid expenses ...........................        1,763                          1,763
                                                                           -------         -------        -------
         Total current assets .......................................       23,703         (10,752)        12,951
   Fixed assets, net ................................................        2,604                          2,604
   Other assets .....................................................          550                            550
                                                                           -------         -------        -------
         Total assets ...............................................      $26,857        ($10,752)       $16,105
                                                                           =======         =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Current liabilities:
   Short-term borrowing .............................................       $7,501        ($7,501)(a)          $0
   Accounts payable and accrued expenses ............................        7,824         (3,051)          4,773
   Income taxes payable .............................................        6,072                          6,072
                                                                           -------        --------        -------
         Total current liabilities ..................................       21,397         (10,552)        10,845
Stockholders' Equity ................................................        5,460            (200)(b)      5,260
                                                                             -----            -----       -------
             Total liabilities and stockholders' equity .............      $26,857        ($10,752)       $16,105
                                                                           =======        =========       =======

----------

(a) Cash proceeds from sale of assets, including $400,000 non-compete payment, used first to pay amounts outstanding under our Israeli bank facility and transaction expenses, then outstanding accounts payable and accrued expenses.

(b)  Consists of

     o Our payment of $800,000 in severance to Mr. Kafri, who runs our knit business.

     o    Our receipt of a commission payment of $600,000 from Jordache.


                                           CYGNE DESIGNS, INC.

                  PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                       YEAR ENDED JANUARY 30, 1999
                                (In thousands, except per share amounts)

                                                     As           Knit        Pro Forma
                                                  Reported     Operations    Adjustments    Pro Forma
                                                  --------     ----------    -----------    ---------
Net sales ....................................    $ 43,013      $ 25,891       $  --        $ 17,122
Cost of goods sold ...........................      42,753        24,838          --          17,915
                                                  --------      --------        -----       --------
Gross profit (loss) ..........................         260         1,053          --            (793)
Selling, general and administrative
   expenses ..................................       4,381           841          --           3,540
Provision for impairment of Knit
   business assets ...........................       2,564         2,564          --            --
Provision (recoupment) for lease
   termination expenses ......................        (902)         --            --            (902)
Amortization of intangibles ..................         364           364          --            --
                                                  --------      --------        -----       --------
(Loss) from operations .......................      (6,147)       (2,716)         --          (3,431)
Interest income (expense), net ...............          91          (272)         --             363
                                                  --------      --------        -----       --------
(Loss) before income taxes ...................      (6,056)       (2,988)         --          (3,068)
Provision for income taxes ...................         269           171          --              98
                                                  --------      --------         ----       --------
Net (loss) income ............................    ($ 6,325)     ($ 3,159)     ($  --)      ($  3,166)
                                                  ========      ========        =====       ========
Net (loss) per share -- basic ................    ($  0.51)                                ($   0.25)
                                                   =======                                  ========
Weighted average number of
   common shares outstanding .................      12,438                                    12,438
                                                   =======                                  ========
Net (loss) per share assuming dilution .......    ($  0.51)                                ($   0.25)
                                                   =======                                  ========
Weighted average number of
   common shares and dilutive
   securities ................................      12,438                                    12,438
                                                    ======                                    ======


                                           CYGNE DESIGNS, INC.

                  PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                  FOR THE SIX MONTHS ENDED JULY 31, 1999
                                ($ in thousands, except per share amounts)

                                                     As            Knit         Pro Forma
                                                  Reported      Operations     Adjustments     Pro Forma
                                                  --------      ----------     -----------     ---------
Net sales ...................................     $ 26,727       $ 13,970        $   --        $ 12,757
Cost of goods sold ..........................       24,033         13,177            --          10,856
                                                  --------       --------        --------      --------
Gross profit ................................        2,694            793            --           1,901
Selling, general and administrative
   expenses .................................        2,024            440            --           1,584
Provision for impairment of Knit
   business assets ..........................          886            886            --               0
                                                  --------       --------        --------      --------
(Loss) income from operations ...............         (216)          (533)           --             317
Interest income (expense), net ..............         (326)          (306)           --             (20)
                                                  --------       --------        --------      --------
(Loss) income before income taxes ...........         (542)          (839)           --             297
Provision for income taxes ..................           44             17            --              27
                                                  --------       --------        --------      --------
Net (loss) income ...........................     $   (586)      $   (856)       $   --        $    270
                                                  ========       ========        ========      ========
Net (loss) income per share -- basic ........     $  (0.05)                                    $   0.02
                                                  ========                                     ========
Weighted average number of
   common shares outstanding ................       12,438                                       12,438
                                                  ========                                     ========
Net (loss) income per share assuming
   dilution .................................     $  (0.05)                                    $   0.02
                                                  ========                                     ========
Weighted average number of
   common shares and dilutive
   securities ...............................       12,438                                       12,438
                                                  ========                                      ========

                               THE ANNUAL MEETING

QUORUM; SHARES ENTITLED TO VOTE

         As of September 15, 1999 (the "Record Date"), there were 12,438,038 shares of our Common Stock outstanding and entitled to be voted at the Annual Meeting. The holders of 6,219,020 shares of Common Stock, representing a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and the beneficial owner has not checked one of the boxes on the proxy card.

         Only holders of record of our Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting.

VOTE REQUIRED

         In order to comply with the provisions of applicable law, approval of 6,219,020 shares of Common Stock, representing a majority of the shares of our Common Stock outstanding on the Record Date, is required for the approval and adoption of (1) the Amended and Restated Acquisition Agreement, dated as of August 1, 1999 (the "Acquisition Agreement"), by and among M.T.G.I. - Textile Manufacturers Group (Israel) Ltd., an Israeli corporation ("MTGI"), MBS (Cygne) Company, a Delaware corporation, A.C. Services, Inc., a Delaware corporation, and Jordache Limited, a Delaware corporation ("Jordache"), pursuant to which we propose to sell (the "Sale") to Jordache for cash substantially all of the assets (the "Assets") of our women's private label knit clothing manufacturing business (the "Knit Business") and (2) the amendment of our Certificate of Incorporation to reduce the number of shares of Common Stock and Preferred Stock we are authorized to issue. Abstentions and broker non-votes will be counted as votes against the approval and adoption of the Acquisition Agreement and the amendment of our Certificate of Incorporation.

         The two nominees for election to our Board of Directors receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Abstentions and broker non-votes will not be counted as votes for any nominee for director.

VOTING OF PROXIES

         All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares of Common Stock so represented FOR (1) approval and adoption of the Acquisition Agreement, (2) election of the proposed nominees and (3) approval and adoption of the amendment of our Certificate of Incorporation. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked (1) by filing with the Secretary of Cygne, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy must be received by the Secretary of Cygne prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy should be hand delivered to the Secretary of Cygne or should be sent to Cygne Designs, Inc., 680 Fifth Avenue, New York, New York 10019, Attention: Roy E. Green, Secretary, so as to be delivered prior to the taking of the vote at the Annual Meeting.

SOLICITATION OF PROXIES

         Execution and return of the enclosed Proxy Card are being solicited by and on behalf of the Board of Directors of Cygne for the purposes set forth in the notice of meeting. We will bear the costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, telefax, personal interviews and other methods of communication. Although we have no present plans to hire paid solicitors to assist us in obtaining proxies, we may do so if we determine it will be helpful in obtaining stockholder approval of the matters to be voted upon at the Annual Meeting. We will pay all the fees and expenses of any firm engaged by us.

         STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IN ORDER TO AVOID UNNECESSARY EXPENSE, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY, NO MATTER HOW LARGE OR HOW SMALL YOUR HOLDINGS MAY BE.

                           PROPOSAL NO. 1 -- THE SALE

BACKGROUND OF THE SALE

         In January 1999, Mr. Jonathan Kafri, President of the our Knit Business, approached Jordache as a potential customer for Cygne's knit products. On January 28, 1999, Mr. Kafri and Mr. Roy Green, our Senior Vice President-Chief Financial Officer, met at Jordache's offices in New York City with Mr. Joe Nakash, President of Jordache, and Mr. Ralph Nakash, Secretary and Treasurer of Jordache, to discuss Jordache becoming a customer of the Knit Business. During this meeting, Jordache noted that it was opening a denim/woven clothing manufacturing facility in Jordan. Mr. Kafri determined that this facility was next to the primary sewing contractor for the Knit Business. In the course of the discussions Jordache indicated that it might be interested in acquiring the Knit Business.

         During the first week of February, we became aware that Jordache was negotiating with the landlord of our leased New York City office space, which we were seeking to dispose of. On February 2, 1999, Messrs. Green and Manuel met at Jordache's offices in New York City with Mr. Ralph Nakash to discuss the possibility of Jordache assuming the lease of our New York City office space. During our discussions Mr. Nakash indicated that Jordache was interested in acquiring the Knit Business.

         During the week of February 8, 1999, Mr. Joe Nakash and Mr. Kafri visited our facilities in Israel, Italy and Jordan for due diligence purposes. Messrs. Nakash and Kafri then visited Jordache's manufacturing facilities in Hong Kong and the Philippines so that Mr. Kafri could see how Jordache operated. During this period, executives of Jordache and Cygne continued to discuss possible terms and conditions for the possible sale of the Knit Business.

     On February 17, 1999, Messrs. Manuel and Green met at Cygne's offices in New York City with Messrs. Joe and Ralph Nakash. At the meeting we reached an agreement-in-principle with Jordache on the terms and conditions of the Sale of the Knit Business. On February 25, 1999, our counsel delivered an initial draft of the proposed acquisition agreement to counsel for Jordache, and the respective counsel for Cygne and Jordache held several discussions over the next week regarding the draft agreement.

         On March 5, 1999, Mr. Manuel and counsel for Cygne met with Mr. Joe Nakash and counsel for Jordache to negotiate open issues. Following the meeting, counsel for Cygne circulated a revised draft of the proposed acquisition agreement to counsel for Jordache, and the respective counsel for Cygne and Jordache held several discussions.

         On March 15, 1999, a special meeting of Cygne's Board of Directors was held to discuss the possible sale of the Knit Business. Cygne management reviewed with the Board the status of negotiations, the business prospects of the Knit Business and the rationale for a possible sale of the Knit Business. The Board focused primarily on the net assets employed by the Knit Business and on the effect of a possible sale on Cygne's continuing operations. Counsel for Cygne reviewed with the directors the terms of the proposed acquisition agreement. After detailed discussions, including pricing, the Cygne Board approved the Sale and instructed management to continue with negotiations and provided guidance with respect to acceptable terms regarding the proposed sale.

         Following the Cygne Board meeting, management of Cygne and Jordache had continuing discussions to finalize the acquisition agreement. On March 24, 1999, Mr. Manuel, Mr. Nakash and counsel for Cygne and Jordache met to resolve all open issues relating to the Sale of the Knit Business. The original acquisition agreement was signed on March 25, 1999 and announced publicly on March 26, 1999 subsequent to the closing of the financial markets.

         Due to complications, it took us longer than expected to resolve our Approved Enterprise status in Israel. As a result, it became clear that we would be unable to complete the Sale by the original anticipated July 31, 1999 closing date. As a result, we requested that Jordache amend the acquisition agreement to extend the date after which either party could terminate the agreement. Jordache indicated that it was only willing to extend the date if it received the benefit of the earnings of the Knit Business beginning August 1, 1999, which it had anticipated receiving under the original acquisition agreement. Jordache also requested the right to manage the Knit Business beginning August 1, 1999. At the same time, the Knit Business was facing liquidity pressures, so we requested that Jordache provide us financing in respect of our unfilled purchase orders for WalMart Stores, for which MTGI was manufacturing the clothing. During the last week of July and the first 10 days of August, we negotiated the revised terms of the Sale and the terms of the management agreement and the financing for the WalMart purchase orders.

         On August 9, 1999, a special meeting of Cygne's Board of Directors was held to discuss the proposed amendments to the terms of the Sale of the Knit Business. After detailed discussion, the Cygne Board approved the revised terms of the Sale, instructed management to continue with negotiations and provided guidance with respect to acceptable terms regarding the proposed sale. We signed the Acquisition Agreement, a management agreement and a letter agreement relating to the WalMart purchase orders on August 11, 1999, all effective as of August 1, 1999.

REASONS FOR THE SALE; RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors has determined that the terms of the Sale are fair to, and in the best interests of, the stockholders of Cygne, and has unanimously approved the Acquisition Agreement. Accordingly, the Board of Directors unanimously recommends that the stockholders vote to approve and adopt the Acquisition Agreement. In reaching its conclusion, the Board of Directors considered a number of factors, including:

          o    the limited growth opportunities for the Knit Business;

          o the historical financial performance of the Knit Business, which has been erratic;

          o the cash requirements of the Knit Business, which uses a substantial portion of our cash resources and thus limits our ability to use the cash elsewhere, particularly in our growing woven business;

          o the purchase price for the Knit Business, which will allow us to recover all the cash we currently have invested in the business; and

          o the possibility that Jonathan Kafri, who runs the Knit Business and on whom the Knit Business is dependent, might leave, in which event our ability to sell the Knit Business as an ongoing operation would be adversely affected.

         Among the specific factors considered in evaluating Jordache's offer, the Board of Directors of Cygne noted:

          o Jordache will pay cash for the Assets so that there is no risk involved to Cygne or the stockholders with the form of consideration.

          o A larger organization such as Jordache, with access to more resources and with a higher profile within the apparel industry, is likely to be better positioned to expand the Knit Business. In light of our size and financial resources and the risks associated with continuing to manufacture and merchandise women's private label knit clothing, the price that Jordache was willing to pay for the Knit Business was greater than the value of the Knit Business if retained by us.

          o Based on our efforts in seeking a potential acquirer and the Board's knowledge of the marketplace, it was highly unlikely that a sale could be structured with another purchaser that would offer greater value to the stockholders.

          o The terms and conditions of the Sale were favorable to us and our stockholders.

         The foregoing discussion of the factors considered by Board of Directors is not intended to be complete, although it does include all material factors considered by the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Sale, the Board of Directors did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors. In addition, individual members of the Board of Directors may have given different weights to different factors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ADOPTION OF THE ACQUISITION AGREEMENT.

USE OF PROCEEDS

         We plan to use a portion of the proceeds to fund transaction expenses and taxes related to the Sale. We estimate that the expenses and taxes incurred by us in connection with the Sale (including accounting, legal and printing fees and the severance payments to employees of the Knit Business, including an $800,000 severance payment to Mr. Kafri), will aggregate approximately $2.1 million. We will use the remaining proceeds from the Sale, together with retained cash and collections on accounts receivable of the Knit Business, to repay bank borrowings related to the Knit Business (which aggregated approximately $7.5 million at July 31, 1999), and a portion of the other liabilities of the Knit Business (which aggregated approximately $3.2 million at July 31, 1999). Had we closed the Sale on July 31, 1999, the last day of our latest full fiscal quarter, we would have received proceeds of $11.8 million, consisting of $10.8 million for the Assets, commissions of $600,000 and a non-compete payment of $400,000. At July 31, 1999, the cash and accounts receivable of the Knit Business aggregated approximately $4.7 million. The purchase price mechanism, which reduces the purchase price by the adjusted income before tax of the Knit Business from August 1, 1999 to the closing date, has the effect of treating the knit business as if it were sold effective July 31, 1999.

NO PAYMENT, DIVIDEND OR DISTRIBUTION TO HOLDERS OF COMMON STOCK

         The stockholders of Cygne will not receive any payments, whether as a dividend or distribution in liquidation, as a result of the Sale. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors. The Board of Directors does not intend to declare dividends in the foreseeable future, but instead intends to retain earnings, if any, for use in our business operations.

ABSENCE OF DISSENTERS' RIGHTS OF APPRAISAL

         The Delaware General Corporation Law governs stockholders' rights in connection with the Sale. Under the applicable provisions of Delaware law, Cygne's stockholders have no right in connection with the Sale to dissent and seek appraisal of their shares of Common Stock.

THE ACQUISITION AGREEMENT

         The following is a brief summary of certain provisions of the Acquisition Agreement, is not complete and is qualified in its entirety by reference to the copy of the Acquisition Agreement included as APPENDIX A to this Proxy Statement. All stockholders are urged to read carefully the Acquisition Agreement in its entirety.

         ASSETS TO BE SOLD AND LIABILITIES TO BE ASSUMED

         The Assets to be transferred to Jordache consist of substantially all of the assets used by us in the manufacture of women's knit clothing, including machinery, equipment, raw materials, leases, rental agreements, supplies used in the business, furniture, computer hardware and software and certain operating data and records of M.T.G.I. - Textile Manufacturers Group (Israel) Ltd. ("MTGI") and network equipment, as well as all of the outstanding stock (the "Stock ") of Wear & Co. Srl ("Wear"). MTGI is our wholly-owned Israeli subsidiary and Wear is our wholly-owned Italian subsidiary.

         The Sale does not include cash, accounts receivable and certain other assets of MTGI's business, which aggregated approximately $4.7 million on July 31, 1999.

         The liabilities to be assigned to, and assumed by, Jordache are all obligations of MTGI under the contracts and registrations included within the assets sold to Jordache that arise and are to be performed after the closing of the Sale.

         PURCHASE PRICE

         In consideration of the sale to Jordache of the Assets, Jordache has agreed to pay us cash consideration equal to (a) the adjusted net book value of the inventory, fixed assets, advances to vendors and an investment in a dye house facility owned by MTGI less an amount equal to the difference between (1) the sum of (A) $80,000 and (B) MTGI's income before taxes for the period from August 1, 1999 to the Closing Date and (2) the operating expenses of Wear and Wear & Co. International, Inc., the U.S. marketing company for MTGI and (b) $100,000 for the outstanding stock of Wear and to assume the liabilities described above. At the Closing, Jordache will deliver to us an amount equal to our estimate of the purchase price, except that in estimating the adjusted net book value of the Assets work-in-progress inventory will be valued (only for purposes of the estimate) at 75% of the selling price of the garments in progress, and $100,000 for the outstanding stock of Wear. Of the amount to be delivered to us at closing, an amount equal to our estimate of 10% of the value of the inventory (the "Purchase Price Escrow Amount") will be placed in an escrow account pending preparation and agreement on the adjusted net book value of the Assets, MTGI's income before taxes and the operating expenses of Wear and Wear & Co. International. Pursuant to the Acquisition Agreement, we will, as soon as practicable but no more than 30 days after the Closing Date, prepare and deliver to Jordache a statement computing the adjusted net book value on the Closing Date of the Assets being sold, MTGI's income before taxes for the period from August 1, 1999 to the Closing Date and the operating expenses of Wear and Wear & Co. International for the same period. The adjusted net tangible book value of the Assets will be determined in accordance with generally accepted accounting principles, except that

          (i) inventory will be valued in accordance with the formula set forth in the Acquisition Agreement;

          (ii) our interest in DyeCo Textile Holdings Ltd., a dye house facility, will be valued at our cost; and

          (iii) leasehold improvements will be valued at one-third of net book value.

Jordache will have 30 days to review our calculation of the adjusted net book value, income before tax and operating expenses. If they do not agree with our calculation, we will try to resolve the differences. If we cannot do so within 15 days, our respective accounting firms will choose a firm of independent accountants to resolve the remaining differences. If the final determination of the purchase price is:

          o higher than the amount paid to us at Closing, Jordache is required to immediately pay the difference to us; or

          o less than the amount paid to us at Closing, then we must immediately pay the difference to Jordache, first through reduction of the Purchase Price Escrow Amount and then by payment of cash.

If we had closed the sale on July 31, 1999, the last day of our latest full fiscal quarter, we would have received approximately $10.8 million for the Assets pursuant to the formula set forth above, of which approximately $1,000,000 would have been placed in escrow. The purchase price mechanism, which reduces the purchase price by the adjusted income before tax of the Knit Business from August 1, 1999 to the closing date, has the effect of treating the knit business as if it were sold effective July 31, 1999.

         Under the original acquisition agreement executed on March 25, 1999, Jordache had agreed to pay us cash consideration equal to (a) the adjusted net book value of the inventory, fixed assets, advances to vendors and an investment in a dye house facility owned by MTGI and (b) $100,000 for the outstanding stock of Wear and to assume the liabilities described above. We had agreed to escrow $750,000 of the purchase price to secure our indemnification obligations under the original acquisition agreement, which obligations had a maximum limit of $750,000.

         THE CLOSING

         Cygne and Jordache are working toward closing the Sale as quickly as possible, with the goal of completing the Sale as soon as practicable after the Annual Meeting is held.

         REPRESENTATIONS AND WARRANTIES

         The Acquisition Agreement also contains various representations and warranties of MTGI and the stockholders of Wear including, among others, representations and warranties related to corporate organization and similar corporate matters; authorization and enforceability of the Acquisition Agreement; no conflicts and requisite consents; government approvals and filings; title to the Assets and the Stock; contracts, obligations and commitments; absence of legal proceedings; compliance with applicable laws; ownership, title to and condition of the tangible Assets; contracts; registrations, permits, approvals and similar consents; and employees and labor matters.

         The Acquisition Agreement also contains various representations and warranties of Jordache including, among others, representations and warranties related to corporate organization and similar corporate matters; authorization and enforceability of the Acquisition Agreement; no conflicts and requisite consents; government approvals and filings; and absence of legal proceedings.

         INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES; AND LIMITATION ON LIABILITY

         Under the Acquisition Agreement, MTGI and/or the stockholders of Wear are required to indemnify Jordache from and against any losses and expenses suffered or incurred by Jordache and arising out of any misrepresentation, breach of warranty, nonfulfillment of or failure to perform any covenant or agreement on the part of MTGI and the stockholders of Wear contained in the Acquisition Agreement, or arising out of any liability of MTGI and Wear which is not assumed by Jordache or any tax liability arising out of MTGI's business.

         Jordache is required to indemnify MTGI and/or the stockholders of Wear from and against any losses and expenses suffered or incurred by MTGI and/or Wear and arising out of any misrepresentation, breach of warranty, nonfulfillment of or failure to perform and covenant or agreement on the part of Jordache contained in the Acquisition Agreement, or arising out of any liability of MTGI which is assumed by Jordache.

         No claim for indemnification can be made by a party against the other party unless and until the losses suffered by the party exceed $25,000 in the aggregate, in which event, the party suffering the losses may make a claim for indemnification of the losses suffered in excess of $25,000. The amount of losses suffered by either party for which it may make a claim for indemnification is limited to a maximum of $500,000 in the aggregate ($100,000 in the case of the stockholders of Wear). The representations and warranties of the parties in the Acquisition Agreement survive until December 31, 1999 unless a claim in respect of a representation or warranty is made prior to that date. Indemnification under the Acquisition Agreement is Jordache's sole and exclusive remedy for any losses suffered arising out of any misrepresentation, breach of warranty, nonfulfillment of or failure to perform any covenant or agreement on the part of MTGI and/or Wear contained in the Acquisition Agreement.

         We have agreed to guarantee MTGI's and Wear's indemnification obligations under the Acquisition Agreement.

         ADDITIONAL AGREEMENTS

         The Acquisition Agreement provides that MTGI, Wear and Jordache must comply with certain covenants. Among such covenants, MTGI and Wear must, prior to the closing of the Sale: (a) provide Jordache and its representatives with full access to, and all information and data concerning, the Knit Business; (b) maintain, preserve and protect the Knit Business; (c) operate the Knit Business in the ordinary course consistent with past practice; and (d) refrain generally from acting or failing to act in a manner that would cause its representations and warranties to be breached.

         In addition, each of MTGI, Wear's stockholders and Jordache have agreed, prior to the closing of the Sale: (a) to make all filings and submissions required to be made in order to consummate the Sale; (b) to use its reasonable efforts to obtain all authorizations, approvals, consents and waivers from third parties and any governmental or regulatory authority required of MTGI, Wear and Jordache to consummate the Sale; (c) to use its reasonable efforts to take all other action necessary to consummate the Sale; and (d) to cooperate with each other in obtaining all necessary authorizations, approvals, consents and waivers.

         Following the closing of the Sale, (a) Jordache and MTGI have agreed to discharge all liabilities assumed and retained, respectively, (b) MTGI and Wear's stockholders have agreed to do what is necessary to protect Jordache's interests in the Assets being transferred in the Sale, (c) the parties will share data to the extent documents or records are needed by a party to comply with its obligations under applicable law and regulations, (d) Jordache will assist MTGI in collecting all accounts receivable arising from MTGI's business prior to the Closing Date, and (e) MTGI will not source knit products in Israel, Jordan or the Palestinian territory for the six month period following the Closing Date.

         CONDITIONS TO THE SALE

         The obligations of MTGI, the stockholders of Wear and Jordache to effect the Sale are subject to the fulfillment or waiver of the following conditions: (a) each of the representations and warranties made by each other party in the Acquisition Agreement shall be accurate in all material respects as of the closing date of the Sale; (b) each agreement, covenant and obligation required to be performed or complied with prior to the Closing by each other party shall have been performed or complied with in all material respects and each party shall have received a certificate stating that the other party has fulfilled the conditions described in clauses (a) and (b) above; (c) Cygne's stockholders shall have approved the Acquisition Agreement as required by applicable law; (d) each other party shall have obtained all of the consents and approvals necessary to effect the Sale; (e) there shall not be in effect on the closing date of the Sale any order or law restraining, enjoining or otherwise prohibiting or making illegal the Sale; (f) all proceedings to be taken and documents to be delivered by MTGI and Wear's stockholders in connection with the transactions contemplated in the Acquisition Agreement shall have been taken or delivered; (g) Cygne and Jordache shall have entered into the non-compete agreement described below; (h) Jonathan Kafri, the President of the Knit Business, shall have delivered to MTGI and Cygne an agreement releasing Cygne and its affiliates from all obligations they have to Jonathan Kafri; and (i) Jordache shall have arranged that all letters of credit issued on behalf of MTGI and Wear's stockholders for the Knit Business be released as of the Closing.

         TERMINATION

         The Acquisition Agreement may be terminated (a) by mutual written consent of Jordache, MTGI and Wear's stockholders, (b) by any party if the Sale is not consummated by October 15, 1999, or such later date as the parties may agree, provided that the terminating party was not at fault for the delay, (c) by any party if Cygne's stockholders do not approve the Sale at the Annual Meeting, or (d) by either MTGI and Wear's stockholders or Jordache if the other party materially defaults or breaches any of its covenants, agreements or representations and warranties and the default or breach cannot be cured and has not been waived. We and Jordache have extended the October 15, 1999 date to October 30, 1999.

         FEES AND EXPENSES

         The Acquisition Agreement provides that each party will pay all of the fees and expenses incurred by it in connection with the Sale, whether or not the Sale is consummated.

NON-COMPETITION AGREEMENT

         As a condition to Jordache's obligation to purchase the Assets, we have agreed to enter into a Non-Competition Agreement pursuant to which we have agreed not to source knit products in Israel, Jordan or the Palestinian territory for the six month period following the Closing Date. Jordache will pay us $400,000 at the Closing for our non-compete agreement.

COMMISSION AGREEMENT

         In connection with the Sale, Jordache has agreed to pay us at closing a commission of 6% on all orders for garments included in the Assets, up to a maximum of $600,000. If the transaction had closed on July 31, 1999, the last day of our latest full fiscal quarter, we would have received commissions of $600,000 under this agreement.

SEVERANCE ARRANGEMENT WITH JONATHAN KAFRI

         Jonathan Kafri runs our Knit Business. In connection with the Sale, we have agreed to pay him $800,000 in severance payments, and he has agreed to release us from any claims he may have against us arising out his employment with us.

MANAGEMENT AGREEMENT

         Effective August 1, 1999, we entered into a management agreement with a company affiliated with Jordache. Under this agreement, Jordache's affiliate will manage MTGI's business pending the closing of Jordache's acquisition of the Knit Business. Under the agreement, the manager is obligated to manage the business in the ordinary course and consistent with past practice, and is not permitted, without the consent of MTGI and our Chief Executive Officer, to change the nature of MTGI's business or incur any obligation or liability other than those incurred in the ordinary course of business and consistent with past practice that do not exceed $25,000 in the aggregate. Because Jordache will be entitled to the profits of MTGI's business as of August 1, 1999, through a reduction in the purchase price for the Assets paid to us, the manager will receive no compensation for managing MTGI's business.

PURCHASE ORDER FINANCING ARRANGEMENT

         Jordache has also agreed to the following arrangements with respect to WalMart Stores purchase orders of Sportswear International (USA), Inc., one of our subsidiaries for which MTGI manufactures clothing:

          -- With respect to finished goods at July 31, 1999 that have been shipped by MTGI to Sportswear but not shipped to WalMart, Jordache paid us $4,019,903 on August 11, 1999, which represented 97% of the invoice price (after giving effect to WalMart's standard terms). $3,642,141.20 of the amount paid to us was paid on our behalf directly to MTGI's lender in respect of financing provided to manufacture the finished goods. The account receivable from WalMart has been assigned to Jordache; however, if WalMart has not paid such receivable by November 30, 1999, Sportswear must repurchase the unpaid amount of the receivable. MTGI has guaranteed Sportswear's obligation to repurchase the receivable.

          -- With respect to all finished goods manufactured for WalMart after August 1, 1999, MTGI will sell such goods to Jordache for the MTGI invoice price plus certain specified amounts, with Jordache being entitled to offset amounts owed to it for fabric provided to MTGI in connection with the manufacture of the inventory. At the time Sportswear is ready to ship the inventory to WalMart, Jordache will transfer title to the inventory to Sportswear in exchange for the assignment to Jordache of the account receivable from WalMart.

ACCOUNTING TREATMENT OF THE SALE

         For accounting purposes, the Sale will be presented as a sale of assets transaction. Upon the consummation of the Sale, the excess, if any, of the book value of the assets sold over the purchase price received by us will be recognized as a loss on our books. In 1998 we established a provision of $2.6 million for the impairment of the Knit Business assets as a result of the proposed sale of the business to Jordache. This provision includes the write-off of the unamortized goodwill of the business ($1.7 million), the loss on assets to be sold ($0.3 million) and estimated transaction costs ($0.6 million). In the first half of 1999 we established an additional provision of $0.9 million for the impairment of the Knit Business assets, representing an additional loss on the Assets to be sold ($0.4 million) and additional transaction costs, including taxes ($0.5 million).

INTERESTS OF CERTAIN PERSONS IN THE SALE

         All of our executive officers and directors own shares of our Common Stock and/or options to purchase shares of our Common Stock and, to that extent, their interest in the Sale is the same as that of other stockholders of Cygne.

         The consummation of the Sale will constitute a "change in control of the Company " for purposes of employment agreements with our executive officers and our stock option plans. As a result, if we fail to renew the employment agreement of any executive officer for a period of two years following the closing of the Sale, such executive will be entitled to certain specified severance payments. In addition, all outstanding options will become immediately exercisable upon consummation of the Sale. See "Executive Compensation - Employment Agreements."

                       ADDITIONAL INFORMATION ABOUT CYGNE

         UNLESS OTHERWISE NOTED, ALL REFERENCES TO A YEAR REFER TO OUR FISCAL YEAR COMMENCING IN THAT CALENDAR YEAR AND ENDING ON THE SATURDAY NEAREST JANUARY 31 OF THE FOLLOWING YEAR. UNLESS THE CONTEXT INDICATES OTHERWISE, THE TERMS "we," "our," "Company" OR "Cygne" INCLUDES THE OPERATIONS OF CYGNE DESIGNS, INC. AND ITS SUBSIDIARIES AS THEN IN EXISTENCE.

BUSINESS

         GENERAL

         We are a private label manufacturer of women's apparel, serving principally The Limited, Inc. Our products include woven and knit career and casual women's apparel, although we have agreed, subject to stockholder approval, to sell substantially all our assets relating to the Knit Business. As a private label manufacturer, we produce apparel upon orders from our customers for sale under the customers' own labels, rather than producing our own inventory of apparel for sale under the Cygne name.

         The manufacture of private label apparel is characterized by high volume sales to a small number of customers at competitive prices. Although private label gross margins are lower than in the brand name apparel industry, collection and markdown costs are typically commensurably lower, and inventory turns are generally higher. Inventory risks are also reduced because the purchasing of fabric and other supplies begins only after purchasing commitments have been obtained from customers. We believe that retailers, including our customers, are increasingly sourcing private label products themselves rather than utilizing outside vendors like us.

         We historically have been dependent on one or two key customers. A significant portion of our sales currently are, and are expected to continue to be, to various divisions of The Limited, Inc. In 1998, sales to divisions of The Limited, Inc. were $25.5 million, or 59% of our total sales, of which sales of $9.4 million, or 37% of our sales to divisions of The Limited, Inc., were knit products. Sales to The Limited, Inc. decreased in each of the last several years. There can be no assurance that The Limited, Inc. will continue to purchase merchandise from us in the future, or that we will be able to attract new customers. We believe that The Limited, Inc., like other retailers, is increasing its sourcing capabilities and reducing its reliance on outside vendors, including us, for these services.

         SIGNIFICANT FINANCIAL AND BUSINESS DEVELOPMENTS

         Cygne, which was formed in 1984 and went public in July 1993, expanded rapidly in 1994 with the acquisition of Fenn, Wright & Manson, Incorporated ("FWM"), a designer, merchandiser, manufacturer and wholesaler of women's and men's apparel primarily serving prominent specialty retail store chains and department stores in the United States and the United Kingdom, and the acquisition of GJM International's intimate apparel and sleepwear operations (the "GJM Business "). During this period, our joint venture sourcing arrangement ("CAT") with Ann Taylor Stores Corporation ( together with its affiliates "Ann Taylor ") also expanded rapidly. However, retailers' diminishing reliance upon outside design, merchandising and sourcing services and liquidity pressures in 1995 began to adversely affect our operating results. In response to these factors, we began to restructure our operations by selling the United Kingdom subsidiary of FWM and discontinuing the remaining operations of FWM.

         In February 1996, we sold substantially all of the assets relating to our GJM Business to Warnaco Inc. for $12.5 million in cash and Warnaco assumed certain liabilities of the business. We have agreed to indemnify Warnaco for any claims for taxes arising out of our operation of the GJM Business prior to the sale of the GJM Business to Warnaco. We incurred a loss from the disposition of the GJM Business of approximately $31 million in 1995.

         In September 1996, we sold to Ann Taylor (i) our interest in CAT and
(ii) the assets of our division that were used in sourcing merchandise for Ann Taylor (the "Ann Taylor Disposition "). We received 2,348,145 shares of Ann Taylor common stock and approximately $8.9 million in cash. Ann Taylor also assumed certain liabilities of the acquired operations. As a result of the transaction, we realized a pre-tax gain of $29.6 million. Between October 1996 and January 1997, we sold all of the 2,348,145 shares of Ann Taylor common stock resulting in aggregate net proceeds of approximately $44.3 million and a pre-tax gain of approximately $6.1 million.

         Net sales to Ann Taylor during 1996 amounted to 67% of our net sales. Since the closing of the Ann Taylor Disposition, we have not had, and do not anticipate that we will have, sales to Ann Taylor. If the Ann Taylor Disposition had been consummated on February 4, 1996 (the first day of our 1996 fiscal year), we would have had pro forma net sales of $84.8 million for 1996 and our pro forma loss from operations would have been $15.5 million. Pro forma net loss (excluding the gain on the Ann Taylor Disposition and on the subsequent sale of the Ann Taylor common stock) for 1996 would have been $17.7 million and pro forma net loss per share for 1996 would have been $1.42.

         The Limited, Inc. (consisting primarily of The Limited Stores and Lerner) accounted for approximately 25%, 65%, and 59% of our net sales for 1996, 1997, and 1998, respectively, and approximately 55% and 53% of our net sales for the first half of 1998 and 1999, respectively.

         We used the cash proceeds received from the GJM Disposition and the Ann Taylor Disposition, together with a substantial portion of the cash proceeds from the sale of the shares of Ann Taylor common stock, to pay off the outstanding indebtedness under our bank and trade credit facilities, which facilities have been terminated. We have been using the balance of the proceeds for working capital purposes.

         During 1996 we incurred a reorganization expense of $4.8 million as a result of the downsizing of Cygne and the redeployment of assets necessary to meet changes in continuing customer needs. The major components of this expense were costs in connection with early termination of leases for excess space outside of New York, disposition of related fixed assets, and severance costs related to the resignation of Mr. Benson, our President, as an officer and employee. All of such costs were paid prior to the start of our 1998 fiscal year.

         During 1997 we provided for lease termination expense of $4.0 million as a result of our decision to relocate from our existing New York office space to substantially smaller New York office space. On March 1, 1999, we moved our offices to smaller New York office space. The actual expenses in connection with this lease termination approximated $3.1 million. Therefore, the balance of $0.9 million of this provision was reversed in 1998. Approximately $1.0 million of the provision had not been paid as of January 30, 1999.

         During 1997 we discontinued our (i) design studio, which had been engaged primarily in the design and development of private label apparel collections for certain Japanese retailers, and (ii) our license agreements entered into during the summer of 1996 with the Kenzo Group ("Kenzo") for the manufacture and distribution in the United States, Canada and Mexico of the Kenzo Studio and Kenzo Jeans ready-to-wear apparel lines.

         In December 1997, Mr. Manuel acquired 734,319 shares of our Common Stock from a limited partnership controlled by The Limited, Inc. Upon the closing of the transaction, The Limited, Inc. did not own any shares of Cygne Common Stock.

         As discussed earlier under "Proposal No. 1--The Sale, " we have agreed, subject to stockholder approval, to sell our Knit Business to Jordache. In 1998 our Knit Business had revenues of $25.9 million and gross profit of $1.1 million, while the remainder of our business had revenues of $17.1 million and gross loss of $0.8 million. In the first half of 1999, which ended July 31, 1999, our Knit Business had revenues of $14.0 million and gross profit of $0.8 million, while the remainder of our business had revenues of $12.7 million and gross profit of $1.9 million.

         We are continuing to review our business operations and expect to continue to incur additional costs in the future associated with the further restructuring or downsizing of our operations.

         See also "--Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Consolidated Financial Statements of Cygne.

         PRODUCTS

         We currently participate in two principal segments of the apparel market: woven career and casual women's sportswear and knit career and casual women's sportswear. During 1998 and the first half of 1999 our products included tops, jackets, skirts and pants.

         SOURCING, MANUFACTURING AND SALES

         We source and manufacture garments for our customers which have been designed and developed by the customer. In the past we also developed and designed products for our customers.

         Private label manufacturing usually operates on a tighter schedule than brand name manufacturing because goods are not manufactured until purchase orders are received and customers strive for quick response time in order to react to market changes and test results. Delivery cycles vary according to the type of products manufactured, but frequently occur within a period of six weeks from fabric delivery to garment delivery. Meeting customer delivery requirements is both essential and difficult given the global nature of the manufacturing process.

         During 1998 substantially all of our products were manufactured outside the United States, either by non-affiliated contract manufacturers or at our sewing facilities. Only 23% of our net sales resulted from products which were manufactured by us in our own sewing facilities and approximately 77% resulted from products which were manufactured by non-affiliated contract manufacturers. We intend to continue to utilize foreign contract manufacturers for a significant percentage of our manufacturing requirements. Our contract manufacturers are located in several countries in the Far East, the Middle East and Central America. In addition, we own and operate a manufacturing facility in Guatemala and lease and operate a manufacturing facility in Israel. We are selling the assets of our Israeli manufacturing facility as part of our sale of the Knit Business. During 1998 products representing approximately 8% of our net sales were produced in the Far East, approximately 60% in the Middle East, approximately 29% in Central America and approximately 3% in the U.S. We review our product sourcing on an ongoing basis and may alter this allocation to meet changing conditions and demands. In connection with our sale of the Knit Business, Cygne Designs, Inc. and MTGI have agreed not to source products in Israel, Jordan, and the Palestinian territories for a period of six months following the closing of the Sale.

         Foreign manufacturing is subject to a number of risks, including work stoppages, transportation delays and interruptions, political instability, foreign currency fluctuations, economic disruptions, expropriation, nationalization, the imposition of tariffs and import and export controls, changes in governmental policies (including U.S. policy toward these countries) and other factors which could have an adverse effect on our business. In addition, we may be subject to risks associated with the availability of and time required for the transportation of products from foreign countries. The occurrence of certain of these factors may delay or prevent the delivery of goods ordered by customers, and such delay or inability to meet delivery requirements would have a severe adverse impact on our results of operations and could have an adverse effect on our relationships with our customers. Furthermore, the occurrence of certain of these factors in countries in which we own or lease and operate manufacturing facilities could result in the impairment or loss of our investment in such countries. The loss of any one or more of our foreign manufacturers could have an adverse effect on our business until alternative supply arrangements were secured.

         We from time to time experience difficulties in obtaining timely delivery of products of acceptable quality which has resulted, in many cases, in rejections or chargebacks by customers. During 1996 and 1997 we experienced substantial rejections or cancellations by customers with respect to certain of our products. During 1998, we continued to experience some rejections but to a far lesser extent than in 1996 and 1997. We believe that in some cases these difficulties resulted from not having sufficient access to and control over the manufacturing process for such products as well as shortened manufacturing times attributable to delays in obtaining required raw materials due to the liquidity pressures we faced. There can be no assurance that we will not continue to experience such difficulties in the future. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

         During 1993, we began operating our own sewing factories, located outside the United States. Operating manufacturing facilities rather than contracting with independent manufacturers requires us to maintain a higher level of working capital. In addition, reduced sales have an even greater adverse impact on our results in light of the fixed costs needed to own and operate our own factories. All of our manufacturing operations are located outside the U.S. and, accordingly, we are subject to many of the same risks as relying on foreign contract manufacturers. We currently operate manufacturing facilities in Guatemala and Israel, although we will cease manufacturing in Israel following the closing of the sale of our Knit Business. See "--Properties." In connection with the GJM Disposition, we sold or closed our manufacturing facilities in The People's Republic of China, the Philippines and Sri Lanka. Our Hong Kong sourcing office was significantly downsized in 1996 and its operations were closed in April 1997.

         RAW MATERIALS

         We supply the raw materials to our domestic manufacturers and usually supply the raw materials to foreign manufacturers. Otherwise, the raw materials are purchased directly by the manufacturer in accordance with our specifications. Raw materials, which are in most instances made and/or colored specifically to our order, consist principally of fabric and trim and are readily available from numerous domestic and foreign sources.

         Our foreign raw materials and finished goods purchases are frequently made on a letter of credit basis, while our domestic purchases are made on an open order basis. We do not have formal long-term arrangements with any of our suppliers. We have experienced little difficulty in satisfying our raw material requirements and consider our sources of supply adequate.

         QUALITY ASSURANCE

         Our quality assurance program is designed to ensure that our products meet the quality standards of our customers. We employ inspectors in our overseas offices and require our overseas agents to employ similarly qualified quality control personnel. Foreign manufactured fabric is usually inspected both prior to shipment by our overseas offices or agents as well as upon arrival at their manufacturing destination.

         COMPETITION

         The private label apparel industry is highly fragmented, and we face intense competition, including competition from our own customers (including their affiliates) who have, or may establish, their own internal product development and sourcing capabilities. Most of our competitors are larger in size and have greater resources than we do. We compete primarily on the basis of price, quality and short lead time high volume manufacturing.

         We believe that many of our own customers (including their affiliates), who possess, to varying degrees, the know-how and internal resources to develop and source directly a portion of their requirements, constitute our major competition. For example, The Limited, Inc., through its sourcing subsidiary, Mast Industries, Inc., procures directly a substantial portion of its product requirements. In addition, apparel divisions of The Limited, Inc. have formed product development groups as well as added direct sourcing departments.

         We believe that our business will depend upon our ability to provide apparel products which are of good quality and meet our customers' pricing and delivery requirements, as well as our ability to maintain relationships with key customers. There can be no assurance that we will be successful in this regard.

         IMPORT RESTRICTIONS

         We source substantially all our products from a number of foreign countries in the Far East, the Middle East and Central America. Our ability to meet our customers' pricing requirements will depend, in large part, on our ability to manufacture our products in countries where manufacturing costs are low. However, because of quota limits, our manufacturing flexibility is reduced, increasing the risk that we will need to manufacture more of our products in countries where manufacturing costs are higher.

         TEXTILE AGREEMENTS

         Prior to January 1, 1995, apparel imports from most countries were subject to bilateral textile agreements under the Multifiber Arrangement ("MFA") of the General Agreement on Tariffs and Trade ("GATT") which allowed the imposition of visa and quota restrictions on certain apparel and textile articles, including a significant portion of those currently sold by us. Under the Uruguay Round Agreements Act, the United States agreed to phase out these bilateral quotas in three stages over a ten year period. The agreement became effective on January 1, 1995 for the 124 member countries of the World Trade Organization ("WTO"). Those textile quotas in effect on December 31, 1994 will remain in effect until they are "phased-out" during the ten-year period. However, these quotas are subject to a growth formula which uses as a basis the growth rate set forth in the bilateral textile agreements in effect as of December 31, 1994 and provides for additional growth of 16%, 25% and 27% of the base growth rate in the respective phase-out periods. We believe that the quotas affecting most of the products imported by us are not likely to be phased out until the end of the third and final stage, I.E., on January 1, 2005. Once "phased-out," quotas cannot be imposed except in accordance with GATT rules. These rules generally forbid bilateral quota agreements and other discriminatory, country-specific restraints. However, some form of global quota is still possible after completion of the ten year phase-out period. Under limited circumstances, a new quota (called a "transitional safeguard") may be imposed during the ten-year phase out period if there is demonstrable evidence of serious damage, or actual threat of serious damage, to a domestic industry producing like or competitive products due to a sharp and substantial increase in imports of a particular product. The United States may also counteract illegal transshipping practices by imposing new quotas, issuing chargebacks against existing quotas or imposing embargoes. Such action can be taken against both the actual country of origin and countries through which such merchandise was transshipped. While it is not possible to forecast the likelihood of such occurrences, the imposition of new quotas and/or chargebacks could impact our ability to source imported merchandise.

         Textile and apparel imports from non-members of the WTO, such as The People's Republic of China, will continue to be subject to bilateral textile agreements negotiated under the MFA. Under these agreements, the United States may impose quota restraints on importations of specific categories of merchandise not presently subject to such quota restraints. The bilateral textile agreement with The People's Republic of China expires on December 31, 2000. The People's Republic of China is seeking membership in the WTO. Should its application be approved, imports from The People's Republic of China may become subject to the quota phase-outs discussed above or modifications thereof.

         DUTY RATES

         The products we import are subject to "Most Favored Nation (MFN)" or column 1 rates of duty which range from zero to 38% AD VALOREM. As a result of the Uruguay Round Agreements Act, many of these rates will be reduced over five to fifteen years resulting on average in a 12% reduction from current rates of duty.

         On December 8, 1993, Congress adopted the North American Free Trade Agreement ("NAFTA") under which originating apparel and other products from Mexico and Canada are immediately exempt from quota restrictions and subject to duty rates which are being reduced to zero over the next ten years. Similar tariff rate preferences and quota exemptions are being phased in for certain non-originating apparel products cut and sewn in Mexico and Canada. Negotiations have begun to expand NAFTA to possibly include certain Central and South American countries. Additionally, "NAFTA Parity" legislation may be introduced to confer similar quota and duty benefits on countries subject to the Caribbean Basin Economic Recovery Act (CBERA) including Guatemala.

         Imports from The People's Republic of China receive MFN duty rates under a waiver of the Jackson-Vanik Amendment to the Trade Act of 1974. Under this statute, certain countries and non-market economies are prohibited from receiving MFN rates of duties and other trade benefits unless an annual waiver is issued by the President. The People's Republic of China has received a Jackson-Vanik

Waiver annually since 1979. In May 1999 President Clinton renewed the waiver. Congress can pass legislation disapproving the one-year extension of MFN to China, but did not do so in 1999. If MFN for China is discontinued, goods from China will be subject to "column 2" rates of duty, which range up to 90% AD VALOREM. However, current duty rates will remain in effect at least until June 2000. The loss of MFN status for the People's Republic of China could adversely affect our ability to supply products to our customers.

         ADDITIONAL RESTRICTIONS

         In the ordinary course of our business we are from time to time subject to claims by the U.S. Customs Service for additional duties and other charges. Similarly, from time to time we are entitled to refunds from the U.S. Customs Service due to the overpayment of duties.

         The U.S. and other countries in which our products are manufactured or sold may, from time to time, impose new quotas, duties, tariffs or other restrictions, including trade sanctions or revocation of "most favored nation" status, or adversely adjust presently prevailing quotas or duty rates, which could adversely affect our operations and our ability to import products at current or increased levels. We cannot predict the likelihood or frequency of any such events occurring.

         We monitor duty, tariff and quota-related developments and continually seek to minimize our potential exposure to quota-related risks through, among other measures, geographical diversification of our manufacturing sources, the maintenance of overseas offices, allocation of production to merchandise categories where more quota is available and shifts of production among countries and manufacturers. We also from time to time purchase quantities of temporary quota in certain countries.

         Our ability to import our products is subject to the cost and availability of transportation to the U.S., the demand for production capacity abroad by other manufacturers, economic or political instability resulting in the disruption of trade from exporting countries, any significant fluctuation in the value of the dollar against foreign currencies and restrictions on the transfer of funds. Our operations have not been materially affected by any of the foregoing factors to date, although there can be no assurance that these factors will not adversely affect us in the future.

         BACKLOG

         At July 31, 1999 we had unfilled confirmed customer orders of $16.7 million for the Knit division and $8.3 million for the Woven division, compared with unfilled customer orders of $12.8 million for the Knit division and $9.8 million for the Woven division at January 30, 1999 and $15.8 million for the Knit division and $5.9 million for the Woven division at August 1, 1998 . The amount of unfilled orders at a particular time is affected by a number of factors, including the scheduling of manufacture and shipping of the product which, in some instances, depends on the customer's demands. Accordingly, a comparison of unfilled orders from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments. Our experience has been that the cancellations, rejections or returns of orders do not materially reduce the amount of sales we realize from our backlog.

         EMPLOYEES

         At August 31, 1999, we had approximately 610 full-time employees, including approximately 535 employees at our facilities in Guatemala and 58 employees at our facilities in Israel and Italy. We consider our relations with our employees to be satisfactory.

         PROPERTIES

         On March 1, 1999, we moved our executive and general offices from 1372 Broadway, New York to 680 Fifth Avenue, New York. Our office now consists of 6,000 square feet pursuant to a lease which expires at December 31, 1999 with an annual rental expense of approximately $156,000.

         In addition, on March 1, 1999, we paid $175,000 to the landlord of the 1372 Broadway premises to be released from any contingent rent liability on the vacated executive and general offices described above as well as the contingent rent liability on the 60,000 square feet of space previously subleased to Ann Taylor in 1996 at this location.

         During 1997, we had provided for lease termination expense of $4.0 million for the expenses connected with the move of our executive and general offices described above as well as an amount to be paid to the landlord for the release of our contingent rent liabilities. At January 30, 1999, we determined that the expenses contemplated by this provision would approximate $3.1 million and, as a result, the balance of $0.9 million of this provision is shown as a recoupment of the 1997 provision in our 1998 financial statements.

         We also lease an office and manufacturing facility in Israel, although this lease will be transferred to Jordache in the Sale, and we own a sewing facility in Guatemala. We believe that our existing facilities are well maintained and in good operating condition.

         LEGAL PROCEEDINGS

         We are involved in various legal proceedings that are incidental to the conduct of our business, none of which we believe could reasonably be expected to have a material adverse effect on our financial condition or results of operations.

         TAX AUDITS

         The U.S. Internal Revenue Service (the "IRS ") is conducting an audit of the U.S. Federal income tax returns filed by GJM (US) Inc. for its taxable years ending December 31, 1990 through October 7, 1994 (the date we acquired GJM
(US) Inc.). To date, the IRS has informally proposed a Federal income tax deficiency against GJM (US) Inc. of approximately $16 million (including some penalties but not interest). Depending on the amount of the deficiency, the amount of interest could be significant. The outcome of the audit of GJM (US) Inc. cannot be predicted at this time. Although we are disputing the proposed adjustment and believe that we have established appropriate accounting reserves with respect to this matter, an adverse decision in this matter could have a material adverse impact on us and our financial condition, results of operations and cash flows.

         In February 1999, the U.S. Customs Service commenced an audit of our import operations for 1995, 1996 and 1997. The audit was completed in June 1999, and we were assessed additional duties of approximately $29,000.

         We are subject to other ongoing tax audits in several jurisdictions in the United States and Israel. Although there can be no assurances, we believe any adjustments that may arise as a result of these other audits will not have a material adverse effect on our financial position, results of operations and cash flows.

EXECUTIVE OFFICERS

Our executive officers are as follows:

Name                      Age    Position With Cygne
----                      ---    -------------------
Bernard M. Manuel .....   52     Director, Chairman of the Board and Chief
                                    Executive Officer
Roy E. Green ..........   66     Senior Vice President--Chief Financial Officer,
                                    reasurer  and Secretary

         BERNARD M. MANUEL has served as our Chief Executive Officer and a director, as well as in several additional executive positions, since he joined Cygne in October 1988. He currently serves as the Chairman of the Board, Chief Executive Officer and a director. Mr. Manuel has been a director of Designs, Inc., a retailer selling exclusively apparel and accessories manufactured or licensed by Levi Strauss & Co., Inc., since 1990, and is a director of several private companies in the U.S. and Europe. From 1983 until he joined Cygne, Mr. Manuel was involved, through Amvent, Inc., a company he founded, in the transfer of technology between Europe and the U.S. and related venture capital and merger and acquisition activities, as well as in the apparel industry. Mr. Manuel earned a Bachelor's of Science in Mathematics and several graduate degrees in Mathematics and in Economics from the University of Paris, an M.S. in Political Science from the "Institut d'Etudes Politiques" in Paris and an M.B.A. with high honors (Baker Scholar) from the Harvard Business School, where he was awarded both the Loeb Rhodes Fellowship for excellence in finance and the Melvin T. Copeland prize for top performance in marketing.

         ROY E. GREEN has served as our Chief Financial Officer, as well as in various additional executive capacities, since October 1987. He currently serves as our Senior Vice President--Chief Financial Officer, Treasurer and Secretary. From 1974 until he joined Cygne, Mr. Green was employed by Cluett Peabody & Co., first as the Chief Financial Officer of its Arrow Co. division until 1979, then as Vice President and Controller until 1985, and finally as Chief Financial Officer. He has also worked as a certified public accountant for J. K. Lasser & Co. and Hurdman & Cranstown. Mr. Green received a Bachelor's degree in Business Administration from Rutgers University. Mr. Green is a certified public accountant.

RISK FACTORS

         OUR BUSINESS IS DEPENDENT ON SALES TO THE LIMITED, INC.

         During 1997 and 1998, The Limited, Inc. (consisting primarily of The Limited Stores and Lerner) accounted for 65% and 59%, respectively, of our net sales. During 1998, The Limited, Inc. accounted for 36% and 94% of sales of our Knit Business and woven business, respectively. During the first half of 1999, The Limited, Inc. accounted for 12% and 98% of sales of our Knit Business and woven business, respectively. As a result of the Sale of the Knit Business, our remaining business will be even more dependent on The Limited, Inc. than it currently is. Although we have a long established relationship with The Limited, Inc., our key customer, we do not have long-term contracts with any of our customers, including The Limited, Inc. Since the consummation of the Ann Taylor Disposition, we have not had, and do not anticipate that we will have, sales to Ann Taylor. Sales to Ann Taylor constituted approximately 56% of our net sales in 1996. Our future success will be dependent upon our ability to attract new customers and to maintain our relationship with The Limited, Inc. There can be no assurance that The Limited, Inc. will continue to purchase merchandise from us at the same rate or at all in the future, or that we will be able to attract new customers. In addition, as a result of our dependence on The Limited, Inc., The Limited, Inc. has the ability to exert significant control over our business decisions, including prices. Furthermore, The Limited, Inc. procures directly a substantial portion of its apparel product requirements through its sourcing subsidiary, and such subsidiary will continue to be a major competitor with respect to our business with The Limited, Inc. In addition, the apparel divisions of The Limited, Inc. have formed direct sourcing departments. In 1995, our sales to certain divisions of The Limited, Inc. decreased significantly and, in 1996, 1997 and 1998 sales to certain divisions of The Limited, Inc. with which we continue to do business decreased. In December 1997 a limited partnership controlled by The Limited, Inc. sold its 734,319 shares of Cygne stock to Mr. Manuel, our Chairman and Chief Executive Officer. Upon the closing of the transaction, The Limited, Inc. did not own any shares of Cygne stock.

         WE ARE DEPENDENT ON THIRD PARTY MANUFACTURERS LOCATED OUTSIDE THE UNITED STATES

         During 1998 substantially all of our products were manufactured outside the United States, either by non-affiliated contract manufacturers or at our sewing facilities. Only 23% of our net sales resulted from products which were manufactured by us in our own sewing facilities and approximately 77% resulted from products which were manufactured by non-affiliated contract manufacturers. We intend to continue to utilize foreign contract manufacturers for a significant percentage of our manufacturing requirements. Our contract manufacturers are located in several countries in the Far East, the Middle East and Central America. In addition, we own and operate a manufacturing facility in Guatemala and lease and operate a manufacturing facility in Israel. We are selling the assets of our Israeli manufacturing facility in the Sale. During 1998 products representing approximately 8% of our net sales were produced in the Far East, approximately 60% in the Middle East, approximately 29% in Central America and approximately 3% in the U.S. We review our product sourcing on an ongoing basis and may alter this allocation to meet changing conditions and demands. In connection with the Sale, Cygne Designs, Inc. and MTGI have agreed not to source products in Israel, Jordan and the Palestinian territories for a period of six months following the closing of the Sale of the Knit Business.

         Foreign manufacturing is subject to a number of risks, including work stoppages, transportation delays and interruptions, political instability, foreign currency fluctuations, economic disruptions, expropriation, nationalization, the imposition of tariffs and import and export controls, changes in governmental policies (including U.S. policy toward these countries) and other factors which could have an adverse effect on our business. Further, revocation of "most favored nation" status for, or the imposition of trade sanctions against, The People's Republic of China, where products representing approximately 6% of our 1998 net sales and 15% of our woven product sales were manufactured, could have a material adverse effect on our business. In addition, we may be subject to risks associated with the availability of and time required for the transportation of products from foreign countries. The occurrence of certain of these factors may delay or prevent the delivery of goods ordered by customers, and such delay or inability to meet delivery requirements would have a severe adverse impact on our results of operations and could have an adverse effect on our relationships with our customers. Furthermore, the occurrence of certain of these factors in Guatemala and Israel, where we own or lease and operate manufacturing facilities, could result in the impairment or loss of our investment in such countries.

         OUR BUSINESS IS SUBJECT TO IMPORT QUOTAS AND OTHER RESTRICTIONS

         We import fabrics and finished products under the constraints imposed by bilateral textile agreements between the U.S. and substantially all of the countries from which we import goods. These agreements impose fixed quotas on the quantity of certain types of goods, including a significant portion of those currently sold by us, that may be imported into the U.S. from these countries. Our ability to meet our customers' pricing requirements will depend, in large part, on our ability to manufacture our products in countries where manufacturing costs are low. However, because of quota limits, our manufacturing flexibility is reduced, increasing the risk that we will need to manufacture more of our products in countries where manufacturing costs are higher. The U.S. and other countries in which our products are manufactured or sold may, from time to time, impose new quotas, duties, tariffs or other restrictions. These include trade sanctions and revocation of "most-favored-nation" trade status, or adversely adjust presently prevailing quotas or duty rates, which could adversely affect our operations and our ability to import products at current or increased levels. See "--Business--Import Restrictions."

         OUR BUSINESS IS SUBJECT TO ECONOMIC CYCLICALITY AND APPAREL RETAILING

         The apparel industry is historically subject to substantial cyclical variation, with purchases of apparel and related goods tending to decline during recessionary periods when disposable income is low. A recessionary period could have a material adverse effect on our business. In addition, various retailers, including some of our customers, experienced financial difficulties during recent years which have increased the risk of extending credit to such retailers. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         WE ARE DEPENDENT ON OUR KEY PERSONNEL

         We are dependent to a significant degree on the efforts of Bernard M. Manuel, our Chairman of the Board and Chief Executive Officer, and Roy E. Green, our Chief Financial Officer. Messrs. Manuel and Green each have an employment agreement with us which includes restrictions on competition by them in certain circumstances after termination of employment, subject to certain conditions. See "Executive Compensation--Employment Agreements." The loss of the services of Messrs. Manuel or Green could have an adverse effect on our business. Our continued success is also dependent upon our ability to attract and retain qualified employees to support our future growth, if any.

         WE PARTICIPATE IN A HIGHLY COMPETITIVE INDUSTRY

         The private label industry is highly fragmented, and we face intense competition, including competition from our own customers (including their affiliates) who have, or may establish, their own internal product development and sourcing capabilities. Many of our own customers and their affiliates, including The Limited, Inc., our primary customer, are among our major competitors. Substantially all of our competitors are much larger in size and have greater resources than us, and there can be no assurance that we will be successful in competing with them in the future. We believe that our ability to compete effectively will depend upon our ability to provide, within our customers' time requirements, products which are of good quality and attractively priced, as well as our ability to maintain relationships with key customers. We cannot assure you that we will be able to compete successfully against new competitors or that competitive pressures faced by us would not adversely affect our business or operating results. See "--Business-- Competition."

         MR. MANUEL HAS SIGNIFICANT CONTROL OVER CYGNE

         Mr. Manuel beneficially owns approximately 40.0% of the outstanding Common Stock, and has a significant influence over, and may in fact control, the outcome of all matters submitted to a vote of our stockholders, including the election of directors. Mr. Manuel has agreed to vote his shares in favor of the Sale. See "Beneficial Ownership of Common Stock."

SELECTED FINANCIAL INFORMATION

         The following tables summarize certain selected financial information which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included at the back of this proxy statement. The selected financial information for fiscal year 1994, 1995, 1996, 1997 and 1998 was derived from our consolidated financial statements, which were audited by independent auditors. The information presented as of August 1, 1998 and July 31, 1999 and for the first half of 1998 and 1999 are unaudited and include, in our opinion, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for these periods. Our results for the six months ended July 31, 1999 are not necessarily indicative of the results we may achieve for the full fiscal year. The acquisition of FWM in April 1994 and GJM in October 1994, the sale of FWM's United Kingdom subsidiary and certain brand name rights in April 1995, the discontinuance of the remaining operations of FWM in 1995, the GJM Disposition in February 1996 and the Ann Taylor Disposition in September 1996, materially affect the comparability of the financial data reflected below.

                                                                        Year(1)                                    First Half(2)
                                             ------------------------------------------------------------    ----------------------
                                               1994        1995          1996        1997         1998         1998          1999
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
                                                                   (in thousands except per share amounts)
INCOME STATEMENT DATA
Net sales ................................   $ 516,105   $ 540,063    $ 254,313    $  43,379    $  43,013    $  14,754    $  26,727
Cost of goods sold .......................     433,700     510,761      226,456       43,063       42,753       14,593       24,033
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
Gross profit .............................      82,405      29,302       27,857          316          260          161        2,694
Selling, general and administrative
  expenses ...............................      54,261      72,182       27,251       10,331        4,381        2,372        2,024
Provision for impairment of Knit
  business assets ........................        --          --           --           --          2,564         --            886
Provision (recoupment) for lease
  termination expenses ...................        --          --           --          3,964         (902)        --           --
Gain from sale of Ann Taylor
  Woven Division and CAT .................        --          --        (29,588)        --           --           --           --
Gain from sale of subsidiary, net ........        --        (4,742)        --           --           --           --           --
Loss from sale of GJM business, net ......        --        31,239         --           --           --           --           --
Reorganization expense ...................        --          --          4,813         --           --           --           --
Write-off of goodwill ....................        --        48,949         --           --           --           --           --
Amortization of intangibles ..............       2,505       3,425          364          364          364          182         --
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
Income (loss) from operations ............      25,639    (121,751)      25,017      (14,343)      (6,147)      (2,393)        (216)
Other income(3) ..........................        --          --         (6,864)        --           --           --           --
Settlement of shareholder class action
   and related legal expenses ............        --          --          2,627         --           --           --           --
Interest income ..........................        --          --            (80)        (461)        (428)        (204)         (49)
Interest expense .........................       7,620       8,813        3,340          378          337          155          375
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
Income (loss) before income taxes and
  minority interests .....................      18,019    (130,564)      25,994      (14,260)      (6,056)      (2,344)        (542)
Provision (benefit) for income taxes .....       5,568      (6,216)       7,117          204          269          111           44
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
Income (loss) before minority interests ..      12,451    (124,348)      18,877      (14,464)      (6,325)      (2,455)        (586)
Income attributable to minority interests.       1,642       1,710          961         --           --           --           --
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
Net income (loss) ........................   $  10,809   $(126,058)   $  17,916    $ (14,464)   $  (6,325)   $  (2,455)   $    (586)
                                             =========   =========    =========    =========    =========    =========    =========
Net income (loss) per share -- basic .....   $    0.95   $  (10.04)   $    1.44    $   (1.16)   $   (0.51)   $   (0.20)   $   (0.05)
                                             =========   =========    =========    =========    =========    =========    =========
Number of shares used in computation of
  net income (loss) per share -- basic ...      11,352      12,550       12,438       12,438       12,438       12,438       12,438
                                             =========   =========    =========    =========    =========    =========    =========
Net income (loss) per share -- diluted ...   $    0.93   $  (10.04)   $    1.44    $   (1.16)   $   (0.51)   $   (0.20)   $   (0.05)
                                             =========   =========    =========    =========    =========    =========    =========
Number of shares used in computation of
  net income (loss) per share - diluted ..      11,658      12,550       12,439       12,438       12,438       12,438       12,438
                                             =========   =========    =========    =========    =========    =========    =========
BALANCE SHEET DATA (AS OF END OF PERIOD)
Cash .....................................   $  14,202   $   5,487    $  22,246    $  10,926    $   3,686    $   3,449    $   3,950
Accounts receivable ......................      64,921      35,117        7,239        6,012        8,242        5,621        5,505
Assets held for sale .....................        --        15,200         --           --          4,700         --         10,752
Inventory ................................      57,570      29,999        5,109        4,012        2,705        8,303        1,733
Goodwill .................................      76,659       2,790        2,426        2,062         --          1,880         --
Total assets .............................     253,528     117,145       47,142       29,750       23,599       25,622       26,857
Long-term debt ...........................       1,460       1,562         --           --           --           --           --
Stockholders' equity .....................     141,692       9,046       26,959       12,379        6,046        9,924        5,460

----------------

(1)  References to a year are to our fiscal year commencing in that calendar year and ending on the Saturday nearest January 31 of the following year. We have never declared or paid cash dividends on our Common Stock. The fiscal year ended February 3, 1996 consisted of 53 weeks. All other years presented consisted of 52 weeks.

(2)  References to the first half of 1998 and 1999 are to the six month periods ended August 1, 1998 and July 31, 1999, respectively.

(3)  Principally from the gain on the sale of shares of Ann Taylor common stock.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

         UNLESS OTHERWISE NOTED, ALL REFERENCES TO A YEAR ARE TO OUR FISCAL YEAR COMMENCING IN THAT CALENDAR YEAR AND ENDING ON THE SATURDAY NEAREST JANUARY 31 OF THE FOLLOWING YEAR.

         GENERAL

         On April 6, 1994, we acquired FWM for a purchase price of $44.0 million, consisting of 2,000,000 unregistered shares of our common stock and $10,000 in cash. Additional costs related to this acquisition approximated $1.4 million. The excess of the purchase price over the fair value of the net assets acquired of $47.8 million was recorded as goodwill and was being amortized over a twenty-five year period. In April 1995, we sold FWM's U.K. subsidiary to FWM N.V. for 600,000 shares of our common stock. During 1995, we took various actions to reverse a decline in FWM's business. However, we determined that such actions were not having the desired results and eliminated all of the operations of FWM. In connection with the elimination of the FWM operations, we wrote-off the remaining $44.5 million of goodwill in fiscal 1995.

         On October 7, 1994, we acquired GJM for a purchase price of $15.2 million, consisting of 650,000 unregistered shares of our common stock, $10,000 in cash and the assumption of approximately $1.9 million of debt owed by GJM International to The Limited, Inc., as well as non-compete payments aggregating $3.2 million. Additional costs related to this acquisition approximated $1.7 million. The excess of the purchase price over the fair value of the net assets acquired of approximately $27.7 million was recorded as goodwill and was being amortized over a twenty-five year period.

         In February 1996, we sold the GJM Business to Warnaco. In the transaction, Warnaco paid us $12.5 million in cash and assumed certain liabilities of the GJM Business. We are obligated to indemnify Warnaco for any claims for taxes arising out of the operation of the GJM Business prior to the sale of the GJM Business to Warnaco. We used all the proceeds of the sale to repay outstanding senior bank indebtedness.

         In February 1995, we acquired Tralee S.A. ("TSA"), a Uruguayan corporation that sourced products in Brazil for export, primarily to the United States. The purchase price for TSA was approximately $3.8 million, consisting of 53,038 unregistered shares of our common stock and $3.1 million in cash. Additional costs related to this acquisition approximated $730,000. The excess of the purchase price over the fair value of the net assets acquired of approximately $4.5 million was recorded as goodwill and was being amortized over a twenty-five year period. In January 1996, we determined to close TSA. As a result, we recorded a loss of approximately $6.4 million in fiscal 1995, primarily resulting from the write-off of goodwill associated with the acquisition. We terminated these operations during the third quarter of 1996.

         The acquisitions of FWM, GJM and TSA were accounted for under the purchase method and, accordingly, the operating results of FWM, GJM and TSA were included in our consolidated operating results since their respective dates of acquisition.

         In June 1992, Cygne and certain of its stockholders formed CAT, a joint venture arrangement with Ann Taylor to source products exclusively for Ann Taylor. During 1992 and the first quarter of 1993, Ann Taylor owned a 20% interest in CAT. Effective May 1, 1993, Ann Taylor's interest in CAT increased to 40%. As a result of such change in ownership, Ann Taylor had, prior to the consummation of the Ann Taylor Disposition, a 40% interest in the net income of CAT, which interest was reflected in Cygne's consolidated statements of income as "income attributable to minority interests."

         We completed the Ann Taylor Disposition on September 20, 1996. In the transaction we sold to Ann Taylor our 60% interest in CAT and the assets of our Ann Taylor Woven Division (the "Division") that were used in sourcing merchandise for Ann Taylor. On the closing of the transaction, we received 2,348,145 shares of Ann Taylor common stock, having a value of $36 million (based on the average closing price of the Ann Taylor common stock during the ten trading days prior to closing), and approximately $8.9 million (after post-closing adjustments) in cash in respect of inventory (less related payables and advances and certain other assumed liabilities), net fixed assets and accounts receivable of the Ann Taylor Woven Division. Ann Taylor also assumed certain liabilities of the acquired sourcing operations. As a result of the transaction, we realized a pre-tax gain of $29.6 million. Between October 1996 and January 1997, we sold all of the 2,348,145 shares of Ann Taylor common stock received upon the closing of the transaction at various prices resulting in aggregate net proceeds of approximately $44.3 million. We realized a pre-tax gain of approximately $6.1 million as a result of the sale of the shares of Ann Taylor common stock, which is reflected in "Other income" in our Consolidated Statements of Operations.

         In connection with the closing of the Ann Taylor Disposition, Cygne entered into two 3-year consulting agreements with Ann Taylor for the services of Mr. Bernard Manuel, our Chairman of the Board and Chief Executive Officer, and Mr. Irving Benson, our then President and a director, to facilitate the integration of CAT and the Division into Ann Taylor's operations. These agreements, which required an annual fee of $225,000 for the services of each of Messrs. Benson and Manuel, provided for automatic assignment to the consultant if his employment with Cygne were terminated for any reason. Mr. Benson's consulting agreement was assigned to him in connection with his resignation as an officer and employee on November 29, 1996. Mr. Benson, who founded Cygne's predecessor in 1975 and continued to serve on the Board of Directors, entered into a consulting agreement with Cygne in November 1996 pursuant to which he provided services to us with respect to design, development and merchandising matters and special projects. The consulting agreement with Mr. Benson was terminated in September 1997 and Mr. Benson resigned as a director on September 4, 1997. During 1997 the consulting agreement with Ann Taylor for the services of Mr. Manuel was bought out in consideration of the payment by Ann Taylor to us of approximately $477,000.

         During 1996, Ann Taylor accounted for 66.7% of our net sales, and The Limited, Inc. (consisting primarily of The Limited Stores and Lerner) accounted for 24.6%, 64.8% and 59.2% of our net sales for 1996, 1997 and 1998, respectively. During the first half of 1998 and 1999, The Limited, Inc. accounted for 55% and 53%, respectively, of our net sales. We have had no sales to Ann Taylor since the Ann Taylor Disposition.

         If the Ann Taylor Disposition had been consummated on February 4, 1996 (the first day of fiscal 1996), we would have had pro forma net sales for 1996 of $84.8 million. Pro forma gross profit for 1996 would have been $6.2 million. Pro forma loss from operations for 1996 would have been $15.5 million. Pro forma net loss (excluding the gain on the Ann Taylor Disposition and on the subsequent sale of the Ann Taylor common stock) for 1996 would have been $17.7 million. The pro forma net loss per share for 1996 would have been $1.42.

         In June 1997 we terminated by mutual agreement the license agreements entered into during the summer of 1996 with the Kenzo Group for our manufacture and distribution in the United States, Canada and Mexico of the Kenzo Studio and Kenzo Jeans ready-to-wear apparel lines. In connection with the termination the Kenzo Group returned the $400,000 in pre-paid minimum royalty payments made on the signing of the license agreements and agreed to pay us for certain raw materials related to the manufacture of Kenzo products.

         We have agreed, subject to stockholder approval, to sell our Knit Business to Jordache, as more fully described under "Proposal No. 1--The Sale". The purchase price to be paid in the Sale will be a dollar amount in cash equal to the adjusted net book value (as defined) of the inventory, fixed assets, advances to vendors, and investment in a dyehouse facility, plus $20,000 less the adjusted income before tax of the Knit Business. If we had closed the sale on July 31, 1999, the last day of our latest full fiscal quarter, we would have received approximately $10.8 million for the Assets, as well as commissions of $600,000 and a non-compete payment of $400,000. Jordache will also assume all customer and vendor purchase orders and all lease obligations of the Knit Business. We will retain all cash and accounts receivable and certain other assets of the Knit Business, which totaled approximately $4.7 million at July 31, 1999. The purchase price mechanism, which reduces the purchase price by the adjusted income before tax of the knit business from August 1, 1999 to the closing date, has the effect of treating the knit business as if it were sold effective July 31, 1999. During 1996, 1997 and 1998 the Knit Business accounted for 16%, 67%, and 60%, respectively, of our net sales. The Knit Business accounted for approximately 77% and 52% of our net sales in the first half of 1998 and 1999, respectively. If the Sale of the Knit Business had been consummated on January 31, 1999, we would have had pro forma net sales of $12.8 million for the six months ended July 31, 1999 and pro forma income from operations of $317,000. Pro forma net income for the six months ended July 31, 1999 would have been $270,000 or $0.02 on a per share basis.

         Although we have a long established relationship with The Limited, Inc., our key customer, we do not have long-term contracts with any of our customers, including The Limited, Inc. During 1996, 1997 and 1998, The Limited, Inc. accounted for 82%, 69% and 94%, respectively of the our Woven division net sales. The Limited, Inc. accounted for 66% and 98% of our Woven division net sales in the first half of 1998 and 1999, respectively. Since the consummation of the Ann Taylor Disposition, we have not had and do not anticipate that we will have sales to Ann Taylor. We have been dependent on our key customers and with the loss of Ann Taylor as a customer and the sale of the Knit Business, our future success will be even more dependent upon our ability to attract new customers and to maintain our relationship with The Limited, Inc. There can be no assurance that The Limited, Inc. will continue to purchase merchandise from us at the same rate or at all in the future, or that we will be able to attract new customers. In addition, as a result of our dependence on The Limited, Inc., particularly after the Ann Taylor Disposition, The Limited, Inc. has the ability to exert significant control over our business decisions, including prices. Furthermore, The Limited, Inc. procures directly a substantial portion of its apparel product requirements through its sourcing subsidiary, and such subsidiary will continue to be a major competitor with respect to our business with The Limited, Inc. In addition, the apparel divisions of The Limited, Inc. have formed direct sourcing departments. In 1995, our sales to certain divisions of The Limited, Inc. decreased significantly and, in 1996, 1997 and 1998 our sales to certain divisions of The Limited, Inc. with which we continue to do business decreased. In December 1997 a limited partnership controlled by The Limited, Inc. sold its 734,319 shares of Cygne stock to Mr. Manuel, our Chairman and Chief Executive Officer. Upon the closing of the transaction, The Limited, Inc. did not own any shares of Cygne stock.

         We are continuing to review our business operations and expect to incur additional costs in the future associated with the further restructuring or downsizing of its operations.

         The apparel industry is highly competitive and historically has been subject to substantial cyclical variation, with purchases of apparel and related goods tending to decline during recessionary periods when disposable income is low. This could have a material adverse effect on our business. Retailers, including our customers, are increasingly sourcing private label products themselves rather than utilizing outside vendors like us.

RESULTS OF OPERATIONS

The following table is derived from our consolidated statements of operations and expresses for the periods indicated certain income data as a percentage of net sales.

                                                                    Percentage of Net Sales
                                                     ------------------------------------------------------
                                                         First Half                       Year
                                                     ------------------      ------------------------------
                                                      1999        1998        1998        1997        1996
                                                     ------      ------      ------      ------      ------
Net sales .......................................    100.0%      100.0%      100.0%      100.0%      100.0%
Gross profit ....................................     11.6         1.1         0.6         0.7        11.0
Selling, general and administrative expenses ....      8.4        16.1        10.2        23.8        10.7
Provision for impairment of Knit
    business assets .............................      6.7         --          6.0        --          --
(Recoupment) provision for lease
   termination expense ..........................      --          --         (2.1)        9.1        --
Gain from sale of Ann Taylor
  Woven Division and CAT ........................      --          --          --          --        (11.5)
Reorganization expense ..........................      --          --          --          --          1.9
Amortization of intangibles .....................      --          1.2         0.8         0.8         0.1
                                                     -----       -----       -----       -----       -----
(Loss) income from operations ...................     (3.5)      (16.2)      (14.3)      (33.0)        9.8
Other income ....................................      --          --          --          --         (2.7)
Settlement of shareholder class action
   and related legal expenses ...................      --          --          --          --           1
Interest expense (income), net ..................      1.3        (0.3)       (0.2)       (0.2)        1.3
Provision for income taxes ......................      0.3         0.7         0.6         0.5         2.8
                                                     -----       -----       -----       -----       -----
Income (loss) before minority  interests ........     (5.1)      (16.6)      (14.7)      (33.3)        7.4
Income attributable to minority interests .......      --          --          --          --          0.4
                                                     -----       -----       -----       -----       -----
Net (loss) income ...............................     (5.1)%     (16.6%)     (14.7%)     (33.3%)       7.0%
                                                     =====       =====       =====       =====       =====



         THE FIRST HALF OF 1999 COMPARED TO THE FIRST HALF OF 1998

         NET SALES

         Our net sales for the first six months of 1999 were $26.7 million, an increase of $11.9 million or 81% from $14.8 million for the comparable period in 1998. The increase in net sales for the six months of 1999 compared to the comparable period in 1998 was primarily attributable to an increase in sales to The Limited, Inc. of $5.9 million, sales to new customers of $2.4 million, and an increase of sales to existing customers other than The Limited, Inc.

         During the first half of 1999 and 1998, the Knit business accounted for 52% and 77%, respectively, of our net sales.

         Woven division sales for the first six months of 1999 were $12.8 million, an increase of $9.3 million or 269% from $3.5 million for the comparable period in 1998. The increase in Woven division sales to The Limited, Inc. for the first six months of 1999 compared to the comparable period in 1998 of $10.1 million was offset by a decrease in sales to customers other than The Limited, Inc. The Limited, Inc. accounted for 98% of the Woven division sales for the six months ended July 31, 1999 and 66% of the Woven division sales for the six months ended August 1, 1998.

         Knit division sales for the first six months of 1999 were $14.0 million, an increase of $2.7 million or 24% from $11.3 million for the comparable period in 1998. The decrease in Knit division sales to The Limited, Inc. for the first six months of 1999 compared to the comparable period in 1998 of $4.2 million was more than offset by an increase in sales to other customers of $2.4 million and an increase in sales to existing customers other than The Limited, Inc. The Limited, Inc. accounted for 12% of the Knit division sales for the six months ended July 31, 1999 and 52% of Knit division sales for the six months ended August 1, 1998.

         GROSS PROFIT

         Our gross profit for the six months ended July 31, 1999 was $2.7 million, an increase of $2.6 million from the gross profit of $0.2 million for the comparable period in 1998.

         The Woven division had a gross profit for the six months ended July 31, 1999 of $1.9 million compared to a gross loss of $0.8 million in the comparable period in 1998. The gross margin for the six months ended July 31, 1999 was 14.9%. The gross profit increase for the six months ended July 31, 1999 compared to the comparable prior period was primarily due to our Central American operation earning a profit in 1999 compared to a significant loss in the prior comparable periods.

         The Knit division had a gross profit for the six months ended July 31, 1999 of $0.8 million, a $0.1 million or 16% decrease from the gross profit of $0.9 million in the comparable period in 1998. The gross margin for the six months ended July 31, 1999 was 6% compared to 8% for the comparable prior period in 1998. The decrease in the gross profit and gross margin for the six months ended July 31, 1999 compared to the comparable prior period was primarily due to start-up costs associated with a new customer.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses for the six months ended July 31, 1999 were $2.0 million, a decrease of $0.4 million or 15% from $2.4 million in the comparable prior period in 1998. The decrease in expense for the six months ended July 31, 1999 compared to the comparable period in 1998 was attributed to a reduction of expenses of $0.7 million in Corporate overhead, offset by an increase in the Woven division of $0.3 million.

         The Woven division expenses for the six months ended July 31, 1999 were $1.0 million, an increase of $0.3 million, or 44% from $0.7 million in the comparable prior period in 1998. The increase for the six months ended July 31, 1999 compared to the comparable period in 1998 was attributable to increased staff to support the Woven division sales increase from the prior comparable period.

         The Knit division expenses for the six months ended July 31, 1999 and August 1, 1998 remained constant at $0.4 million.

         The Corporate expenses for the six months ended July 31, 1999 were $0.6 million, a decrease of $0.7 million or 54% from $1.3 million in the comparable prior period in 1998. The decrease for the six months ended July 31, 1999 was primarily attributable to the termination of employment of most of the corporate staff in 1998.

         INTEREST

         Net interest expense for the six months ended July 31, 1999 was $326,000 as compared to net interest income of $49,000 for the comparable period in 1998. The increase in interest expense for the six months of 1999 compared to the prior comparable period was primarily attributable to increased borrowings used to fund the Knit division's operations.

         PROVISION FOR IMPAIRMENT OF KNIT BUSINESS ASSETS

         In August 1999, we amended and restated its agreement to sell the Knit business. In connection with the restatement, we established a provision of $886,000 for the impairment of the Knit business assets. This provision represents an additional loss on assets to be sold of $362,000 and additional transaction costs (including taxes) of $524,000.

         PROVISION FOR INCOME TAXES

         The provision for income taxes for the six months ended July 31, 1999 represents provision for minimum state income taxes. As of July 31, 1999, based upon tax returns filed and to be filed for the fiscal year ended January 30, 1999, we expect to report a net operating loss carryforward for U.S. Federal income tax purposes of approximately $112,000,000. If unused, these loss carryforwards will expire in our taxable years ending 2011 through 2014. Under
Section 382 of the U.S. Internal Revenue Code, if there is a more than 50% ownership change (as defined therein) with respect to our stock, our loss carryforwards for U.S. Federal and New York State and City tax purposes would be virtually eliminated.

         As of July 31, 1999, based upon tax returns filed and to be filed for the fiscal year ended January 30, 1999, we expect to report net operating loss carryforwards for New York State and City tax purposes (on a separate company basis) of approximately $72,000,000 and $71,000,000, respectively. If unused, these loss carryforwards will expire in our taxable years ending in 2011 through 2014.

         1998 COMPARED TO 1997

         NET SALES

         Our net sales for 1998 were $43.0 million, a decrease of $0.4 million or 0.8% from $43.4 million in 1997. The decrease in net sales for 1998 compared to 1997 was primarily attributable to decreases in sales to divisions of The Limited, Inc. of $2.6 million, which was offset by sales to new customers.

         Woven division sales for 1998 were $17.1 million, an increase of $2.8 million or 19.8% from $14.3 million in 1997. The increase in sales to The Limited, Inc. of $6.2 million was offset by a decrease in sales to other customers.

         Knit division sales for 1998 were $25.9 million, a decrease of $3.0 million or 10.4% from $28.9 million in 1997. The decrease in sales to The Limited, Inc. of $8.8 million was offset by an increase in sales to other customers.

         Kenzo, a discontinued division, had $0.2 million in sales in 1997.

         GROSS PROFIT

         Our gross profit was $0.3 million in both 1998 and 1997.

         The woven division had gross loss of $0.8 million, a $1.6 million decrease from the 1997 gross profit of $0.8 million. The increase in the 1998 loss over 1997 was mainly attributable to the loss of $2.8 million at our Central American operation. The loss at the Central American operation was caused by under-absorption of manufacturing overhead during the first nine months of 1998 and severance costs for work force reduction.

         The knit division had a gross profit of $1.1 million, an increase of $0.4 million from the $0.7 million in 1997. The gross margin for 1998 was 4.1% compared to 2.3% in 1997

         The discontinued division in 1997 had a gross loss of $1.2 million.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses for 1998 were $4.4 million, a decrease of $5.9 million or 57.6% from the $10.3 million in 1997.

         The knit division SG&A expenses decreased $0.4 million from 1997 as a result of expense reduction programs initiated during 1998.

         The $2.6 million decrease in corporate SG&A expenses from 1997 resulted from less severance expense in 1998 than 1997, when a significant portion of the downsizing of Cygne occurred.

         The Kenzo division in 1997 had SG&A expenses of $2.9 million.

         PROVISION FOR IMPAIRMENT OF KNIT BUSINESS ASSETS

         In March 1999 we agreed to sell the Knit Business. In connection with the Sale, during 1998 we established a provision of $2.6 million for the impairment in the Knit Business assets. This provision includes the unamortized goodwill of the Knit Business ($1.7 million), loss on assets to be sold ($0.3 million) and estimated transaction expenses ($0.6 million). The provision excludes the Knit division's 1999 results of operations.

         (RECOUPMENT) PROVISION FOR LEASE TERMINATION EXPENSES

         In 1997, we provided for lease termination expenses of $3,964,000 as a result of its decision to relocate from our existing New York office and to seek substantially smaller new York office space. On March 1, 1999, we completed our relocation from our existing New York office and the landlord released us from any contingent rent liability on our New York space and on our leases assumed by Ann Taylor in 1996. The actual expenses in connection with this lease termination approximated $3,063,000. Therefore, the balance of $902,000 of this provision has been reversed in 1998.

         INTEREST

         Net interest income for 1998 was $91,000 compared to net interest income of $83,000 in 1997. Interest income for 1998 of $428,000 includes $155,000 in interest income from a federal tax refund. Excluding the interest received on the tax refund, the decrease in interest income for 1998 compared to 1997 was primarily attributable to a reduction in our cash balance which was used to fund our losses.

         PROVISION FOR INCOME TAXES

         The provision for income taxes in 1998 primarily represents a provision for minimum state income taxes and taxes payable to foreign countries for income earned in the foreign countries. At January 30, 1999, we had net operating loss carryforwards of approximately $108 million, which may be used to offset future United States taxable income.

         1997 COMPARED TO 1996

         NET SALES

         Our net sales for 1997 were $43.4 million, a decrease of $210.9 million or 82.9% from $254.3 million in 1996.

         Woven division sales for 1997 were $14.3 million, a decrease of $27.8 million or 66.0% from $42.1 million in 1996. Sales to The Limited, Inc. in 1997 decreased by $24.8 million from 1996 levels.

         Knit division sales for 1997 were $28.9 million, a decrease of $12.2 million or 29.7% from $41.1 million in 1996. The decrease in sales was mostly attributable to the discontinuation of the sweater product line.

         The discontinued business sales decrease of $170.9 million was mostly attributable to the decrease in sales to Ann Taylor as a result of the Ann Taylor Disposition in 1996.

         GROSS PROFIT

         Our gross profit for 1997 was $316,000, a decrease of $27.5 million or 98.9% from $27.9 million in 1996. The decrease in gross profit for 1997 compared to 1996 was primarily attributable to operations sold in the Ann Taylor Disposition, which had gross profit of $21.7 million, lower sales and lower gross margins on the remaining sales in 1997 compared to 1996, and a $500,000 markdown on fabric purchased for the Kenzo Jeans and Kenzo Studio brand name products which were discontinued in 1997.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses for 1997 were $10.3 million, a decrease of $16.9 million or 62.1% from the $27.3 million in 1996. The decrease for 1997 compared to 1996 was primarily attributable to a decrease in expenses of $10.8 million as a result of the Ann Taylor Disposition, and a decrease in all other expenses of $10.1 million as a result of downsizing Cygne, offset in part by expenses of $2.9 million, related to the Kenzo Jeans and Kenzo Studio brand name products and their discontinuance (including severance costs) and other severance costs of $1.1 million.

         PROVISION FOR LEASE TERMINATION EXPENSE

         During 1997 we provided for lease termination expense of $4.0 million as a result of our decision to relocate from our existing New York office space and to seek substantially smaller New York office space.

         REORGANIZATION EXPENSE

         The reorganization expense of $4.8 million during 1996 was the result of the downsizing of Cygne and the redeployment of assets necessary to meet changes in continuing customer needs. The major components of this expense were: costs in connection with early termination of leases outside New York for excess space, disposition of related fixed assets, and severance costs related to Cygne's then President's resignation as an officer and employee. All such costs were paid prior to January 31, 1998.

         INTEREST

         Net interest income for 1997 was $83,000 compared to net interest expense of $3.3 million in 1996. The decrease in interest expense for 1997 compared to 1996 was primarily attributable to our repayment of debt with the proceeds from the Ann Taylor Disposition and the sale of the Ann Taylor common stock received in connection therewith.

         PROVISION FOR INCOME TAXES

         The provision for income taxes in 1997 primarily represents provision for minimum state and local income taxes.

         LIQUIDITY AND CAPITAL RESOURCES

         Prior to 1997, we historically financed our operations primarily through financing from lending institutions, financing from customers and third party trade credit facilities, cash from operations and the issuance of debt and equity securities.

         Since February 1, 1997, we have not had a domestic credit facility. Since the expiration of our prior bank domestic credit facility, we have obtained letters of credit issued from domestic banks secured by a cash deposit. At July 31, 1999 we had restricted cash at banks of $1.2 million as collateral for letters of credit.

         In June 1997 an Israeli bank made available to one of our Israeli subsidiaries a credit facility, which may be terminated by the bank at any time as to future borrowings, with the following limitations (as modified from time to time and currently in effect): borrowings against trade accounts receivable not to exceed $5,500,000; letters of credit not to exceed $3,000,000; overdraft facility not to exceed $500,000; and bank guarantee for Israeli custom duties not to exceed $500,000. Borrowings under this facility generally bear interest at 1.0% over the prime rate, except that borrowings against trade accounts receivable bear interest at 1.0% over the LIBOR rate. Borrowings under this facility are subject to certain borrowing base limitations, are due on the earlier of demand or the maturity date specified by the bank for each borrowing, and are secured by a lien on substantially all of the assets of the Israeli subsidiary. There can be no assurance that the bank will continue to make this facility available. Termination by the bank of this facility could have a material adverse effect on our financial condition and results of operations. At July 31, 1999, outstanding loans under this facility were $7,407,000 and letters of credit aggregating $984,000 had been issued. This facility, which supports the operations of the Knit Business, will terminate upon the closing of the Sale.

         In September 1998 the Israeli bank made an additional $150,000 loan to the same Israeli subsidiary which is also secured by a lien on its assets. Principal payments under this loan are due in monthly installments of $6,250 through October 2000 and the loan bears interest of 7.2% payable monthly. At July 31, 1999 the outstanding balance was $94,000. This facility, which supports the operations of the Knit Business, will terminate upon the closing of the Sale.

         Net cash used by operating activities for the first half of 1999 was $4.4 million compared to net cash used by operating activities of $8.0 million in the comparable prior period of 1998. The decrease in net cash used in operating activities was primarily the result of the $1.9 million decrease in net loss, $1.1 million decrease in working capital requirements and the $0.9 million non-cash provision for impairment of Knit Business Assets.

         Net cash used in operating activities was $8.4 million in 1998 compared to $9.0 million in 1997. Cash used in operating activities for 1998 was due to the cash loss from operations of $2.9 million, increase in accounts receivable and inventory and a reduction of liabilities.

         Prior to the Ann Taylor Disposition in September 1996 we experienced significant liquidity pressures primarily as a result of the negative cash flow caused by our operating losses. Although the proceeds from the Ann Taylor Disposition alleviated the liquidity pressures then faced by Cygne, we continue to have losses from operations.

         Our financial performance for the next 12 months will depend upon a variety of factors, including the amount of sales to The Limited, Inc. and the completion of the Sale. If we incur significant operating losses during the next 12 months, we will face severe liquidity pressures which would adversely affect our financial condition and results of operations. We are continuing to review our business operations and could incur additional costs in the future associated with the restructuring or downsizing of our operations.

         We negotiate substantially all our purchase orders with our foreign manufacturers in U.S. dollars. Thus, notwithstanding any fluctuation in foreign currencies, our cost for any purchase order is not subject to change after the time the order is placed. However, the weakening of the U.S. dollar against local currencies could lead certain manufacturers to increase their U.S. dollar prices for products. We believe we would be able to compensate for any such price increase.

         Our interest income and interest expense are not materially sensitive to changes in the general level of interest rates. In this regard, changes in interest rates will not materially affect the interest earned on our cash as well as interest paid on our debt.

         INFLATION

         We do not believe that the relatively moderate rates of inflation which have been experienced in the U.S., where we compete, have had a significant effect on our net sales or profitability.

         FOREIGN CURRENCY EXCHANGE

         We negotiate substantially all our purchase orders with our foreign manufacturers in U.S. dollars. Thus, notwithstanding any fluctuation in foreign currencies, our cost for any purchase order is not subject to change after the time the order is placed. However, the weakening of the U.S. dollar against local currencies could lead certain manufacturers to increase their U.S. dollar prices for products. We believe we would be able to compensate for any such price increase.

         QUARTERLY OPERATING RESULTS

         The following table sets forth selected unaudited quarterly financial data for our most recent ten quarters. The quarterly financial data reflects, in our opinion, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. Results of any one or more quarters are not necessarily indicative of annual results or continuing trends.

                                                           (In thousands except per share amounts)

                                     1999                          1998                                   1997
                              ------------------  --------------------------------------   ---------------------------------------
                              Qtr. 1   Qtr. 2(1)  Qtr. 1    Qtr. 2   Qtr. 3    Qtr. 4(2)   Qtr. 1    Qtr. 2     Qtr. 3     Qtr. 4
                              -------  ---------  ------    ------   ------    ---------   ------    ------     -------    -------
Net sales ..................  $13,561   $13,166   $6,245    $8,509   $13,158    $15,101    $7,637    $11,003    $15,729    $9,010
Gross profit (loss) ........    1,163     1,531     (238)      399      (312)       411      (659)        96      1,703      (824)
Operating profit (loss) ....      243     (459)   (1,345)   (1,048)   (1,511)    (2,243)   (4,626)    (2,808)    (4,250)   (2,659)
Net income (loss) ..........       79     (665)   (1,328)   (1,127)   (1,484)    (2,386)   (4,582)    (2,805)    (4,289)   (2,788)
Net income (loss) per
  share -- basic and
  diluted ..................     0.01   ($0.05)    (0.11)    (0.09)    (0.12)     (0.19)    (0.37)     (0.23)     (0.34)    (0.22)
Weighted average number
  of common shares
  outstanding ..............   12,438   12,438    12,438    12,438    12,438     12,438    12,438     12,438     12,438    12,438

-----------------

(1) Includes provision for impairment of Knit Business assets of $886,000.

(2) Includes provision for impairment of Knit Business assets of $2,564,000 and recoupment of lease termination expense provisions of $902,000.


         IMPACT OF THE YEAR 2000

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

         We have determined that we needed to replace portions of our software so that our computer systems will function properly with respect to dates in the Year 2000 and thereafter. We continue to have communications with our significant suppliers and large customers to determine the extent to which our interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. We have upgraded, replaced and tested our computer systems and equipment so as to be able to operate without disruption due to Year 2000 issues. We presently believe that as a result of our modifications already made to existing software and conversion to new software, the Year 2000 will not pose significant operations problems for our computer systems. We cannot provide assurance, however, that the systems of other companies on which our systems rely will be timely converted and would not have a material adverse effect on our systems.

         The cost of the Year 2000 systems evaluation and remediation was funded through operating cash flows and we expensed these costs. The total cost to obtain Year 2000 compliance was approximately $20,000.

                     PROPOSAL NO. 2 -- ELECTION OF DIRECTORS

GENERAL

         Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the two nominees named below as directors of Cygne to serve until the next Annual Meeting or until their successors are duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.

         The Board of Directors currently has two members, both of whom are nominees for re-election.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

         The Board of Directors currently has two members. The following information with respect to the principal occupation or employment, other affiliations, and business experience of each nominee during the last five years has been furnished to Cygne by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

         The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

                              Year First
                                Became       Principal Occupation
 Nominee                Age    Director      During the Past Five Years
 -------                ---   ----------      --------------------------
James G. Groninger ..   55       1993     President of The BaySouth Company
                                          since January 1995; Managing
                                          Director of PaineWebber Incorporated
                                          from April 1988 through December 1994.

Bernard M. Manuel ...   52       1988     Chief Executive Officer of Cygne since
                                          October 1988 and Chairman of the Board
                                          since December 1989.

         Mr. Groninger is a director of Designs, Inc. and NPS Pharmaceuticals. Mr. Manuel is a director of Designs, Inc.

         In September 1993 we established an Audit Committee and a Compensation Committee. Mr. Groninger is the sole member of the Compensation Committee and the Audit Committee. The Audit Committee is charged with reviewing our annual audit and meeting with our independent accountants to review our internal controls and financial management practices. The Compensation Committee reviews compensation practices, recommends compensation for our executives and key employees and functions as the Committee under our 1993 Stock Option Plan. Each of the Compensation Committee and the Audit Committee met once during the year ended January 30, 1999.

         During the fiscal year ended January 30, 1999, the Board of Directors held five meetings. Each director attended at least 75% of the meetings of the Board of Directors held when he was a director and of all committees of the Board of Directors on which he served.

         THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 2 - ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

              PROPOSAL NO. 3 -- DECREASE OF AUTHORIZED COMMON STOCK
                               AND PREFERRED STOCK

         The Board of Directors has unanimously adopted and submits to stockholders for their approval an amendment to Article IV of the Certificate of Incorporation to reduce the authorized number of shares of Common Stock, $.01 par value, from 75 million to 25 million shares and to reduce the authorized number of shares of Preferred Stock, $.01 par value, from 4 million to 1 million shares. The text of the proposed amendment is set forth in Appendix B to this proxy statement and the following discussion is qualified by reference to Appendix B. The Board of Directors recommends a vote FOR approval of this amendment.

         Our authorized stock consists of 75,000,000 shares of Common Stock, $.01 par value, and 4,000,000 shares of Preferred Stock, $.01 par value. As of the Record Date, 12,438,038 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued or outstanding. As of the Record Date, approximately 1,700,000 shares were reserved for issuance under our stock option plans, under which options to purchase a total of approximately 597,000 shares of Common Stock were outstanding. Accordingly, approximately 10,861,962 shares of Common Stock and all 4,000,000 shares of Preferred Stock remained available and unreserved as of the Record Date.

         The proposed decrease in the authorized number of shares of Common Stock and Preferred Stock is to decrease our tax liability under certain franchise tax statutes. The reduction in franchise tax will save us approximately $25,000 per year.

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will be necessary for the approval of this amendment.

         THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL NO. 3

                             EXECUTIVE COMPENSATION

         The following table shows all the cash compensation paid or to be paid by Cygne or its subsidiaries as well as certain other compensation paid or accrued, during the fiscal years indicated, in all capacities in which they served, to (i) our Chief Executive Officer, (ii) our only other executive officer at January 30, 1999, and (iii) those persons who would have been included in this table because they were among the most highly compensated executive officers during 1998 except they were not serving as executive officers at January 30, 1999.


                           SUMMARY COMPENSATION TABLE


                               Annual Compensation
                               -------------------
                                                                    All Other
                                              Year    Salary     Compensation(1)
                                              ----    ------     ---------------

Bernard M. Manuel .........................   1998   $403,000       $1,001(2)
  Chairman of the Board                       1997    448,620        1,224(2)
  and Chief Executive Officer                 1996    433,983          142

Roy E. Green ..............................   1998    245,000        3,685(3)
  Senior Vice President--Chief Financial      1997    245,000        3,181(3)
  Officer, Treasurer and Secretary            1996    234,612        1,337

Gary C. Smith .............................   1998    271,655(5)     3,964(6)
  Former Senior Vice President--              1997    271,656        2,863(6)
  Manufacturing (4)                           1996    271,656          331

Paul D. Baiocchi ..........................   1998    205,000(8)     3,302(9)
  Former Vice President, General Counsel      1997    205,000        2,385(9)
  and Secretary (7)                           1996    195,000          342

----------------------

(1) Consists of certain insurance premiums on term life insurance paid by Cygne for the benefit of the named individuals, except as otherwise indicated.

(2) Includes $822 and $999 for 1998 and 1997, respectively, representing Cygne's matching contribution pursuant to its 401(k) defined contribution plan.

(3) Includes $2,425 representing Cygne's matching contribution pursuant to its 401(k) defined contribution plan.

(4) Mr. Smith resigned as an officer and employee on June 30, 1998. See "Certain Transactions."

(5) Includes $158,465 of severance paid in 1998 to Mr. Smith under the terms of his employment agreement. Does not include $113,190 of severance to be paid in 1999 to Mr. Smith under the terms of his employment agreement. See "Certain Transactions."

(6) Includes $3,723 and $2,689 for 1998 and 1997, respectively, representing Cygne's matching contribution pursuant to its 401(k) defined contribution plan.

(7) Mr. Baiocchi resigned as an officer and employee on December 15, 1998. See "Certain Transactions."

(8) Includes $25,625 of severance paid in 1998 to Mr. Baiocchi under the terms of his employment agreement. Does not include $85,417 of severance to be paid in 1999 to Mr. Baiocchi under the terms of his employment agreement. See "Certain Transactions."

(9) Includes $2,904 and $2,097 for 1998 and 1997, respectively, representing Cygne's matching contribution pursuant to its 401(k) defined contribution plan.

         During the fiscal year ended January 30, 1999 no options were granted to the persons named in the Summary Compensation Table.

         The following table sets forth information with respect to (i) stock options exercised in the fiscal year ended January 30, 1999 by the persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals on January 30, 1999.

                                            AGGREGATED OPTION EXERCISES
                               IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                              Number of Unexercised           Value of Unexercised,
                                                                 Options Held at             In-the-Money Options at
                               Shares                          Fiscal Year End (#)             Fiscal Year End (1)
                             Acquired on      Value       -----------------------------    ---------------------------
          Name              Exercise (#)     Realized     Exercisable     Unexercisable    Exercisable   Unexercisable
          ----              ------------     --------     -----------     -------------    -----------   -------------
Bernard M. Manuel .........     --              --          55,000             --              $  0          $  0
Roy E. Green ..............     --              --          80,000             --              $  0          $  0
Gary Smith ................     --              --            --               --              $  0          $  0
Paul D. Baiocchi ..........     --              --            --               --              $  0          $  0

---------------

(1) Based on the closing stock price of our Common Stock on January 29, 1999 of $0.10.


         EMPLOYMENT AGREEMENTS

         We currently have employment agreements with Bernard M. Manuel, our Chairman and Chief Executive Officer, and Roy Green, our Senior Vice President--Chief Financial Officer. These employment agreements, which currently expire April 30, 2000, provide for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to its expiration. The employment agreements require each employee to devote substantially all of his time and attention to our business as necessary to fulfill his duties. Pursuant to the employment agreements Messrs. Manuel and Green are currently entitled to an annual salary at a rate of $494,000 and $245,000, respectively, subject to annual cost of living increases. The employment agreements also provide for the payment of bonuses in such amounts as may be determined by the Board. Under the employment agreements, the employee may terminate his employment upon 30 days' notice. The employment agreements provide that in the event the employee's employment is terminated by us at any time for any reason other than justifiable cause, disability or death, or we fail to renew the agreement at any time within two years following a "Change of Control of the Company," we must pay the employee his base salary and permit participation in benefit programs for the greater of
(i) the remaining term of the agreement or (ii) two years in the case of Mr. Manuel and one year in the case of Mr. Green. In the event we elect not to renew the agreement (other than within two years following a "Change in Control of the Company"), we will, (a) in the case of Mr. Manuel, pay him a severance payment equal to the lesser of (i) two months' salary plus one-sixth of his most recently declared bonus for each year he has been employed by us or (ii) one year's annual salary, and (b) in the case of Mr. Green, pay him a severance payment equal to the lesser of (i) one month's salary plus one-twelfth of his most recently declared bonus for each year he has been employed by us or (ii) six months' salary. Each agreement contains confidentiality provisions, whereby each executive agrees not to disclose any confidential information regarding us, as well as non-competition covenants. The non-competition covenants survive the termination of an employee's employment for the greater of (i) the remaining term of the agreement or (ii) two years in the case of Mr. Manuel and one year in the case of Mr. Green.

         For purposes of the employment agreements, a "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of Cygne in which Cygne is not the continuing or surviving corporation or pursuant to which shares of our Common Stock would be converted into cash, securities or other property, other than a merger of Cygne in which the holders of our Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of our assets, or (ii) our stockholders shall approve any plan or proposal for liquidation or dissolution of Cygne or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of 40% or more of our outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and us, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by our stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         The employment agreements also provide that if, in connection with a change of ownership or control of Cygne or a change in ownership of a substantial portion of our assets (all within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), an excise tax is payable by the employee under Section 4999 of the Code, then we will pay to the employee additional compensation which will be sufficient to enable the employee to pay such excise tax as well as the income tax and excise tax on such additional compensation, such that, after the payment of income and excise taxes, the employee is in the same economic position in which he would have been if the provisions of Section 4999 of the Code had not been applicable.

         We terminated our employment agreement with Gary C. Smith, our former Senior Vice President--Manufacturing, on June 30, 1998, and our employment agreement with Paul D. Baiocchi, formerly our Vice President and General Counsel, on December 15, 1998. See "Certain Transactions."

         COMPENSATION OF DIRECTORS

         Each non-employee director receives $3,500 for each Board of Directors meeting attended, and $1,500 for each meeting of any committee of the Board of Directors attended. In addition, directors who are not employees are compensated through stock options.

         We adopted a Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), pursuant to which options to acquire a maximum aggregate of 100,000 shares of Common Stock may be granted to non-employee directors. Options granted under the Directors' Plan do not qualify as incentive stock options within the meaning of Section 422 of the Code. The Directors' Plan provides for the automatic grant to each of our non-employee directors of (1) an option to purchase 10,000 shares of Common Stock on the date of such director's initial election or appointment to the Board to Directors, and (2) an option to purchase 2,000 shares of Common Stock on each annual anniversary of such election or appointment, provided that such individual is on such anniversary date a non-employee director. The options have an exercise price of 100% of the fair market value of our Common Stock on the date of grant, have a ten-year term and become exercisable in four equal annual installments commencing on the first anniversary of the grant thereof, subject to acceleration in the event of a change of control (as defined in the Directors' Plan). The options may be exercised by payment in cash, check or shares of Common Stock. On April 15, 1993 Mr. Groninger was elected as a director of Cygne and was granted an option to purchase 10,000 shares of Common Stock at a purchase price of $4.00 per share, the fair market value of the Common Stock on the date of grant. On each of April 15, 1994, April 15, 1995, April 15, 1996, April 15, 1997, April 15, 1998 and
April 15, 1999, the anniversary dates of his initial election to the Board of Directors, Mr. Groninger was granted options to purchase 2,000 shares of Common Stock at a purchase price of $23.50, $11.75, $1.75, $0.687, $0.281 and $0.156 per share, respectively, the fair market values of our Common Stock on the dates of grant.

         On September 20, 1996, we engaged in the Ann Taylor Disposition. As a result of the Ann Taylor Disposition, a change in control under the Directors' Plan was deemed to have occurred and all options granted under the Directors' Plan prior to September 20, 1996 became vested. If the Sale of the Knit Business is consummated, all options granted under the Director's Plan after September 20, 1996 and prior to the closing date of the Sale will become fully vested on the date the Sale closes.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

         The Compensation Committee is comprised of one director. As the sole member of the Compensation Committee, it is my responsibility to determine the most effective total executive compensation strategy based on Cygne's business and consistent with stockholders' interests. My specific duties entail reviewing Cygne's compensation practices, recommending compensation for executives and key employees and administering Cygne's Employee Stock Option Plan.

         Cygne is a private label merchandiser and manufacturer of women's knit and woven clothing. The central goal of the Compensation Committee is to ensure that Cygne's remuneration policy is such that Cygne is able to attract, retain and reward capable employees who can contribute both short- and longer-term to the success of Cygne. Equity participation and a strong alignment to stockholders' interest are key elements of Cygne's compensation philosophy. Cygne's executive compensation program consists of three parts: base salary, annual bonus and stock options.

         Changes made in 1993 to the Code impose certain limitations on the deductibility of executive compensation paid by public companies for taxable years beginning in or after 1994. In general, under these limitations, Cygne will not be able to deduct annual compensation paid to certain executive officers in excess of $1,000,000 except to the extent that such compensation qualifies as "performance-based compensation" (or meets other exceptions not here relevant). Non-deductibility would result in additional tax cost to Cygne. It is possible that at least some of the cash and equity based compensation paid or payable to Cygne's executive officers will not qualify for the "performance-based compensation" exclusion under these deduction limitation provisions of the Code. Nevertheless, the Compensation Committee anticipates that in making compensation decisions it will give consideration to the net cost to Cygne (including for this purpose, the potential limitation on deductibility of executive compensation).

         Base salary represents the fixed component of the executive compensation program. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar companies, and on internal relationships. Periodic increases in base salary relate to individual contributions to Cygne's overall performance, relative marketplace competitiveness levels, length of service and the industry's annual competitive pay practice movement.

         No bonuses were awarded to executive officers for the year ended January 30, 1999.

         The Compensation Committee, which administers Cygne's stock option plan, believes that one important goal of the executive compensation program should be to provide executives, key employees and consultants who have significant responsibility for the management, growth and future success of Cygne with an opportunity to increase their ownership and potentially gain financially from Cygne's stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of Cygne are granted stock options from time to time, giving them a right to purchase shares of our Common Stock at a specified price in the future. The grant of options is based primarily on an employee's potential contribution to Cygne's growth and financial results. In determining the size of option grants, the Compensation Committee considers the number of options owned by such officer, the number of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of our Common Stock and will only have value if Cygne's stock price increases. Generally, options become exercisable in equal amounts over four years and the individual must be employed by Cygne for such options to become exercisable. No options were granted to executive officers of Cygne during the fiscal year ended January 30, 1999.

         1998 COMPENSATION TO CHIEF EXECUTIVE OFFICER

         The base salary for Mr. Manuel during 1998 was $540,834, which was unchanged since June 1994 except for contractually provided cost of living adjustments. The Compensation Committee determined during 1998 that, in light of Cygne's financial condition, it was not appropriate to increase Mr. Manuel's salary. In addition, in June 1995, Mr. Manuel accepted a reduction in salary which has to date remained in effect. During the fiscal year ended January 30, 1999, Mr. Manuel was not granted any stock options.


                                          Respectfully submitted,


                                                JAMES G. GRONINGER

         SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act ("Section 16(a)") requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities ("10% Stockholders"), to file reports of ownership on a Form 3 and changes in ownership on a Form 4 or a Form 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

         Based solely on our review of the copies of the forms received by us, or written representations from our executive officers and directors that no Forms 5 were required for such persons, we believe that, during fiscal 1998, our executive officers, directors and 10% Stockholders complied with all applicable
Section 16(a) filing requirements.

                              CERTAIN TRANSACTIONS

         Effective June 30, 1998, we terminated the employment of Gary C. Smith, Senior Vice President --Manufacturing. As a result of the termination of his employment, Mr. Smith received a severance payment of $271,655, payable in twelve equal monthly payments starting in July 1998.

         Effective December 15, 1998, we terminated the employment of Paul D. Baiocchi, Vice President, General Counsel and Secretary. As a result of the termination of his employment, Mr. Baiocchi received a severance payment of $113,670, payable in twelve equal monthly payments starting in December 1998.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth information as of August 31, 1999 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the SEC) of our Common Stock by (i) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (ii) each director and nominee for election as a director of Cygne; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                          Amount and Nature of     Percentage of
                                          Beneficial Ownership         Cygne
Name and Address                       of Cygne Common Stock (1)   Common Stock
----------------                       -------------------------   ------------
James G. Groninger (2).................            22,500               *
Bernard M. Manuel (3)..................         5,001,975             40.0%
Roy E. Green (4).......................            80,000               *
Gary C. Smith..........................              --                 *
Paul D. Baiocchi.......................              --                 *
Directors and executive officers
  as a group (3 persons)(5)............         5,104,475             40.5%

------------

 *   Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(2) Includes 17,500 shares issuable pursuant to options which are exercisable within 60 days of August 31, 1999. Does not include 5,000 shares which are the subject of options which are not exercisable within 60 days of August 31, 1999.

(3) Includes 55,000 shares issuable pursuant to options. Mr. Manuel's address is c/o Cygne, 680 Fifth Avenue, New York, New York 10019.

(4)  Consists of shares issuable pursuant to options.

(5) Includes 152,500 shares issuable pursuant to options which are exercisable within 60 days of August 31, 1999. See Notes 2, 3 and 4.

                                PERFORMANCE GRAPH

         The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent we specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         Set forth below is a line graph which compares the cumulative total shareholder return on our Common Stock against the cumulative total return of the S&P 500 Index and the S&P Textile-Apparel Index for the period from January 28, 1994 (the first day of our 1994 fiscal year) to January 29, 1999 (the last business day of our fiscal year).


                     GRAPHICAL REPRESENTATION FOR THE CHART


                            1/29/94  1/30/95  1/30/96  1/30/97  1/30/98  1/29/99
                            -------  -------  -------  -------  -------  -------
CYGNE DESIGNS, INC. ......  $100.00  $ 73.44  $  6.25  $  5.66  $  1.76  $   .59
S&P TEXTILES APPAREL .....  $100.00  $100.31  $113.42  $164.34  $160.13  $146.48
S&P 500 INDEX ............  $100.00  $100.53  $139.40  $176.13  $223.52  $296.14



                     ASSUMES $100 INVESTED ON JAN. 28, 1994
                           ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JAN. 29, 1999

                              INDEPENDENT AUDITORS

         Representatives of Ernst Young LLP, our independent public accountants, are expected to be present at the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they so desire.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         As required by law, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at http://www.sec.gov.

         IF YOU ARE A STOCKHOLDER AND WOULD LIKE TO RECEIVE A COPY OF OUR ANNUAL REPORT ON FORM 10- K FOR THE FISCAL YEAR ENDED JANUARY 30, 1999 (SEC FILE NUMBER 0-22102) FILED WITH THE SEC ON APRIL 30, 1999, YOU SHOULD CALL OR WRITE TO CYGNE DESIGNS, INC., 680 FIFTH AVENUE, NEW YORK, NEW YORK 10019, ATTENTION: ROY E. GREEN, TELEPHONE NO. (212) 489-3900. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS YOU REQUEST, YOU SHOULD MAKE YOUR REQUEST BY OCTOBER 8, 1999.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 28, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY LATER DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                              STOCKHOLDER PROPOSALS

         Stockholder proxies obtained by the Board of Directors in connection with the annual meeting of stockholders in the year 2000 will confer on the proxyholders discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to our Corporate Secretary no later than April 19, 2000.

         In accordance with regulations issued by the SEC, stockholder proposals intended for presentation at the fiscal 2000 Annual Meeting of Stockholders must be received by our corporate Secretary no later than February 8, 2000 if such proposals are to be considered for inclusion in our Proxy Statement.

                                  OTHER MATTERS

         We do not know of any matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

         Proxies will be solicited by mail and may also be solicited in person or by telephone by some of our regular employees.


                                           By Order of the Board of Directors


                                           ROY E. GREEN
                                           Secretary


New York, New York
September 28, 1999

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Consolidated Financial Statements

Report of Independent Auditors ........................................      F-2

Consolidated Balance Sheets as of January 30, 1999 and
  January 31, 1998 ....................................................      F-3

Consolidated Statements of Operations for Each of the Three
  Years in the Period Ended January 30, 1999 ..........................      F-4

Consolidated Statements of Stockholders' Equity for Each of
  the Three Years in the Period Ended January 30, 1999 ................      F-5

Consolidated Statements of Cash Flows for Each of the Three
  Years in the Period Ended January 30, 1999 ..........................      F-6

Notes to Consolidated Financial Statements ............................      F-8

Consolidated Balance Sheets at July 31, 1999 (unaudited) and
 January 30, 1999 .....................................................     F-23

Consolidated Statements of Operations for the Six Months
 Ended July 31, 1999 and August 1, 1998 (unaudited) ...................     F-24

Consolidated Statements of Stockholders' Equity for the
 Six Months Ended July 31, 1999 (unaudited) ...........................     F-25

Consolidated Statements of Cash Flows for the
 Six Months Ended July 31, 1999 and August 1, 1998 ....................     F-26

Notes to Consolidated Financial Statements (unaudited) ................     F-27

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
Cygne Designs, Inc.

We have audited the accompanying consolidated balance sheets of Cygne Designs, Inc. and Subsidiaries as of January 30, 1999 and January 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 30, 1999. Our audit also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cygne Designs, Inc. and Subsidiaries at January 30, 1999 and January 31, 1998 and the consolidated results of their operations, changes in their stockholders' equity and their cash flows for each of the three years in the period ended January 30, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                               Ernst & Young LLP
New York, New York
March 26, 1999

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                 January         January
                                                                30, 1999         31, 1998
                                                                ---------       ----------
                                                               (In thousands, except share
                                                                  and per share amounts)
Assets
Current assets:
    Cash (includes restricted cash of $669 and $1,098,
        respectively .....................................      $   3,686       $  10,926
    Trade accounts receivable, net .......................          8,242           6,012
    Inventory ............................................          2,705           4,012
    Assets held for sale .................................          4,700              --
    Other receivables and prepaid expenses ...............            996           1,979
                                                                ---------       ---------
      Total current assets ...............................         20,329          22,929

Fixed assets, net ........................................          2,720           3,972
Other assets .............................................            550             787
Goodwill, net ............................................             --           2,062
                                                                ---------       ---------
      Total assets .......................................      $  23,599       $  29,750
                                                                =========       =========


Liabilities and Stockholders' Equity
Current liabilities:
  Short-term borrowings ..................................      $   2,754       $   1,319
  Accounts payable .......................................          4,579           3,348
  Accrued expenses .......................................          4,140           6,636
  Income taxes payable ...................................          6,080           6,068
                                                                ---------       ---------
      Total current liabilities ..........................         17,553          17,371

Stockholders' equity:
  Preferred Stock, $0.01 par value; 4,000,000
    shares authorized:  none issued and outstanding ......             --              --
  Common Stock, $0.01 par value; 75,000,000 shares
    authorized:  12,438,038 shares issued and
    outstanding ..........................................            124             124
  Paid-in capital ........................................        120,918         120,918
  Accumulated deficit ....................................       (114,872)       (108,547)
  Foreign currency translation adjustment ................           (124)           (116)
                                                                ---------       ---------
      Total stockholders' equity .........................          6,046          12,379
                                                                ---------       ---------
      Total liabilities and stockholders' equity .........      $  23,599       $  29,750
                                                                =========       =========


See accompanying notes.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                     Year Ended
                                                        --------------------------------------
                                                         January       January      February
                                                         30, 1999      31, 1998      1, 1997
                                                        -----------  ----------     ----------
                                                        (In thousands, except per share amounts)
Net sales .........................................        $  43,013    $  43,379    $ 254,313
Cost of goods sold ................................           42,753       43,063      226,456
                                                           ---------    ---------    ---------

Gross profit ......................................              260          316       27,857
Selling, general and administrative expenses ......            4,381       10,331       27,251
Provision for impairment of Knit business
  assets ..........................................            2,564         --           --
(Recoupment) provision  for lease
  termination expenses ............................             (902)       3,964         --
Gain from sale of Ann Taylor Woven
  Division and CAT ................................             --           --        (29,588)
Reorganization expense ............................             --           --          4,813
Amortization of intangibles .......................              364          364          364
                                                           ---------    ---------    ---------
(Loss) income from operations .....................           (6,147)     (14,343)      25,017
Other income, principally from the gain on
   sale of Ann Taylor common stock ................             --           --         (6,864)
Settlement of shareholder class
   action and related legal expenses ..............             --           --          2,627
Interest income ...................................             (428)        (461)         (80)
Interest expense ..................................              337          378        3,340
                                                           ---------    ---------    ---------
(Loss) income before income taxes and
   minority interests .............................           (6,056)     (14,260)      25,994
Provision for income taxes ........................              269          204        7,117
                                                           ---------    ---------    ---------
(Loss) income before minority interests ...........           (6,325)     (14,464)      18,877
Income attributable to minority interests .........             --           --            961
                                                           ---------    ---------    ---------
Net (loss) income .................................        $  (6,325)   $ (14,464)   $  17,916
                                                           =========    =========    =========
Net (loss) income per share - basic ...............        $   (0.51)   $   (1.16)   $    1.44
                                                           =========    =========    =========
Weighted average number of common shares
   outstanding ....................................           12,438       12,438       12,438
                                                           =========    =========    =========
Net (loss) income per share assuming dilution .....        $   (0.51)   $   (1.16)   $    1.44
                                                           =========    =========    =========
Weighted average number of common shares
   and dilutive securities ........................           12,438       12,438       12,439
                                                           =========    =========    =========


 See accompanying notes.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                         Common Stock                       Foreign
                                                      --------------------                 Currency
                                                      Number of                 Paid-in   Translation  (Accumulated
                                                       Shares      Amount       Capital    Adjustment    Deficit)      Total
                                                      ---------    -------      -------   ------------  -----------  ---------
                                                                                  (In thousands)
Balance at February 3, 1996 .....................     12,438        $124       $120,918     $   3       $(111,999)   $  9,046
  Foreign currency translation adjustment .......         --          --             --        (3)             --          (3)
  Net income for year ended February 1, 1997 ....         --          --             --        --          17,916      17,916
                                                      ------        ----       --------     -----       ---------    --------
  Comprehensive income for year ended
    January 30, 1997 ............................         --          --             --        --              --      17,913
                                                                                                                     --------
Balance at February 1, 1997 .....................     12,438         124        120,918      --           (94,083)     26,959
  Foreign currency translation adjustment                                                    (116)                       (116)
  Net loss for year ended January 31, 1998                                                                (14,464)    (14,464)
                                                                                                                     --------
  Comprehensive loss for year ended
    January 30, 1998 ............................         --          --             --        --              --     (14,580)
                                                                                                                     --------


Balance at January 31, 1998 .....................     12,438         124        120,918      (116)       (108,547)     12,379
  Net loss for year ended January 30, 1999                                                                 (6,325)     (6,325)
  Foreign currency translation adjustment .......         --          --             --        (8)             --          (8)
                                                                                                                     --------
  Comprehensive  loss for year ended
    January 30, 1999 ............................         --          --             --        --              --      (6,333)
                                                      ------        ----       --------     -----       ---------    --------

Balance at January 30, 1999 .....................     12,438        $124       $120,918     $(124)      $(114,872)   $  6,046
                                                      ======        ====       ========     =====       =========    ========



See accompanying notes

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                 Year Ended
                                                                      --------------------------------
                                                                      January     January     February
                                                                      30, 1999    31, 1998    1, 1997
                                                                      ---------   ---------   ---------
                                                                              ($ in thousands)
OPERATING ACTIVITIES
Net (loss) income ...............................................     $ (6,325)   $(14,464)   $ 17,916
Adjustments to reconcile net (loss) income to net cash
  provided by (used in) operating activities
    Provision for impairment of Knit business assets ............        2,564        --          --
    Net gain from sale of Ann Taylor Woven Division and CAT .....         --          --       (29,588)
    Gain from sale of Ann Taylor Common Stock ...................         --          --        (6,134)
    Depreciation and amortization ...............................          833       1,330       2,079
    Write-off of fixed assets ...................................         --         1,857       1,359
    (Recoupment) provision for lease termination expense ........         --         2,107        --
    Rent expense not currently payable ..........................         --            57         190
    Deferred income taxes .......................................         --          --         6,154
    Income attributable to minority interests ...................         --          --           961
    Changes in operating assets and liabilities:
      Trade accounts receivable .................................       (2,300)      1,227       6,605
      Inventory .................................................       (2,120)      1,097      17,462
      Other receivables and prepaid expenses ....................          621       1,816       4,194
      Accounts payable ..........................................          835      (1,034)    (16,301)
      Accrued expenses ..........................................       (2,496)     (3,121)     (5,486)
      Income taxes payable ......................................           12          84       2,145
                                                                      --------    --------    --------
Net cash (used in) provided by operating activities .............       (8,376)     (9,044)      1,556

INVESTING ACTIVITIES
Purchase of fixed assets ........................................         (279)       (754)     (1,186)
Sale of fixed assets ............................................         --          --         2,089
Other assets ....................................................          (12)       (501)        164
Proceeds from sale of Ann Taylor Woven Division
  and CAT .......................................................         --          --         3,162
Proceeds from sale of Ann Taylor Common Stock ...................         --          --        44,291
Sale of subsidiary, net .........................................         --          --        12,500
                                                                      --------    --------    --------
Net cash (used in) provided by investing activities .............         (291)     (1,255)     61,020

FINANCING ACTIVITIES
Short-term borrowings, net ......................................        1,435         (63)    (34,455)
Credit facility outstanding, net ................................         --          --        (8,945)
(Decrease) in long-term debt, net ...............................         --          (842)     (2,117)
                                                                      --------    --------    --------
Net cash provided by (used in) financing activities .............        1,435        (905)    (45,517)
Effect of exchange rate changes on cash .........................           (8)       (116)       (300)
                                                                      --------    --------    --------
Net (decrease) increase in cash .................................       (7,240)    (11,320)     16,759
Cash at beginning of period .....................................       10,926      22,246       5,487
                                                                      --------    --------    --------
Cash at end of period ...........................................     $  3,686    $ 10,926    $ 22,246
                                                                      ========    ========    ========

SUPPLEMENTAL DISCLOSURES
Income taxes paid ...............................................          264         120         307
                                                                      ========    ========    ========
Interest paid ...................................................          336         310       3,678
                                                                      ========    ========    ========


See accompanying notes.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                JANUARY 30, 1999


1. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPAL BUSINESS ACTIVITY

Cygne Designs, Inc. ("Cygne") and its subsidiaries (collectively, the "Company") are engaged in private label manufacturing of woven and knit career and casual women's apparel.

FISCAL YEAR

The Company's fiscal year ends on the Saturday nearest to January 31. A year refers to the fiscal year of the Company commencing in that calendar year and ending on the Saturday nearest January 31 of the following year.

ORGANIZATION AND PRINCIPLES OF COMBINATION AND CONSOLIDATION

The consolidated financial statements include the accounts of Cygne and its subsidiaries. All material intercompany balances and transactions were eliminated in consolidation and combination.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORY

Inventory is stated at the lower of cost (determined on a first-in, first-out basis) or market.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEPRECIATION AND AMORTIZATION

Depreciation of property and equipment is provided for by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the term of the related lease.

REVENUE RECOGNITION

Revenues are recorded at the time of shipment of merchandise. The Company establishes reserves for sales returns and allowances. Such reserves amounted to $102,000 and $109,000 at January 30, 1999 and January 31, 1998, respectively.

FOREIGN CURRENCY TRANSLATION

The functional currency for the Company's foreign operations is the applicable foreign currency of the country in which it operates for which the functional currency is the U.S. Dollar. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains and losses from the changes in exchange rates from year to year have been reported separately as a component of stockholders' equity.

FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of short-term debt approximates fair value.

NET INCOME (LOSS) PER SHARE

The Company computes net income (loss) per share in accordance with Financial Accounting Standards Board SFAS No. 128, "Earnings per Share". In computing dilutive loss per share for the years ended January 30, 1999 and January 31, 1998, no effect has been given to outstanding options since the exercise of any of these items would have an antidilutive effect on net loss per share.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In 1998 the Company adopted the Financial Accounting Standards Board SFAS No. 130, "Reporting Comprehensive Income", which established standards for reporting and display of comprehensive income and its components. The adoption had no effect on the Company's net income.

Effective February 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which supersedes SFAS Statement No. 14, "Financial Reporting for Segments of a Business Enterprise". The adoption of SFAS No. 131 did not affect results of operations or financial position, but did affect the disclosure of segment information. See note 6.

GOODWILL

Goodwill includes the excess of cost over fair value of net assets acquired. The Company assesses the recoverability of its intangible assets by determining whether amortization over the remaining lives can be recovered through undiscounted future operating cash flows of the acquired operation and other considerations. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

In 1998, management, as a result of the Knit disposition, determined that the remaining goodwill (relating to the Knits business) was impaired. The write-off of the goodwill is included in the 1998 Statement of Operations under the caption "Provision for impairment of Knit business assets."

2. PURCHASES AND DISPOSITIONS OF COMPANIES

In September 1996 the Company sold to Ann Taylor (i) its interest in a sourcing joint venture arrangement with Ann Taylor, and (ii) the assets of its Ann Taylor Woven Division that were used in sourcing merchandise for Ann Taylor. On the closing of the transaction, Cygne received 2,348,145 shares of Ann Taylor common stock, and approximately $8,900,000 in cash. Ann Taylor also assumed certain liabilities. As a result of the transaction, the Company realized a pre-tax gain of $29,600,000. Between October 1996 and January 1997, the Company sold all of the 2,348,145 shares of Ann Taylor common stock, resulting in aggregate net proceeds of approximately $44,300,000 and a pre-tax gain of $6,100,000.

In connection with the closing of the Ann Taylor Disposition, the Company entered into two 3-year consulting agreements with Ann Taylor for the services of Mr. Bernard Manuel, the Company's Chairman of the Board and Chief Executive Officer, and Mr. Irving Benson, the

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

Company's then President and a director, to facilitate the integration of CAT and the Division into Ann Taylor's operations. Mr. Benson's consulting agreement was assigned to him in connection with his resignation as an officer and employee of the Company on November 29, 1996. During 1997 the consulting agreement for the services of Mr. Manuel was bought out in consideration of the payment by Ann Taylor to the Company of approximately $477,000.

The businesses sold to Ann Taylor accounted for approximately 67% of the Company's net sales for the year ended February 1, 1997. If the sale of the businesses had been consummated on February 4, 1996, the Company would have had pro forma net sales of $84,756,000 for the year ended February 1, 1997. Pro forma gross profit for that year would have been $6,189,000. Pro forma loss from operations for that year would have been $15,503,000. Pro forma net loss for that year (excluding the gain on the Ann Taylor Disposition and on the subsequent sale of the Ann Taylor common stock) would have been $17,660,000. The pro forma net loss per share for that year would have been $1.42.

3. REORGANIZATION EXPENSE

The reorganization expense in 1996 of $4,813,000 was the result of the downsizing of the Company and the redeployment of assets necessary to meet changes in continuing customer needs. The major components of this expense were costs in connection with early termination of leases for excess space outside of New York, disposition of related fixed assets, and severance costs related to the Company's then President's resignation as an officer and employee of the Company. All of such costs were paid prior to January 31, 1998.

4. PROVISION FOR LEASE TERMINATION EXPENSES

In 1997, the Company provided for lease termination expenses of $3,964,000 as a result of the Company's decision to relocate from its existing New York Office and to seek substantially smaller New York office space. On March 1, 1999, the Company completed its relocation from its existing New York office and the Landlord released the Company from any contingent rent liability on its New York space and on its leases assumed by Ann Taylor in 1996. The actual expenses in connection with this lease termination approximated $3,063,000. Therefore, the balance of $902,000 of this provision has been reversed in 1998. Approximately $950,000 of the provision had not been paid as of January 30, 1999.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. INVENTORY

Inventory consists of the following:

                                               January     January
                                             30, 1999(1)   31, 1998
                                             -----------   ---------
                                                ($ In thousands)

   Raw materials and Work-in-Process ....      $2,310       $3,593
   Finished goods .......................         395          419
                                               ------       ------
                                               $2,705       $4,012
                                               ======       ======


(1) Excludes $3,426,000 of inventory of the Knit business being sold.

6. FIXED ASSETS

Fixed assets are stated at cost, less accumulated depreciation and amortization and are summarized below together with estimated useful lives used in computing depreciation and amortization:

                                            January     January       Estimated
                                          30, 1999(1)   31, 1998    Useful Lives
                                          -----------   --------    ------------
                                                   ($ in thousands)

Land and building ....................      $  902       $  902     20-30 years
Equipment, furniture, and fixtures ...       1,999        3,042      3-10 years
Leasehold improvements ...............         924        1,088    Term of lease
Vehicles .............................          78          194       3-5 years
                                            ------       ------
                                             3,903        5,226
Less accumulated depreciation
  and amortization ...................       1,183        1,254
                                            ------       ------
                                            $2,720       $3,972
                                            ======       ======

(1) Excludes $842,000 of net fixed assets of the Knit business being sold

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


7. CREDIT FACILITIES

The Company obtains letters of credit from domestic banks secured by a cash deposit from the Company. At January 30, 1999 and January 31, 1998 the Company had restricted cash at a bank of $669,000 and $1,098,000, respectively, to secure letters of credit.

In June 1997 an Israeli bank made available to one of the Company's Israeli subsidiaries a credit facility, which may be terminated by the bank at any time as to future borrowings, with the following limitations (as modified from time to time and currently in effect): borrowings against trade accounts receivable not to exceed $3,200,000; letters of credit not to exceed $3,200,000; overdraft facility not to exceed $500,000; and bank guarantee for Israeli custom duties not to exceed $500,000. Borrowings under this facility generally bear interest at 1.5% over the prime rate, except that borrowings against trade accounts receivable bear interest at 1.25% over the LIBOR rate. Borrowings under this facility are subject to certain borrowing base limitations, are due on the earlier of demand or the maturity date specified by the bank for each borrowing and are secured by a lien on substantially all of the assets of the Israeli subsidiary. At January 30, 1999, outstanding loans under this facility were $2,629,000 and letters of credit aggregating $1,480,000 had been issued. This facility will terminate upon the closing of the sale of the Knit business.

In September 1998 the Israeli bank made an additional $150,000 loan to the Company's Israeli subsidiary which is also secured by a lien on its assets. Principal payments under this loan are due in monthly installments of $6,250 through October 2000 and the loan bears interest of 7.2% payable monthly. At January 30, 1999 the outstanding balance was $125,000. This facility will terminate upon the closing of the sale of the Knit business

The loans to the Israeli subsidiary will be repaid from the proceeds from the Knit Disposition and this credit facility will terminate.

8. STOCK OPTIONS

Pursuant to an employee Stock Option Plan, as amended, the Company may grant to eligible individuals incentive stock options as defined in the Internal Revenue Code ("IRC") and non-qualified stock options. An aggregate of 1,700,000 shares of common stock have been reserved for issuance under the Plan. The exercise price for incentive options may not be less than 100% (110% for holders of 10% or more of the Company's outstanding shares) of the fair market value of the shares on the date of grant, and at least par value of the common stock with respect to the non-qualified stock options, have a ten-year term (five years for holders of 10% or more of the Company's outstanding shares in the case of incentive stock options) and vest at the discretion

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES
of the Board of Directors.

Pursuant to a Stock Option Plan for Non-Employee Directors adopted on April 15, 1993, the Company will automatically grant to eligible non-employee directors options to purchase 10,000 shares of Common Stock upon the directors' initial appointment to the Board of Directors and options to purchase 2,000 shares of Common Stock on each individual director's anniversary date from initial appointment. Options granted under the Directors' Plan do not qualify as incentive stock options under the IRC. The options have an exercise price of 100% of fair market value on the date of grant, have a ten-year term and vest, pro-rata, over four years.

The 1996 sale of business to Ann Taylor constituted a "change in control of the Company" for purposes of the Company's stock option plans. As a result, all then outstanding stock options became immediately exercisable.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Had compensation cost been determined based upon the fair value at the grant date for awards consistent with the methodology prescribed by SFAS No. 123, for each of the years ended January 30, 1999, and January 31, 1998 the Company's net loss and net loss per share would have increased by $1,000 or $0.00 per share. For the year ended February 1, 1997, the Company's net income would have decreased by $322,000 or $0.03 per share.

The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 1998, 1997 and 1996: risk-free interest rate of 5%; volatility factor of the expected market price of the Company's common stock of 1.527 for January 30, 1999, 0.076 for January 31, 1998 and 0.082 for February 1, 1997; expected life of 6 years; and a dividend yield of zero.

As any options granted in the future will also be subject to the fair value pro forma calculations, the pro forma adjustments for fiscal years 1998, 1997 and 1996 may not be indicative of future years.

The weighted average fair value of options, calculated using the Black-Scholes option pricing model, granted during 1998, 1997 and 1996 is $0.28, $0.34 and $0.77, respectively. Exercise prices for options issued between February 4, 1996 through January 30, 1999 ranged from $0.12 to $10. The weighted-average remaining contractual life of those options is 3.1 years.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

I. STOCK OPTIONS (CONTINUED)

The following summarizes stock option transactions:


                                                      Employee Stock                        Non-employee
                                                       Option Plan                         Directors Plan
                                               -------------------------               ------------------------
                                                                            Weighted                                Weighted
                                                                            Average                                  Average
                                                Number       Exercise       Exercise     Number     Exercise        Exercise
                                               of Shares    Price Range       Price    of Shares   Price Range       Price
                                               ----------   -----------     ---------  ----------  -----------      ---------
Options outstanding at February 3, 1996 ...    1,192,500    $2.00-$22.75                 33,500    $3.25-$23.50

Options granted in 1996 ...................       40,000           $1.00      $1.00       4,000     $1.13-$1.75       $1.44

Options canceled in 1996 ..................     (512,000)   $2.00-$18.00      $5.50      (5,500)    $4.00-$22.50      $7.64
                                               ---------                                 ------

Options outstanding at February 1, 1997 ...      720,500    $1.00-$22.75                 32,000    $1.13-$23.50

Options granted in 1997 ...................           --                                  4,000    $0.28-$0.69        $0.49

Options canceled in 1997 ..................     (215,250)   $2.00-$22.75      $4.07          --
                                               ---------                                 ------

Options outstanding at January 31, 1998 ...      505,250    $1.00-$13.38                 36,000    $0.28-$23.50

Options granted in 1998 ...................       20,000    $0.31             $0.31       4,000    $0.12-$0.28        $0.20

Options canceled in 1998 ..................      (93,250)   $2.00                            --
                                                                                         ------
Options outstanding at January 30, 1999 ...      432,000    $0.31-$13.88                 40,000    $0.12-$23.50
                                               =========                                 ======
At January 30, 1999 options exercisable ...      412,000                                 33,000
                                               =========                                 ======



                                                  Other Stock Option
                                                      Arrangements        Weighted
                                               -------------------------   Average      Total
                                                Number        Exercise     Exercise    Number
                                               of Shares     Price Range    Price     of Shares
                                               ----------   ------------  ---------   ----------
Options outstanding at February 3, 1996 ...     230,250     $2.00-$22.50              1,456,250

Options granted in 1996 ...................          --                                  44,000

Options canceled in 1996 ..................    (105,250)    $2.00           $2.00      (622,750)
                                               --------                               ---------

Options outstanding at February 1, 1997 ...     125,000     $2.00-$22.50                877,500

Options granted in 1997 ...................          --                                   4,000

Options canceled in 1997 ..................          --                                (215,250)
                                               --------                               ---------

Options outstanding at January 31, 1998 ...     125,000     $2.00-$22.50                666,250

Options granted in 1998 ...................          --                                  24,000

Options canceled in 1998 ..................          --                                 (93,250)
                                               --------                               ---------
Options outstanding at January 30, 1999 ...     125,000     $2.00-$22.50                597,000
                                               ========                               =========
At January 30, 1999 options exercisable ...     125,000                                 570,000
                                               ========                               =========


                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

9. CONCENTRATIONS OF RISK

For years 1998, 1997 and 1996, sales to The Limited, Inc. accounted for 59%, 65%, and 25%, respectively, of the Company's net sales. At January 30, 1999 and January 31, 1998, The Limited, Inc. accounted for 56% and 65%, respectively, of trade accounts receivable.

For 1996 AnnTaylor accounted for 67% of the Company's net sales.

10. LEASES, COMMITMENTS AND LITIGATION

LEASES

At January 30, 1999, the Company leased manufacturing and office facilities under operating lease agreements which expire through 2010. On March 1, 1999, one of the Company's office facility leases was cancelled and the Landlord released the Company from its contingent liability on leases assumed by Ann Taylor.

On March 25, 1999, the Company agreed to sell its Knit business, subject to stockholder approval. The Knit business has an operating lease for manufacturing and office space requiring annual payments of $193,000 through the year 2000. The purchaser of the Knit business will assume this lease.

Total rent expense under the operating leases for the years ended January 30, 1999, January 31, 1998 and February 1, 1997 amounted to approximately $968,000, $1,036,000 and $2,220,000, respectively.

As of January 30, 1999, after giving effect to the lease cancellation and the sale of the Knits business, the Company's lease commitment was $138,000 through the period ending December 1999.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

COMMITMENTS

The Company has employment agreements with certain officers and key employees through 2000. Future minimum aggregate annual payments under these agreements amount to approximately $1,051,000 in 1999 and $220,000 in 2000. Certain of the officers and employees may receive additional compensation based upon the income, as defined, of the Company or one or more of its subsidiaries.

LEGAL PROCEEDINGS

In 1998 the Company settled a shareholder class action lawsuit. As part of the settlement, the Company contributed approximately $2,100,000 to the settlement. The Company also incurred legal fees of approximately $500,000 in connection with this lawsuit.

The Company is involved in various legal proceedings that are incidental to the conduct of its business, none of which the Company believes could reasonably be expected to have a material adverse effect on the Company's financial condition or results of operations or cash flows. See Note 11 for information regarding tax audits.

In February 1999, the U.S. Customs Service commenced an audit of the Company's import operations. It is not possible at this time to predict the outcome of this audit.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

11. INCOME TAXES

Income taxes are provided using the liability method. Under this method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. Significant components of the Company's deferred tax assets are as follows:

                                                              Year Ended
                                                        ------------------------
                                                        January        January
                                                        30, 1999       31, 1998
                                                        ---------      ---------
                                                            ($ In thousands)
Deferred tax assets:
   Capitalization of expenses .....................     $     --       $     51
   Other reserves .................................           --            924
   Net operating loss carryforwards ...............       42,000         33,800
                                                        --------       ---------
Subtotal ..........................................       42,000         34,775
   Valuation allowance ............................      (42,000)       (34,775)
                                                        --------       ---------
Total deferred tax assets .........................     $     --       $     --
                                                        ========       ========

For financial reporting purposes, income before income taxes includes the following components:


                                                        Year Ended
                                          --------------------------------------
                                          January        January        February
                                          30, 1999       31, 1998        1, 1997
                                          --------       --------       --------
                                                     ($ In thousands)
Pretax income (loss):
   United States .....................    $(3,555)      $(13,901)        $16,928
   Foreign ...........................     (2,501)          (359)          9,066
                                          -------       --------         -------
                                          $(6,056)      $(14,260)        $25,994
                                          =======       ========         =======

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

Significant components of the provision for income taxes are as follows:

                                                        Year Ended
                                          --------------------------------------
                                          January        January        February
                                          30, 1999       31, 1998        1, 1997
                                          --------       --------       --------
                                                     ($ In thousands)
Current:
    Federal ..........................     $ --            $ --          $  682
    Foreign ..........................      182              --             224
    State and local ..................       87             204             343
                                           ----            ----          ------
Total current ........................      269             204           1,249
                                           ----            ----          ------

Deferred:
    Federal ..........................       --              --           4,367
    Foreign ..........................       --              --             311
    State and local ..................       --              --           1,190
                                           ----            ----          ------
Total deferred .......................       --              --           5,868
                                           ----            ----          ------

Tax provision ........................     $269            $204          $7,117
                                           ====            ====          ======

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

The reconciliation of income tax at the U.S. federal statutory tax rates to income tax expense is as follows:


                                                                      Year Ended
                                       -------------------------------------------------------------------------
                                                January                   January                 February
                                               30, 1999                   31, 1998                1, 1997
                                       -----------------------      -------------------      -------------------
                                                                      ($ In thousands)
Tax at U.S. statutory rates ........   $(2,059)         (34.0%)     $(4,848)      (34.0)%    $8,838       34.0%
Benefit of operating loss
  carryforward .....................        --             --            --          --       2,922      (10.5)
Loss, no benefit provided ..........     2,059           34.0         4,848        34.0          --         --
Foreign and state income taxes,
  net of federal tax benefit .......       269            4.4           204         1.4       1,142        4.4
Lower effective income tax
  rates of foreign jurisdictions ...        --             --            --          --        (235)      (0.9)
Amortization of intangibles ........        --             --            --          --         124        0.5
Other ..............................         0             --             0          --         170        0.7
                                       -------          -----       -------       -----      ------       ----
                                       $   269            4.4%      $   204         1.4%     $7,117       28.2%
                                       =======          =====       =======       =====      ======       ====


As of January 30, 1999, based upon tax returns filed and to be filed the Company expects to report a net operating loss carryforward for U.S. Federal income tax purposes of approximately $108,000,000. If unused, these loss carryforwards will expire in the Company's taxable years ending in 2011 through 2014. Under Section 382 of the U.S. Internal Revenue Code, if there is a more than 50% ownership change (as defined therein) with respect to the Company's stock, the Company's loss carryforwards for U.S. Federal and New York State and City tax purposes would be virtually eliminated.

As of January 30, 1999, based upon tax returns filed and to be filed the Company expects to report net operating loss carryforwards for New York State and City tax purposes (on a separate company basis) of approximately $70,000,000. If unused, these loss carryforwards will expire in the Company's taxable years ending in 2011 through 2014.

TAX AUDITS

The U.S. Internal Revenue Service (the "IRS") is conducting an audit of the U.S. Federal income tax returns filed by GJM (US) Inc. for its taxable years ending December 31, 1990 through October 7, 1994 (the date GJM (US) Inc. was acquired by the Company). To date, the IRS has informally proposed a Federal income tax deficiency against GJM (US) Inc. of approximately $16 million (including some penalties but not interest). Depending on the amount of the deficiency, the amount of interest could be significant. The outcome of the GJM (US) Inc. audit cannot be

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES
predicted at this time.

Although the Company is disputing the proposed adjustment and believes that it has established appropriate accounting reserves with respect to this matter, an adverse decision in this matter could have a material adverse impact on the Company and its financial condition, results of operations or cash loss.

The Company is subject to other ongoing tax audits in several jurisdictions. Although there can be no assurances, the Company believes any adjustments that may arise as a result of these other audits will not have a material adverse effect on the Company's financial position.

12. SEGMENT INFORMATION

Based on the criteria in SFAS No. 131, the Company operates in two segments of the apparel market: woven career and casual women's sportswear and knit career and casual women's sportswear. The Company sources and manufacturers garments which have been designed and developed by the customer.

Net sales to unaffiliated customers and identifiable assets were as follows:



                                              Knit          Woven                         Other
                                            Division       Division      Corporate      Divisions       Total
                                            --------       --------      ---------      ---------     ---------
Year Ended January 30, 1999

Net sales ...............................    $25,891        $17,122            --             --       $43,013
Gross profit (loss) .....................      1,053           (793)           --             --           260
Selling, general and administrative .....        841          1,493         2,047             --         4,381
Amortization of intangibles .............        364             --            --             --           364
Provision for impairment of
 Knit business assets ...................      2,564             --            --             --         2,564
(Recoupment) provision for
 lease termination ......................         --             --          (902)            --          (902)
                                                                          -------                      -------
(Loss) from operations ..................    $(2,716)       $(2,286)      $(1,145)            --        (6,147)
                                             =======        =======       =======
Interest income .........................                                                                 (428)
Interest expense ........................                                                                  337
                                                                                                       -------
(Loss) income before taxes ..............                                                               (6,056)
Provision for income taxes ..............                                                                  269
Net (loss) ..............................                                                              $(6,325)
                                                                                                       =======
Identifiable assets .....................    $10,326        $ 9,705       $ 3,568             --       $23,599
                                             =======        =======       =======                      =======


                      CYGNE DESIGNS, INC. AND SUBSIDIARIES


                                              Knit          Woven                         Other
                                            Division       Division      Corporate      Divisions       Total
                                            --------       --------      ---------      ---------     ---------
YEAR ENDED JANUARY 31, 1998
Net sales ..............................    $ 28,886        $14,290            --       $    203      $ 43,379
Gross profit (loss) ....................         656            814            --         (1,154)          316
Selling, general and
 administrative ........................       1,292          1,462         4,665          2,912        10,331
Amortization of intangibles ............         364             --            --             --           364
Provision for lease termination ........          --             --         3,964             --         3,964
                                                                         --------                     --------
(Loss) from operations .................    $(1,000)        $  (648)     $ (8,629)      $ (4,066)      (14,343)
                                            =======         =======      ========       ========
Interest income ........................                                                                  (461)
Interest expense .......................                                                                   378
                                                                                                      --------
(Loss) before income tax ...............                                                               (14,260)
Provision for income taxes .............                                                                   204
                                                                                                      --------
Net (loss) .............................                                                              $(14,464)
                                                                                                      ========
Identifiable assets ....................    $ 10,873        $ 7,249      $ 11,628             --      $ 29,750
                                            ========        =======      ========                     ========

YEAR ENDED FEBRUARY 1, 1997
Net sales ..............................    $ 41,138        $42,085            --       $171,090      $254,313
Gross profit ...........................       2,099          4,688            --         21,070        27,857
Selling, general and
 administrative ........................       2,023          3,361         9,801         12,066        27,251
Amortization of intangibles ............         364             --            --             --           364
Gain from sale of Ann Taylor
  woven division and CAT ...............          --             --            --         29,588        29,588
Reorganization expense .................          --             --         4,813             --         4,813
                                                                         --------                     --------
(Loss) income from operations ..........    $   (288)       $ 1,327      $(14,614)      $ 38,592        25,017
                                            ========        =======      ========       ========
Other income, principally from
  the gain on sale of Ann Taylor
  common stock .........................                                                                (6,864)
Settlement of shareholder class
  action and related legal expenses ....                                                                 2,627
Interest income ........................                                                                   (80)
Interest expense .......................                                                                 3,340
                                                                                                      --------
Income before income taxes and
  minority interest ....................                                                                25,994
Provision for income taxes .............                                                                 7,117
                                                                                                      --------
Income before minority interest ........                                                                18,877
Income attributable to minority
  interest .............................                                                                   961
                                                                                                      --------
Net income .............................                                                              $ 17,916
                                                                                                      ========
Identifiable assets ....................     $13,364        $ 8,815      $ 24,963             --      $ 47,142
                                             =======        =======      ========                     ========


                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

13. EMPLOYEE BENEFIT PLANS

The Company does not provide any post employment or post retirement benefits to its current or former employees. The Company implemented a new 401(k) plan for domestic employees on February 2, 1997. The Company will match 33% of the employee's contributions up to 3% of the employee's voluntary contribution.

14. RELATED PARTY TRANSACTIONS

During 1997, a company controlled by a shareholder paid the Company $292,000 for design fees and commissions.

15. SUBSEQUENT EVENT

On March 25, 1999, the Company entered into an agreement, subject to stockholder approval, pursuant to which it will sell substantially all of the assets of Cygne's Knit business. The purchase price consideration in the transaction consists of a dollar amount in cash equal to the adjusted net book value of inventory, fixed assets, advances to vendors, and investment in a dye house facility plus $100,000. The purchaser will also assume all customer and vendor purchase orders and all lease obligations.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                                                        July       January
                                                                      31, 1999    30, 1999
                                                                     ---------    ---------
                                                                   (In thousands, except share
                                                                      and per share amounts)
ASSETS
Current assets:
  Cash (includes restricted cash of $1,200 and $669,
   respectively) ...............................................     $   3,950    $   3,686
  Trade accounts receivable, net ...............................         5,505        8,242
  Inventory ....................................................         1,733        2,705
  Assets held for sale .........................................        10,752        4,700
  Other receivables and prepaid expenses .......................         1,763          996
                                                                     ---------    ---------
       Total current assets ....................................        23,703       20,329
Fixed assets, net ..............................................         2,604        2,720
Other assets ...................................................           550          550
                                                                     ---------    ---------
       Total assets ............................................     $  26,857    $  23,599
                                                                     =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings ........................................     $   7,501    $   2,754
  Accounts payable .............................................         4,174        4,579
  Accrued expenses .............................................         3,650        4,140
  Income taxes payable .........................................         6,072        6,080
                                                                     ---------    ---------
       Total current liabilities ...............................        21,397       17,553
Stockholders' equity:
  Preferred stock, $0.01 par value; 4,000,000 shares
   authorized: none issued and outstanding .....................          --           --
  Common stock, $0.01 par value; 75,000,000 shares
   authorized: 12,438,038 shares issued and outstanding ........           124          124
  Paid-in capital ..............................................       120,918      120,918
  Accumulated deficit ..........................................      (115,458)    (114,872)
  Foreign currency translation adjustment ......................          (124)        (124)
                                                                     ---------    ---------
       Total stockholders' equity ..............................         5,460        6,046
                                                                     ---------    ---------
       Total liabilities and stockholders' equity ..............     $  26,857    $  23,599
                                                                     =========    =========

See accompanying notes.

CYGNE DESIGNS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                             Six Months Ended
                                                            --------------------
                                                                July      August
                                                            31, 1999     1, 1998
                                                            --------     -------
                                                           (In thousands, except
                                                             per share amounts)
Net sales .............................................     $ 26,727    $ 14,754
Cost of goods sold ....................................       24,033      14,593
                                                            --------    --------
Gross profit ..........................................        2,694         161
Selling, general and administrative expenses ..........        2,024       2,372
Provision for impairment of Knit business assets ......          886        --
Amortization of intangibles ...........................         --           182
                                                            --------    --------
(Loss) from operations ................................         (216)     (2,393)
Interest income .......................................          (49)       (204)
Interest expense ......................................          375         155
                                                            --------    --------
(Loss) before income taxes ............................         (542)     (2,344)
Provision for income taxes ............................           44         111
                                                            --------    --------
Net (loss) ............................................     $   (586)   $ (2,455)
                                                            ========    ========
Net (loss) per share - basic ..........................     $  (0.05)   $  (0.20)
                                                            ========    ========
Weighted average number of common shares
  outstanding .........................................       12,438      12,438
                                                            ========    ========
Net (loss) per share assuming dilution ................     $  (0.05)   $  (0.20)
                                                            ========    ========
Weighted average number of common
  shares and dilutive securities ......................       12,438      12,438
                                                            ========    ========


See accompanying notes.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

      CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)


                                         Common Stock                      Foreign
                                     --------------------                  Currency
                                      Number                   Paid-in    Translation   (Accumulated
                                     of Shares     Amount      Capital    Adjustment      Deficit)     Total
                                     ---------     ------      --------   ----------    ------------   -----
                                                              (In thousands)

Balance at January 30, 1999 ......    12,438    $     124      $ 120,918   $    (124)    $(114,872)   $   6,046
Foreign currency
  translation adjustment .........      --           --             --          --            --           --
Net (loss) for the six
  months ended July 31, 1999 .....      --           --             --          --            (586)        (586)
                                      ------    ---------      ---------   ---------     ---------    ---------
Comprehensive (loss)
  for the six months
  ended July 31, 1999 ............      --           --             --          --            --           (586)
                                      ------    ---------      ---------   ---------     ---------    ---------
Balance at July 31, 1999 .........    12,438    $     124      $ 120,918   $    (124)    $(115,458)   $   5,460
                                      ======    =========      =========   =========     =========    =========


See accompanying notes.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                             Six Months Ended
                                                           --------------------
                                                             July       August
                                                           31, 1999     1, 1998
                                                           --------     -------
                                                              (In thousands)
OPERATING ACTIVITIES
Net (loss) .............................................   $   (586)   $ (2,455)
Adjustments to reconcile net (loss) to net cash
  (used in) operating activities
     Provision for impairment of Knit business assets ..        886        --
     Depreciation and amortization .....................        250         249
     Amortization of intangibles .......................       --           182
     Changes in operating assets and liabilities:
       Trade accounts receivable .......................      2,747         391
       Inventory .......................................     (5,641)     (4,291)
       Other receivables and prepaid expenses ..........       (712)        322
       Accounts payable ................................       (836)       (917)
       Accrued expenses ................................       (491)     (1,513)
       Income taxes payable ............................         (8)        (17)
                                                           --------    --------
Net cash (used in) operating activities ................     (4,391)     (8,049)
                                                           --------    --------
INVESTING ACTIVITIES
Purchase of fixed assets, net ..........................        (92)       (202)
                                                           --------    --------
Net cash (used in) investing activities ................        (92)       (202)
                                                           --------    --------
FINANCING ACTIVITIES
Borrowings (repayments) of short-term borrowings, net ..      4,747         774
                                                           --------    --------
Net cash provided by financing activities ..............      4,747         774
                                                           --------    --------
Net increase (decrease) in cash ........................        264      (7,477)
Cash at beginning of period ............................      3,686      10,926
                                                           --------    --------
Cash at end of period ..................................   $  3,950    $  3,449
                                                           ========    ========
SUPPLEMENTAL DISCLOSURES
Income taxes paid ......................................   $    178    $    128
Interest paid ..........................................        375         161


See accompanying notes.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                            JULY 31, 1999 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements of Cygne Designs, Inc. ("Cygne") and its subsidiaries (collectively the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended July 31, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ended January 29, 2000. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended January 30, 1999. The balance sheet at January 30, 1999 has been derived from the audited financial statements at that date.

    The Company's fiscal year ends on the Saturday nearest to January 31.

DISPOSITION OF COMPANIES

    On March 25, 1999, the Company entered into an agreement, subject to stockholder approval, to sell its Knit business to Jordache Limited (the "Knit Disposition"). This agreement was amended and restated effective August 1, 1999. The Knit Disposition consists of (i) certain assets of M.T.G.I. - Textile Manufacturers Group (Israel), Ltd. ("MTGI"), the Company's wholly-owned subsidiary located in Israel, and (ii) the stock of Wear & Co. S.r.l. ("Wear"), the Company's wholly-owned subsidiary located in Italy (collectively the "Knit Disposition"). The purchase price in the transaction consists of a dollar amount in cash equal to $100,000 plus the adjusted net book value (as defined in the Purchase Agreement) of the inventory, fixed assets, and certain other assets of MTGI, less an amount equal to the difference between (i) the sum of (A) $80,000 and (B) MTGI's income before tax for the period commencing August 1, 1999 and ending on the closing date, and (ii) the operating expenses of certain affiliates serving MTGI. Jordache will also assume all customer and vendor purchase orders and all lease obligations. In addition, Jordache has agreed to pay Cygne commissions of 6% on orders for products included in the assets, up to a maximum of $600,000, and a non-compete payment of $400,000. In connection with the transaction Cygne will pay severance of $800,000 to the person who runs the Knit business.

    In connection with the amended and restated acquisition agreement, Cygne entered into an agreement pursuant to which an affiliate of Jordache will manage the Company's Knit business pending the consummation of the Knit Disposition. Jordache also agreed to provide financing to the Company in connection with certain knit product purchase orders being manufactured by MTGI.

    In connection with the amended and restated acquisition agreement, the Company recorded on the Statement of Operations a provision for impairment of Knit business assets in the amount of $886,000, representing an additional loss on assets to be sold of $362,000 and additional transaction costs (including taxes) of $524,000.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                            JULY 31, 1999 (UNAUDITED)

2. INVENTORY

     Inventory is stated at the lower of cost (determined on a first-in, first-out basis) or market.

                                              July              January
                                           31, 1999(1)        30, 1999(1)
                                           -----------        -----------
                                                   (In thousands)

  Raw materials and Work-in-Process .....    $1,573              $ 2,310
  Finished goods ........................       160                  395
                                             ------              -------
                                             $1,733              $ 2,705
                                             ======              =======

(1) Excludes $10,039,000 and $3,426,000 of inventory of the Knit business being sold at July 31, 1999 and January 30, 1999, respectively.

3. CREDIT FACILITIES

     The Company obtains letters of credit from domestic banks secured by a cash deposit from the Company. At July 31, 1999 and January 30, 1999 the Company had restricted cash at a bank of $1,200,000 and $669,000, respectively, to secure letters of credit.

     In June 1997 an Israeli bank made available to one of the Company's Israeli subsidiaries a credit facility, which may be terminated by the bank at any time as to future borrowings, with the following limitations (as modified from time to time and currently in effect): borrowings against trade accounts receivable not to exceed $5,500,000; letters of credit not to exceed $3,000,000; overdraft facility not to exceed $500,000; and bank guarantee for Israeli custom duties not to exceed $500,000. Borrowings under this facility generally bear interest at 1.0% over the prime rate, except that borrowings against trade accounts receivable bear interest at 1.0% over the LIBOR rate. Borrowings under this facility are subject to certain borrowing base limitations, are due on the earlier of demand or the maturity date specified by the bank for each borrowing and are secured by a lien on substantially all of the assets of the Israeli subsidiary. At July 31, 1999, outstanding loans under this facility were $7,407,000 and letters of credit aggregating $984,000 had been issued. This facility, which supports the operations of the Knit business, will terminate upon the closing of the sale.

     In September 1998 the Israeli bank made an additional $150,000 loan to the Company's Israeli subsidiary which is also secured by a lien on its assets. Principal payments under this loan are due in monthly installments of $6,250 through October 2000 and the loan bears interest of 7.2% payable monthly. At July 31, 1999 the outstanding balance was $94,250. This facility will terminate upon the closing of the sale.

     The loans to the Israeli subsidiary will be repaid from the proceeds from the Knit Disposition and this credit facility will terminate.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                            JULY 31, 1999 (UNAUDITED)

4. LITIGATION

     The Company is involved in various legal proceedings that are incidental to the conduct of its business, none of which the Company believes could reasonably be expected to have a material adverse effect on the Company's financial condition or results of operations. See Note 5 for information regarding income tax audits.

     In February 1999, the U.S. Customs Service commenced an audit of the Company's import operations for 1995, 1996 and 1997. The audit was completed in June 1999 with an assessment of approximately $29,000.

5. INCOME TAX

     The U.S. Internal Revenue Service (the "IRS") is conducting an audit of the U.S. Federal income tax returns filed by GJM (US) Inc. for its taxable years ending December 31, 1990 through October 7, 1994 (the date GJM (US) Inc. was acquired by the Company). To date, the IRS has informally proposed a Federal income tax deficiency against GJM (US) Inc. of approximately $16 million (including some penalties but not interest). Depending on the amount of the deficiency, the amount of the interest could be significant. The outcome of the audit of GJM (US) Inc. cannot be predicted at this time. Although the Company is disputing the proposed adjustment and believes that it has established appropriate accounting reserves with respect to this matter, an adverse decision in this matter could have a material adverse impact on the Company and its financial condition, results of operations, and cash flow.

     The Company is subject to other ongoing tax audits in several jurisdictions in the United States and Israel. Although there can be no assurances, the Company believes any adjustments that may arise as a result of these other audits will not have a material adverse effect on the Company's financial position.

     As of July 31, 1999, based upon tax returns filed and to be filed for the fiscal year ended January 30, 1999, the Company expects to report a net operating loss carryforward for U.S. Federal income tax purposes of approximately $112,000,000. If unused, these loss carryforwards will expire in the Company's taxable years ending 2011 through 2014. Under Section 382 of the U.S. Internal Revenue Code, if there is a more than 50% ownership change (as defined therein) with respect to the Company's stock, the Company's loss carryforwards for U.S. Federal and New York State and City tax purposes would be virtually eliminated.

     As of July 31, 1999, based upon tax returns filed and to be filed for the fiscal year ended January 30, 1999, the Company expects to report net operating loss carryforwards for New York State and City tax purposes (on a separate company basis) of approximately $72,000,000 and $71,000,000, respectively. If unused, these loss carryforwards will expire in the Company's taxable years ending in 2011 through 2014.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                            JULY 31, 1999 (UNAUDITED)

6. SEGMENT INFORMATION

     Based on the criteria in SFAS No. 131, the Company operates in two segments of the apparel market: woven career and casual women's sportswear and knit career and casual women's sportswear. The Company sources and manufactures garments which have been designed and developed by the customer. The Company has agreed to sell its Knit business. See Note 1.

     Net sales to unaffiliated customers and identifiable assets were as follows:


                                                                 Knit       Woven
                                                               Division    Division   Corporate     Total
                                                               ---------   ---------  ---------    --------
FOR THE SIX MONTHS ENDED JULY 31, 1999
 Net sales ...............................................      $ 13,970    $ 12,757       --      $ 26,727
 Gross profit ............................................           793       1,901       --         2,694
 Selling, general and administrative .....................           440         968   $    616       2,024
 Provision for impairment of Knit business assets ........           886        --         --           886
                                                                --------    --------   --------    --------
  (Loss) income from operations ..........................      $   (533)   $    933   $   (616)       (216)
                                                                ========    ========   ========    ========
 Interest income .........................................                                              (49)
 Interest expense ........................................                                              375
                                                                                                   --------
 Loss before taxes .......................................                                             (542)
 Provision for income taxes ..............................                                               44
                                                                                                   --------
 Net (loss) ..............................................                                         $   (586)
                                                                                                   ========
 Identifiable assets .....................................      $15,812      $7,051    $ 3,994     $ 26,857
                                                                ========    ========   ========    ========
 FOR THE THREE MONTHS ENDED JULY 31, 1999
 Net sales ...............................................       $5,798      $7,368        --      $ 13,166
 Gross profit ............................................          444       1,087        --         1,531
 Selling, general and administrative .....................          239         548    $   317        1,104
 Provision  for  impairment  of  Knit  business assets ...          886         --         --           886
                                                                --------    --------   --------    --------
 (Loss) income from operations ...........................       $(681)        $539    $  (317)        (459)
                                                                ========    ========   ========
 Interest income .........................................                                              (29)
 Interest expense ........................................                                              193
                                                                                                   --------
 (Loss) before income tax ................................                                             (623)
 Provision for income taxes ..............................                                               42
 .........................................................                                         --------
 Net (loss) ..............................................                                         $   (665)
                                                                                                   ========



                                                        Knit       Woven
                                                    Division    Division   Corporate       Total
                                                    --------    --------   ---------    --------

FOR THE SIX MONTHS ENDED AUGUST 1, 1998
Net sales ......................................    $ 11,294    $  3,460        --      $ 14,754
Gross profit (loss) ............................         948        (787)       --           161
Selling, general and administrative ............         407         671    $  1,294       2,372
Amortization of intangibles ....................         182        --          --           182
                                                    --------    --------    --------    --------
Income (loss) from operations ..................    $    359    $ (1,458)   $ (1,294)     (2,393)
                                                    ========    ========    ========
Interest income ................................                                            (204)
Interest expense ...............................                                             155
                                                                                        --------
(Loss) before income tax .......................                                          (2,344)
Provision for income taxes .....................                                             111
                                                                                        --------
Net (loss) .....................................                                        ($ 2,455)
                                                                                        ========
Identifiable assets ............................    $ 13,616    $  7,706    $  4,300    $ 25,622
                                                    ========    ========    ========    ========
FOR THE THREE MONTHS ENDED AUGUST 1, 1998
Net sales ......................................    $  7,272    $  1,237        --      $  8,509
Gross profit (loss) ............................         826        (427)       --           399
Selling, general and administrative ............         204         338    $    814       1,356
Amortization of intangibles ....................          91        --          --            91
                                                    --------    --------    --------    --------
Income (loss) from operations ..................    $    531    $   (765)   $   (814)     (1,048)
                                                    ========    ========    ========
Interest income ................................                                             (98)
Interest expense ...............................                                              99
                                                                                        --------
(Loss) before income tax .......................                                          (1,049)
Provision for income taxes .....................                                              78
                                                                                        --------
Net (loss) .....................................                                        ($ 1,127)
                                                                                        ========

================================================================================

                                                                      APPEXDIX A


                              AMENDED AND RESTATED


                              ACQUISITION AGREEMENT


                                  by and among


              M.T.G.I. - TEXTILE MANUFACTURERS GROUP (ISRAEL) LTD.,


                              MBS (CYGNE) COMPANY,


                               A.C. SERVICES, INC.


                                       and


                                JORDACHE LIMITED


                           Dated as of August 1, 1999




==============================================================================

         AMENDED AND RESTATED ACQUISITION AGREEMENT, dated as of August 1, 1999, by and among M.T.G.I. - Textile Manufacturers Group (Israel) Ltd., an Israeli corporation ("SELLER"), MBS (Cygne) Company, a Delaware corporation ("MBS"), A.C. Services, Inc., a Delaware corporation ("ACS" and, together with MBS, the "STOCK SELLERS"), and Jordache Limited, a Delaware corporation ("PURCHASER").

                              W I T N E S S E T H:

         WHEREAS, Seller and Wear & Co. S.r.l., an Italian corporation wholly-owned by the Stock Sellers ("WEAR"), are engaged in the business of manufacturing women's knit clothing (the "BUSINESS");

         WHEREAS, Purchaser, Seller and the Stock Sellers were party to an Acquisition Agreement, dated as of March 25, 1999 (the "ORIGINAL AGREEMENT"), pursuant to which (i) Purchaser agreed to purchase, and Seller agreed to sell, the Assets (as defined below) and (ii) Purchaser agreed to purchase, and the Stock Sellers agreed to sell, all the outstanding stock of Wear (the "WEAR STOCK"); and

         WHEREAS, Purchaser, Seller and the Stock Sellers desire to amend and restate the terms and conditions of the purchase and sale of the Assets and the Wear Stock.

         NOW, THEREFORE, in reliance upon the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                 I. DEFINITIONS

         The following terms shall have the following respective meanings for all purposes of this Agreement:

               "Agreement" means this Amended and Restated Acquisition Agreement, as it may be from time to time amended.

               "Assets" has the meaning set forth in Section 2.2.

               "Assumed Contracts" shall mean the contracts, agreements and arrangements listed on SCHEDULES 2.2(c) and 2.2(d) hereto and all purchase orders.

               "Assumed Liabilities" has the meaning set forth in Section 2.4.

               "Business" has the meaning set forth in the preamble.

               "Closing" means the completion of the acquisition of the Assets and the Wear Stock pursuant to this Agreement.

               "Closing Date" means the date the Closing takes place.

               "Continued Employees" has the meaning set forth in Section 2.9.

               "Discount" has the meaning set forth in Section 2.7(a).

               "Escrow Agent" has the meaning set forth in Section 2.7(c).

               "Escrowed Amount" has the meaning set forth in Section 2.7(c).

               "Estimated Amount" has the meaning set forth in Section 2.7(b).

               "Excluded Assets" has the meaning set forth in Section 2.3.

               "Excluded Liabilities" means all liabilities and obligations of Seller (other than the Assumed Liabilities) of any kind or nature whatsoever, whether accrued, absolute, fixed, contingent, known or unknown, arising out of the conduct of the Business by Seller prior to the Closing Date.

               "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality.

               "Indemnified Party" has the meaning set forth in Section 10.3.

               "Indemnifying Party" has the meaning set forth in Section 10.3.

               "Initial Payment Amount" has the meaning set forth in Section 2.7(b).

               "Inventory" has the meaning set forth in Section 2.2(b).

               "Liens" has the meaning set forth in Section 2.1.

               "Management Agreement" means that certain Management Agreement, dated as of the date hereof, between T.S. Wear Me & Co., an affiliate of Purchaser and Seller, pursuant to which Purchaser is managing the Business on behalf of Seller.

               "Original Agreement" has the meaning set forth in the preamble.

               "Person" means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

               "Seller's IBT" has the meaning set forth in Section 2.7(a).

               "Stock Purchase Price" has the meaning set forth in Section 2.7.

               "Wear Operating Expenses" has the meaning set forth in Section 2.7(a).

               "Wear Stock" has the meaning set forth in the preamble.


                    II. PURCHASE AND SALE OF STOCK AND ASSETS

         Section 2.1 THE WEAR STOCK. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Stock Sellers shall sell and transfer to the Purchaser and Purchaser shall purchase and acquire good and valid title to the Wear Stock, free and clear of any mortgage, pledge, security interest, encumbrance, claim, lien, option, charge or agreement (collectively, "LIENS").

         Section 2.2 PURCHASE AND SALE OF ASSETS. At the Closing, upon the terms and subject to the conditions contained herein, Seller shall sell, transfer, convey and assign to Purchaser, effective as of the Closing, and Purchaser shall purchase and accept from Seller, all of the assets of Seller related to the Business, free and clear of all Liens, except the Excluded Assets (collectively, the "ASSETS"), as follows:

               (a) all machinery, equipment, fixtures, leasehold improvements, computers, computer hardware and software, tools, supplies, furniture and other tangible personal property and assets of Seller related to the Business, including without limitation those described in SCHEDULE 2.2(a);

               (b) all Seller's inventories of raw materials, work in progress, finished products and supplies used in the conduct of the Business ("INVENTORY");

               (c) subject to the second sentence of Section 3.5, all the interest of and the rights and benefits accruing to Seller as lessee under all leases or rental agreements covering real property, machinery, equipment, computers, computer hardware and software, tools, supplies, furniture and fixtures, automobiles and other tangible personal property and assets used in the Business, all of which agreements are listed in SCHEDULE 2.2(c);

               (d) subject to the second sentence of Section 3.5, all of the rights and benefits accruing to Seller under all customer and vendor purchase orders, contracts, agreements and arrangements, written or oral, entered into in connection with the conduct of the Business, all of which currently effective written contracts, agreements and arrangements (other than customer and vendor purchase orders) are listed in SCHEDULE 2.2(d), provided that Purchaser is only acquiring oral customer and vendor purchase orders outstanding on the Closing Date;

               (e) all currently existing operating data and records of Seller relating to the Business, including without limitation lists of all currently existing clients and all client records, production reports and records, standard operating procedures, equipment logs, operating guides and manuals, part lists and specifications, vendor lists, copies of personnel records of the Continued Employees, correspondence and other similar documents and records relating to the foregoing;

               (f) all advance payments to, and credits from, suppliers and all deposits;

               (g) Seller's 22.5% interest in DyeCo Textile Holdings Ltd., which owns approximately 66% of the Zion Dyeing and Finishing Technologies Limited Partnership; and

               (h) all goodwill of the Business.

         Section 2.3 EXCLUDED ASSETS. Anything to the contrary in Section 2.2 notwithstanding, the Assets shall exclude and Purchaser shall not purchase (a) any cash or equivalents in transit, in hand or in bank accounts and (b) all of Seller's accounts and notes receivable arising from the conduct of the Business (collectively, the "EXCLUDED ASSETS").

         Section 2.4 ASSUMPTION OF LIABILITIES. At the Closing, upon the terms and subject to the conditions contained herein, and simultaneous with the transfer, conveyance and assignment to Purchaser of the Assets, Purchaser shall assume, effective as of the Closing, and discharge in accordance with their terms, only the obligations and liabilities of Seller under the Assumed Contracts to the extent that they shall remain uncompleted and outstanding at the Closing Date, including without limitation all amounts owed to outside contractors for cutting and sewing corresponding to work-in-progress Inventory not yet billed and paid, which amounts are therefore not included in the calculation of the value of Inventory in accordance with Section 2.7(g) (collectively, the "ASSUMED LIABILITIES").

         Section 2.5 EXCLUDED LIABILITIES. Purchaser and Seller agree that Purchaser shall not assume, pay, discharge, become liable for or perform when due, and Seller shall not cause Purchaser so to assume, pay, discharge, become liable for or perform, any liabilities (contingent or otherwise), debts, contracts, commitments and other obligations of Seller of any nature whatsoever arising out of the conduct of the Business prior to the Closing Date other than the Assumed Liabilities, including without limitation all severance obligations to all employees of Seller whose employment is terminated by Seller in connection with the Closing hereunder.

         Section 2.6 CLOSING. The Closing shall take place at the offices of Cygne Designs, Inc., 680 Fifth Avenue, New York, New York, at the opening of business, as soon as practicable after all conditions to the respective obligations of the parties have been satisfied or waived, or at such other date, time and place as the parties may agree. Each party hereto agrees to use its reasonable efforts to satisfy promptly the conditions to the obligations of the respective parties hereto in order to expedite the Closing.

         Section 2.7 PURCHASE PRICE. (a) The purchase price for the Assets shall be the net tangible book value of the Assets at the Closing Date, determined as set forth below, less an amount (the "DISCOUNT") equal to the difference between
(i) the sum of (a) $80,000 and (b) the income before tax of Seller for the period commencing August 1, 1999 and ending on the Closing Date ("SELLER'S IBT"), and (ii) the sum of the operating expenses of Wear and Wear & Co International, Inc. for the period commencing August 1, 1999 and ending on the Closing Date ("WEAR OPERATING EXPENSES") (the "ASSET PURCHASE PRICE"). The purchase price for the Wear Stock shall be $100,000 (the "STOCK PURCHASE PRICE").

         (b) At least five (5) business days prior to the Closing Date, Seller shall prepare and deliver to Purchaser (i) a good faith estimate, prepared in U.S. Dollars in accordance with Israeli generally accepted accounting principles ("GAAP"), applied in a manner consistent with the past practice, except as otherwise expressly provided below, and accompanied by a certificate of the chief financial officer of Seller to that effect, of (A) the aggregate amount of the net tangible book value of the Assets determined in accordance with clause
(g) below, except that work-in-progress Inventory shall be valued at 75% of the selling price of the garment in progress rather than as specified in Section 2.7(g)(ii) (the "ESTIMATED AMOUNT") as of the Closing Date, and (B) the Discount, and (ii) a schedule of all open purchase orders of Seller relating to the Business.

         (c) At Closing, Purchaser shall (i) place in escrow with Republic Bank (the "ESCROW AGENT"), pursuant to a mutually agreeable escrow agreement, an amount equal to ten percent (10%) of the Inventory as shown on the estimate delivered to Seller pursuant to Section 2.7(b) (the "ESCROWED AMOUNT") and (ii) deliver to Seller an amount (the "INITIAL PAYMENT AMOUNT") equal to the difference between (A) the Estimated Amount less the Discount and (B) the Escrowed Amount in accordance with Section 2.8.

         (d) As promptly as practicable, but in no event more than thirty (30) days, following the Closing Date, Seller shall prepare or cause to be prepared and shall deliver to Purchaser a reasonably detailed statement setting forth (i) the net tangible book value of the Assets at the Closing Date, determined in accordance with clause (g) below, (ii) the Seller's IBT and (iii) the Wear Operating Expenses (the "SELLER STATEMENT"), together with all work papers prepared in connection with the preparation of the Seller Statement. Unless within thirty (30) days after its receipt of the Seller Statement Purchaser shall deliver to Seller a reasonably detailed statement describing its objections to the Seller Statement (a "STATEMENT OF OBJECTION"), the amount of the net tangible book value of the Assets, (ii) the Seller's IBT and (iii) the Wear Operating Expenses determined in accordance with this clause (d) shall be final and binding on the parties hereto and the Seller Statement shall be the final statement hereunder (the "CLOSING DATE STATEMENT").

         (e) If Purchaser shall deliver to Seller a timely Statement of Objection, Purchaser and Seller and their respective independent accountants shall negotiate in good faith and use reasonable best efforts to resolve any disputes. If a resolution is reached, such resolution shall be final and binding on the parties and Purchaser and Seller shall set forth the net tangible book value of the Assets, the Seller's IBT and the Wear Operating Expenses on a mutually acceptable statement and such statement shall be the Closing Date Statement. If a final resolution is not reached within fifteen (15) days after Purchaser has submitted its Statement of Objection, any remaining disputes shall be resolved by a third firm of independent accountants (the "REVIEWING ACCOUNTANTS") selected jointly by the parties' independent accounting firms. The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than thirty (30) days, and set forth their resolution in a statement setting forth the net tangible book value of the Assets (the "ACCOUNTANT STATEMENT"). In such event, the determination of the Reviewing Accountants shall be final and binding on the parties hereto and the Accountant Statement shall be the Closing Date Statement.

         (f) Seller and Purchaser each shall pay one-half of the fees and expenses of the Reviewing Accountants. Seller and the Purchaser shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 2.7, including Seller's preparation of and Purchaser's review of the Closing Date Statement, including by furnishing such information and access to books, records (including accountants' work papers), personnel and properties as may be reasonably requested.

         (g) The Closing Date Statement shall be prepared in U.S. Dollars in accordance with GAAP applied in a manner consistent with past practice, except that (i) Seller's interest in DyeCo Textile Holdings Ltd. shall be valued at the amount of Seller's investment rather than book value and (ii) the leasehold improvements shall be valued at 33.33% of the net book value of the leasehold improvements. Accordingly, the Inventory shall be valued as follows:

               (i) Raw materials and accessories shall be valued at cost, including without limitation, FOB or CIF purchase price, as the case may be, plus (A) 5% of such purchase price representing the estimated cost of freight, brokerage, insurance and storage charges, provided, however, that Purchaser may elect to pay only actual cost of freight, brokerage, insurance and storage charges for all raw materials and accessories, in which event Purchaser shall compute the actual cost in connection with its review of the Seller Statement pursuant to Section 2.7(d) hereof, which computation Seller shall have the right to review and dispute in accordance with Section 2.7(e) hereof, and any such dispute shall be resolved in accordance with Section 2.7(e), and (B) any fabric commission for fabric from Korea, inspection costs owed to SGS, dyeing and finishing charges, to the extent actually incurred; provided however, that the portion of such raw materials and accessories for which no corresponding customer liability exists (either in the form of finished garment purchase order or other customer commitment) shall be valued at the lower of cost or market.

               (ii) Work-in-progress, which includes finished garments to be shipped to customers and finished goods in transit but not yet billed to customers, shall include (A) raw materials and accessories as determined above; (B) cutting costs valued at the greater of (1) $.10 per unit or (2) the cost paid to or billed by outside contractors; (C) sewing costs paid to or billed by outside contractors; and (D) a manufacturing overhead charge of 3% of the selling price of the finished garments.

               (iii) Finished garments, excluding finished garments included in work-in-progress above, shall be valued at the lower of cost or market.

         (h) If the Asset Purchase Price as finally determined based on the Closing Date Statement exceeds the Initial Payment Amount, Purchaser shall immediately pay to Seller in cash out of the Escrowed Amount the amount of such excess. Purchaser shall retain the remainder, if any, of the Escrowed Amount. Purchaser shall distribute interest earned on the Escrowed Amount to Seller, or shall retain such interest, in proportion to the amount of the Escrowed Amount distributed or retained, as the case may be, by each. If the Asset Purchase Price as finally determined based on the Closing Date Statement exceeds the Initial Payment Amount plus the Escrowed Amount, then, in addition to distribution of the Escrowed Amount pursuant to preceding sentence, Purchaser shall pay the difference to Seller in immediately available funds.

         (i) If the Asset Purchase Price as finally determined based on the Closing Date Statement is less than the Initial Payment Amount, Seller shall immediately pay the difference to Purchaser in immediately available funds. In such event, Purchaser shall retain the Escrowed Amount and all interest earned thereon.

         Section 2.8 DELIVERY OF PURCHASE PRICE AND TRANSFER OF ASSETS. (a) At the Closing, Purchaser shall deliver the Initial Payment Amount and the Stock Purchase Price by wire transfer of immediately available federal funds to an account specified by Seller and the Stock Sellers, respectively, at least two business days prior to the Closing Date, and shall deliver the Escrowed Amount by wire transfer of immediately available federal funds to an account specified by the Escrow Agent. Purchaser shall pay all costs of such escrow. The escrow agreement shall provide that the Escrowed Amount shall be released in accordance with Section 2.7(h) or (i), as the case may be.

         (b) At the Closing, Seller shall deliver to Purchaser such bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment, reasonably satisfactory in form and substance to Purchaser and its counsel, as may be reasonably requested by Purchaser, in order to convey to Purchaser good and marketable title to the Assets, free and clear of all Liens except as permitted by this Agreement. Purchaser shall pay all sales, transfer and value added taxes or similar charges payable by reason of the sale hereunder.

         (c) At the Closing, Seller shall deliver to Purchaser all written consents which are required under any Assumed Contract being assigned to Purchaser hereunder; provided, however, that as to any Assumed Contract the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to or on the Closing Date, Seller shall cooperate with Purchaser to establish arrangements which will provide for the transfer of the economic benefit of such Assumed Contracts to Purchaser as of the Closing Date under terms and conditions reasonably acceptable to all the parties hereto.

         (d) At the Closing, the Stock Sellers and Purchaser will enter into a customary sale contract in front of a notary public in Florence, Italy for the purpose of causing the sale of the Wear Stock. As soon as technically possible after the Closing, the Stock Sellers will cause the ownership of Wear Stock, as reflected in the shareholders' registry, to be recorded in the Purchaser's name on the shareholders' registry.

         (e) Prior to the Closing, all intercompany accounts between Wear and Cygne Designs, Inc. or any affiliates shall be settled in cash.

         (f) At the Closing, Purchaser shall deliver any bank guarantees required by the Assumed Contracts, as specified in SCHEDULE 2.8(F), in order to allow Seller to have its bank guarantees released.

         Section 2.9 EMPLOYEES. (a) Purchaser shall not have any obligation to assume or honor any employment agreement between Seller and any current or former employee of Seller. As of the Closing Date, Seller shall terminate the employment of, and Purchaser shall offer employment to, employees of Seller who are actively employed immediately prior to the Closing Date, whose primary employment is with the Business and who have been identified to Seller in writing by Purchaser as employees to whom Purchaser shall offer employment ("AFFECTED EMPLOYEES"). Wear employees who are employed by Wear immediately prior to the Closing Date shall remain employees of Wear following the Closing Date ("WEAR EMPLOYEES"). All Affected Employees who accept employment with Purchaser and Wear Employees who continue employment by Wear immediately following the Closing Date, shall be referred to, collectively, as "CONTINUED EMPLOYEES". Purchaser acknowledges that Seller intends to give to each of its employees notice of termination of employment, effective immediately prior to the Closing Date, at least thirty (30) days prior to the Closing Date, except that Seller gave the individuals listed on SCHEDULE 2.9 hereto notice of termination as of the date of the Original Agreement. Purchaser acknowledges and agrees that there can be no assurance that such employees will be available to Purchaser, and Purchaser shall have no recourse against Seller if such employees are not available to Purchaser following the Closing.

         (b) Purchaser shall pay or cause to be paid when due to the Continued Employees the amount of all wages, salary, bonuses, commissions, incentive payments and other compensation (including, without limitation, any vacation and sick pay) or any other benefit, perquisite, cost, expense, liability or obligation attributable to services provided on and after the Closing Date. Seller shall pay or cause to be paid all amounts due to employees of Seller engaged in the Business, including Affected Employees, for wages, salary, bonuses, commissions, incentive payments and other compensation (including, without limitation, any vacation and sick pay) or any other benefit, perquisite, cost, expense, liability or obligation attributable to services provided prior to the Closing Date.

         (c) Nothing in this Section 2.9 is intended, or shall be construed, to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies by reason of this Section 2.9.

              III. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligation of Purchaser under this Agreement to consummate the purchase of the Assets and the Wear Stock at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, to the reasonable satisfaction of Purchaser (any of which may be waived in writing in whole or in part by Purchaser):

         Section 3.1 REPRESENTATIONS AND WARRANTIES ACCURATE. All representations and warranties of Seller and the Stock Sellers contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

         Section 3.2 PERFORMANCE BY SELLER AND THE STOCK SELLERS. Seller and the Stock Sellers shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Seller and the Stock Sellers prior to or on the Closing Date.

         Section 3.3 CERTIFICATE. Purchaser shall have received a certificate, dated the Closing Date, signed by an authorized officer of each of Seller and the Stock Sellers, to the effect that the conditions set forth in Sections 3.1 and 3.2 have been satisfied.

         Section 3.4 LEGAL PROHIBITION. On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a court, governmental body or regulatory authority, nor shall any action or proceeding be threatened, to restrain or prohibit the transactions contemplated by this Agreement.

         Section 3.5 CONSENTS, APPROVALS, PERMITS, LICENSES, ETC. All authorizations, consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other action required with or from any Governmental Entity or third party (including without limitation all parties to each of the Assumed Contracts) in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby shall have been duly obtained and shall be reasonably satisfactory to Purchaser and its counsel, and copies thereof shall be delivered to the Purchaser prior to the Closing. With respect to any Assumed Contract, the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to the Closing Date, Seller shall cooperate with Purchaser to establish arrangements which will provide for the transfer of the economic benefits of such Assumed Contracts to Purchaser as of the Closing Date under terms and conditions reasonably acceptable to all the parties hereto.

         Section 3.6 CLOSING MATTERS. All proceedings to be taken by the Seller and the Stock Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

         Section 3.7 NON-COMPETITION AGREEMENT. Cygne Designs, Inc. and Purchaser shall have entered into a Non-Competition Agreement, substantially in the form of EXHIBIT 3.7 hereto.

         Section 3.8 GUARANTY. Cygne Designs, Inc. shall have delivered to Purchaser a guaranty, substantially in the form of EXHIBIT 3.8 hereto.

       IV. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND STOCK SELLERS

         The obligation of Seller and the Stock Sellers under this Agreement to consummate the sale of the Assets and the Wear Stock, respectively, at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, to the reasonable satisfaction of Seller and the Stock Sellers:

         Section 4.1 REPRESENTATIONS AND WARRANTIES ACCURATE. All representations and warranties of Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

         Section 4.2 PERFORMANCE BY PURCHASER. Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Purchaser prior to or on the Closing Date.

         Section 4.3 CERTIFICATE. Each of Seller and the Stock Sellers shall have received a certificate, dated the Closing Date, signed by an authorized officer of Purchaser, to the effect that the conditions set forth in Sections
4.1 and 4.2 have been satisfied.

         Section 4.4 LEGAL PROHIBITION. On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a court, governmental body or regulatory authority to restrain or prohibit the transactions contemplated by this Agreement.

         Section 4.5 CLOSING MATTERS. All proceedings to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and the Stock Sellers and their counsel.

         Section 4.6 KAFRI AGREEMENT. Jonathan Kafri shall have delivered to Seller and Cygne Designs, Inc. an agreement releasing Cygne Designs, Inc. and its Affiliates from all obligations they may have to Jonathan Kafri.

         Section 4.7 STOCKHOLDER APPROVAL. The stockholders of Cygne Designs, Inc. shall have approved the transactions contemplated hereby.

         Section 4.8 RELEASE OF LETTERS OF CREDIT. Purchaser shall have made arrangements reasonably satisfactory to Seller and the Stock Sellers such that all letters of credit posted on behalf of Seller or the Stock Sellers in respect of the Business will be released as of the Closing and Seller and the Stock Sellers, nor any affiliate thereof, will have no further liability in respect thereof.

         Section 4.9 NON-COMPETITION AGREEMENT. Cygne Designs, Inc. and Purchaser shall have entered into a Non-Competition Agreement, substantially in the form of EXHIBIT 3.7 hereto.

                   V. REPRESENTATIONS AND WARRANTIES OF SELLER

         The Seller represents, warrants and agrees as of the Closing Date that:

         Section 5.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel, with corporate power and authority necessary to enter into and perform this Agreement and the transactions contemplated hereby.

         Section 5.2 DUE AUTHORIZATION. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the other documents contemplated hereby, the performance by Seller of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, other than approval by the stockholders of Cygne Designs, Inc. This Agreement has been duly executed and delivered by Seller, and is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

         Section 5.3 NO CONFLICT. Except as set forth in SCHEDULE 5.3, neither the execution and delivery of this Agreement or any of the other documents contemplated hereby by Seller nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (i) the Articles or Memorandum of Association of Seller or (ii) any statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which Seller is a party or by which Seller (or any of the Assets) or the Business is subject or bound; (b) result in the creation of, or give any party the right to create, any Lien upon the Assets; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Assumed Contract; or (d) require Seller to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Entity or to obtain the approval or consent of any other Person.

         Section 5.4 TITLE TO AND CONDITION OF ASSETS. Seller has, and, except for the assets sold by Seller in the ordinary course of the Business between the date hereof and the Closing Date, upon payment therefor Purchaser will have, good and marketable title to, or valid and subsisting leasehold interests in or valid licenses to use, all of the Assets, free and clear, except for such licensed or leased property and assets, of any Liens, except (i) those accepted by Purchaser which are set forth on SCHEDULE 5.4 hereto, (ii) liens which will be removed at Closing and (iii) the lien of current taxes not yet due and payable or of taxes the validity of which is being contested in good faith by appropriate proceedings, so long as such contest does not involve any real danger of the sale, foreclosure or loss of any Assets. All tangible personal property included in the Assets is being acquired by Purchaser "as is" and Seller makes no representation as to its condition.

         Section 5.5 CONTRACTS, OBLIGATIONS AND COMMITMENTS. In connection with the operation of the Business, except as set forth on SCHEDULE 5.5 hereto, Seller has no existing contract, obligation or commitment (written or, to Seller's knowledge, oral) of any nature other than the Assumed Contracts. Except as set forth on SCHEDULE 5.5, each Assumed Contract is a valid and binding obligation of Seller and, to Seller's knowledge, the other parties thereto, enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect (except for any Assumed Contracts which by their terms expire after the date hereof or are terminated after the date hereof in accordance with the terms thereof), and neither Seller nor, to Seller's knowledge, any other party thereto has breached any material provision of, nor is in default in any material respect under the terms of (and, to Seller's knowledge, no condition exists which, with the passage of time, the giving of notice, or both, would result in a default under the terms of), any of the Assumed Contracts.

         Section 5.6 LITIGATION. There is no action, suit, proceeding or, to Seller's knowledge, investigation, at law or in equity or otherwise in, before or by any court or governmental board, commission, agency, department or office, or private arbitration tribunal pending or, to Seller's knowledge, threatened by or against Seller that relates to the Business or the Assets.

         Section 5.7 COMPLIANCE WITH LAW. The Business is being conducted in compliance in all material respects with all applicable laws, rules, regulations and court or administrative orders and processes.

         Section 5.8 LICENSES; REGISTRATIONS; PERMITS; ETC. Seller possesses all governmental registrations, certificates of need, consents, qualifications, accreditations, licenses, permits, authorizations and approvals necessary to own and operate the Business, except those the failure of which to have do not materially adversely affect Seller's ability to conduct the Business, which approvals are set forth on SCHEDULE 5.8 hereto, and true, complete and correct copies of which approvals have previously been delivered to Purchaser. All such approvals are in full force and effect as of the date hereof and Seller is in compliance therewith in all material respects.

         Section 5.9 PERSONNEL. SCHEDULE 5.9 comprises a complete and correct list of the names, titles, length of employment or service and current annual salary rates and all other compensation and fringe benefits of each of the employees engaged in the Business. Except as set forth on SCHEDULE 5.9, none of such personnel is a party or subject to any oral or written employment, bonus, pension, profit-sharing, deferred compensation, percentage compensation, employee benefit (including without limitation, medical disability, life insurance and other welfare benefit plans), incentive, pension or retirement plans, fringe benefit or termination or severance agreements, plans or commitments other than those mandated by applicable law.

             VI. REPRESENTATIONS AND WARRANTIES OF THE STOCK SELLERS

         Section 6.1 ORGANIZATION AND QUALIFICATION. Each Stock Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority necessary to enter into and perform this Agreement and the transactions contemplated hereby.

         Section 6.2 DUE AUTHORIZATION. Each Stock Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each Stock Seller of this Agreement and the other documents contemplated hereby, the performance by each Stock Seller of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each Stock Seller, other than approval by the stockholders of Cygne Designs, Inc.. This Agreement has been duly executed and delivered by each Stock Seller, and is a legal, valid and binding obligation of each Stock Seller, enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

         Section 6.3 NO CONFLICT. Except as set forth in SCHEDULE 6.3, neither the execution and delivery of this Agreement or any of the other documents contemplated hereby by the Stock Sellers nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (i) the organizational documents of the Stock Sellers or (ii) any statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which either Stock Seller is a party or by which either Stock Seller is subject or bound; (b) result in the creation of, or give any party the right to create, any Lien upon the Wear Stock; or (c) require either Stock Seller to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Entity or to obtain the approval or consent of any other Person, other than the stockholders of Cygne Designs, Inc.

         Section 6.4 ORGANIZATION OF WEAR. Wear is duly organized, validly existing and in good standing under the laws of Italy. Wear has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Stock Sellers own of record and beneficially all the outstanding Wear Stock. Other than pursuant to this Agreement, there are no contracts, options, warrants, calls, rights, subscriptions, convertible securities or other rights or agreements, arrangements or commitments of any kind with respect to any security of Wear.

         Section 6.5 LITIGATION. There is no action, suit, proceeding or, to the Stock Sellers' knowledge, investigation, at law or in equity or otherwise in, before or by any court or governmental board, commission, agency, department or office, or private arbitration tribunal pending or, to the Stock Sellers' knowledge, threatened by or against Wear.

         Section 6.6 COMPLIANCE WITH LAW. Wear is in compliance in all material respects with all applicable laws, rules, regulations and court or administrative orders and processes.

         Section 6.7 LICENSES; REGISTRATIONS; PERMITS; ETC. Wear possesses all governmental registrations, certificates of need, consents, qualifications, accreditations, licenses, permits, authorizations and approvals necessary to own and operate its business, except those approvals the failure of which to have do not materially adversely affect Wear's ability to conduct the Business, which approvals are set forth on SCHEDULE 6.7 hereto, and true, complete and correct copies of which approvals have previously been delivered to Purchaser. All such approvals are in full force and effect as of the date hereof and Wear is in compliance therewith in all material respects.

         Section 6.8 PERSONNEL. SCHEDULE 6.8 comprises a complete and correct list of the names, titles, length of employment or service and current annual salary rates and all other compensation and fringe benefits of each of the employees of Wear. Except as set forth on SCHEDULE 6.8, none of such personnel is a party or subject to any oral or written employment, bonus, pension, profit-sharing, deferred compensation, percentage compensation, employee benefit (including without limitation, medical disability, life insurance and other welfare benefit plans), incentive, pension or retirement plans, fringe benefit or termination or severance agreements, plans or commitments.

                VII. REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller and the Stock Sellers as follows:

         Section 7.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

         Section 7.2 DUE AUTHORIZATION; NO CONFLICT. (a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and is a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

                  (b) Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the organizational documents of Purchaser, or (B) any statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which Purchaser is a party or by which it (or any of its properties or assets) is subject or bound; or (ii) require Purchaser to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Entity, or to obtain the approval or consent of any other Person, except as set forth in SCHEDULE 7.2 hereto.

                                 VIII. COVENANTS

         Section 8.1 CONDUCT AND PRESERVATION OF ASSETS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date:

               (a) Seller shall (i) maintain, preserve and protect the Assets,
          (ii) comply in all material respects with all laws, ordinances, rules, regulations and orders applicable to the Business or the Assets, (iii) operate the Business in the ordinary course and consistent with past practice and (iv) not take any action or omit to take any action which act or omission would result in the inaccuracy of any of its representations and warranties set forth herein if such representations or warranties were to be made immediately after the occurrence of such act or omission; and

               (b) The Stock Sellers shall (i) cause Wear to maintain, preserve and protect its business, operate its business in the ordinary course and consistent with past practice and comply in all material respects with all laws, ordinances, rules, regulations and orders applicable to it, and (ii) not take any action or omit to take any action which act or omission would result in the inaccuracy of any of its representations and warranties set forth herein if such representations or warranties were to be made immediately after the occurrence of such act or omission.

         Section 8.2 ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, Seller and the Stock Sellers will (i) permit Purchaser's authorized representatives and financing parties reasonable access to all of the books, records, reports and other related materials, offices and other facilities and properties of Seller related to the Assets and the Business and of Wear; (ii) permit Purchaser to make such inspections thereof as Purchaser may reasonably request; and (iii) furnish Purchaser with such financial and operating data and other information with respect to the business, operations and properties of the Business and Wear as Purchaser may from time to time reasonably request.

         Section 8.3 FILINGS AND AUTHORIZATIONS. Each of Seller, the Stock Sellers and Purchaser, as promptly as practicable, (i) will make, or cause to be made, all filings and submissions required under laws, rules and regulations applicable to it, or to its subsidiaries and affiliates, as may be required for it to consummate the transactions contemplated hereby; (ii) will use its reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and governmental or public authorities or bodies necessary to be obtained by it, or any subsidiaries or affiliates, in order for it so to consummate such transactions, including without limitation Israeli government authorities; and (iii) will use its reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. Seller, the Stock Sellers and Purchaser will coordinate and cooperate with one another in exchanging information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing. Purchaser shall use its reasonable efforts to assist Seller in obtaining all consents required under the Assumed Contracts as a result of this Agreement and the transactions contemplated hereby.

         Section 8.4 PUBLIC ANNOUNCEMENTS. Unless and to the extent required by law, each party hereto will agree in advance prior to the issuance by either of any press release or the making of any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the agreement of the other party. In the event that either party is required to issue a press release or make a public statement by law, it will notify the other party of the contents thereof in advance of the issuance or making thereof. Notwithstanding the foregoing, Purchaser understands, acknowledges and agrees that Cygne Designs, Inc. is a publicly-traded company and, as such, may be required to disclose this transaction and the terms hereof by a filing with the Securities and Exchange Commission and the issuance of a press release. To the extent possible, Seller will give Purchaser prior notice of, and an opportunity to review, any such disclosure.

         Section 8.5 HIRING OF EMPLOYEES. Purchaser shall be permitted to interview all employees of Seller engaged in the Business and discuss with, and offer employment to, any of such employees. It is understood and agreed, however, that Purchaser shall not be obligated to offer employment to any of Seller's employees.

         Section 8.6 SCHEDULES. Seller and the Stock Sellers will have the continuing obligation to promptly supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and attached hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.

         Section 8.7 BROKERS. Each party shall pay all fees and commissions of any broker, finder, investment banker or other similar intermediary to which it is obligated to pay any fee or commission in connection with the transactions contemplated by this Agreement and shall indemnify and hold harmless the other party from and against any such fee or commission and any damage, loss, cost, expense or liability (including reasonable attorneys' fees) resulting therefrom.

                      IX. CERTAIN ACTIONS AFTER THE CLOSING

         Section 9.1 PAYMENT OF LIABILITIES. Following the Closing Date each of Purchaser and Seller agrees to discharge (whether by payment or performance) in accordance with their terms the Assumed Liabilities and the Excluded Liabilities, respectively.

         Section 9.2 FURTHER ASSURANCES. Seller and the Stock Sellers from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets and the Wear Stock, respectively. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

         Section 9.3 SHARING OF DATA. Purchaser shall have the right following the Closing Date to have reasonable access to those corporate minute books, stock books, tax returns and other corporate records and files of Seller which remain with Seller pursuant to the terms of this Agreement to the extent any of the foregoing relates to the Business or is otherwise needed by Purchaser in order to comply with its obligations under applicable laws and regulations. Seller shall have the right following the Closing Date to have reasonable access to those documents and records included in the Assets to the extent any such documents or records are needed by Seller in order to comply with its obligations under applicable laws and regulations.

         Section 9.4 COLLECTION ASSISTANCE. Purchaser will, if so requested by Seller, assist Seller in collecting all accounts receivable arising from Seller's conduct of the Business prior to the Closing Date; provided that Purchaser shall not be required to take any actions which Purchaser reasonably determines would adversely affect its relationship with such customer.

         Section 9.5 NON-COMPETITION. Seller agrees that it will not, for a period of six (6) months from the Closing Date (the "NON-COMPETE PERIOD"), source knit products in Israel, Jordan or the Palestinian territory. Seller acknowledges and agrees that a substantial and legally sufficient portion of the Asset Purchase Price is attributable to the non-competition provisions of this
Section 9.5 and Seller expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the non-competition provisions of this Section 9.5 should such enforcement ever become necessary. Seller acknowledges that a remedy at law for any breach or attempted breach of this
Section 9.5 will be inadequate and further agrees that any breach of this
Section 9.5 will result in irreparable harm to the Business; and Seller covenants and agrees not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Whenever possible, each provision of this Section 9.5 shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section 9.5 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 9.5. If any provision of this
Section 9.5 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 9.5 but shall be confined in its operation to the provision of this Section 9.5 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 9.5 should ever be deemed to exceed the time or geographic limitations permitted by the applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

                               X. INDEMNIFICATION

         Section 10.1 BY SELLER AND THE STOCK SELLERS. (a) Seller hereby agrees to indemnify and hold harmless Purchaser from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Purchaser in connection with each and all of the following:

               (i) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Seller under this Agreement or any other agreement executed by Seller in connection herewith;

               (ii) any and all liabilities and obligations of Seller arising out of the conduct of the Business of prior to the Closing (including without limitation the termination by Seller of its employees in accordance with Section 2.9 hereof) other than the Assumed Liabilities and liabilities and obligations resulting from Purchaser's conduct of the Business in violation of the Management Agreement; and

               (iii) any and all liabilities of Seller for taxes arising from the conduct of the Business prior to the Closing Date.

         (b) Stock Sellers hereby agree to indemnify and hold harmless Purchaser from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Purchaser in connection with any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Stock Sellers under this Agreement or any other agreement executed by the Stock Sellers in connection herewith.

         Section 10.2 BY PURCHASER. Purchaser hereby agrees to indemnify and hold harmless Seller and the Stock Sellers from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Seller in connection with each and all of the following:

               (a) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement or any other agreement executed by Purchaser in connection herewith; and

               (b) the Assumed Liabilities.

         Section 10.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "INDEMNIFIED PARTY") shall promptly notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constituting the basis for such claim. In the event any such claim for indemnification hereunder results from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

         Section 10.4 DEFENSE BY INDEMNIFYING PARTY. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, but the fees and expenses of its counsel shall be at its own expense unless the employment of such counsel shall have been authorized by the Indemnifying Party in connection with the defense of such action, suit or proceeding. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, (b) the Indemnified Party may settle such claim in accordance with the last sentence of Section 10.3 hereof, and (c) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend such third party claim in a reasonably prudent manner.

         Section 10.5 LIMITATION OF LIABILITY. Indemnification pursuant to this
Article X is the sole and exclusive remedy for claims by Purchaser or Seller and the Stock Sellers under or in respect of this Agreement. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall not be entitled to indemnification and an Indemnified Party shall have no liability to an Indemnified Party under Section 10.1(a)(i) and 10.1(b) or 10.2(a), as the case may be, until the aggregate losses for which there is indemnification pursuant to Section 10.1 or 10.2 equals $25,000, whereupon the Indemnified Party shall be entitled to receive any such indemnification in excess of $25,000; provided, however, that an Indemnified Party's maximum cumulative liability under or in respect of this Agreement shall not exceed $500,000 in the aggregate ($100,000 in the case of the indemnification to or from the Stock Sellers) and provided further that the maximum cumulative liability of Seller and the Stock Sellers shall not exceed $500,000. Notwithstanding anything to the contrary contained herein, to the extent Purchaser, Seller or the Stock Sellers should obtain at or prior to the Closing actual knowledge of any facts which it reasonably should have known would constitute a breach or violation by the other party hereto of any representation, warranty, covenant or agreement under this Agreement, the Purchaser, Seller or the Stock Sellers, as the case may be, shall be deemed to have waived said breach to the extent it proceeds to close under this Agreement and shall have no right to indemnification for such breach.

         Section 10.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties herein shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto until December 31, 1999, except as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, in which event survival shall continue (but only with respect to and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal.

                                 XI. TERMINATION

         Section 11.1 TERMINATION EVENTS. Subject to the provisions of Section 11.2, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated and abandoned:

               (a) By either Seller and the Stock Sellers or Purchaser if a material default or breach shall be made by the other party with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of the representations and warranties contained in Article V, VI and VII, as the case may be, and such default cannot be cured and has not been waived;

               (b) By written mutual consent of Seller, the Stock Sellers and Purchaser;

               (c) By either Seller and the Stock Sellers or Purchaser if the Closing shall not have occurred, other than through failure of such party to fulfill its obligations hereunder, on or before October 15, 1999 or such later date as may be agreed upon by the parties; or

               (d) By Seller and the Stock Sellers if the stockholders of Cygne Designs, Inc. do not approve the transactions contemplated hereby.

         Section 11.2 EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Section 11.2, all further obligations of the parties hereunder shall terminate, no party shall have any right against the other party hereto, except as set forth in this Section 11.2, and each party shall bear its own costs and expenses, except that if this Agreement is so terminated by one party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement (other than a failure by Seller, after the good faith exercise of reasonable best efforts, to obtain any consent, approval or other permission required pursuant to Section 3.5 hereof or the failure by Cygne Designs, Inc. to obtain the approval of its stockholders), it is expressly agreed and understood that the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall survive such termination unimpaired.

                               XII. MISCELLANEOUS

         Section 12.1 EXPENSES. Each party to this Agreement shall pay its own costs and expenses (including all legal and accounting fees incurred by it) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

         Section 12.2 AMENDMENT. This Agreement shall not be amended or modified except by a writing duly executed by Seller, the Stock Sellers and Purchaser indicating an intention to amend this Agreement.

         Section 12.3 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto and the other instruments, agreements and documents delivered pursuant to this Agreement or in connection with the Closing, contains all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, including without limitation the Original Agreement.

         Section 12.4 HEADINGS. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

         Section 12.5 NOTICES. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered to the persons identified below, (b) seven calendar days after mailing if mailed, with proper postage, by certified or registered mail, air mail postage prepaid, return receipt requested, addressed as follows:

                  IF TO PURCHASER:

                          Jordache Limited
                          1411 Broadway
                          New York, New York 10018
                          Attention: President

                  WITH A COPY TO:

                          Robert Spiegelman, Esq.
                          1411 Broadway
                          New York, New York 10018


                  IF TO THE STOCK SELLERS:

                          c/o Cygne Designs, Inc.
                          680 Fifth Avenue
                          New York, New York 10019
                          Attention: Bernard Manuel


                  IF TO SELLER:

                          M.T.G.I. - Textile Manufacturers Group
                             (Israel) Ltd.

                          c/o Cygne Designs, Inc.
                          680 Fifth Avenue
                          New York, New York 10019
                          Attention: Bernard Manuel


                  WITH COPIES OF ANY NOTICES TO SELLER OR THE STOCK SELLERS TO:

                          Fulbright & Jaworski L.L.P.
                          666 Fifth Avenue
                          New York, New York  10103
                          Attention:  Paul Jacobs, Esq.

                          Cygne Designs, Inc.
                          680 Fifth Avenue
                          New York, New York 10019
                          Attention: Bernard Manuel

or (c) on the date of receipt if sent by telex or telecopy, and confirmed in writing in the manner set forth in (b) on or before the next day after the sending of the telex or telecopy. Such addresses and numbers may be changed, from time to time, by means of a notice given in the manner provided in this Section.

         Section 12.6 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

         Section 12.7 WAIVER. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

         Section 12.8 COUNTERPARTS. This Agreement may be signed in two or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

         Section 12.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Israel.


         Section 12.10 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

         Section 12.11 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Purchaser, Seller or the Stock Sellers without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign any or all of its rights, interest or obligations hereunder to any one or more direct or indirect wholly owned subsidiaries of Purchaser, provided, however, that no such assignment by Purchaser shall limit or affect Purchaser's obligations hereunder.

         Section 12.12 ARBITRATION. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement, any breach or alleged breach hereof, or the transaction contemplated hereby, shall be resolved and settled by arbitration by three arbitrators; provided, however, that in the event the dispute is pursuant to Section 2.7 of this Agreement, the dispute shall be resolved in accordance with that section. Within fifteen (15) days after written demand for arbitration is sent by one party to the other, Purchaser and Seller and the Stock Sellers shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The parties shall endeavor to complete arbitration within 60 days after delivery of written notice demanding arbitration. The decision of the arbitrators shall be binding and conclusive upon the parties. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York County, State of New York under the commercial rules then in effect of the American Arbitration Association. The expense of arbitration shall be borne equally by the parties to the arbitration and each party shall bear and pay for the cost of its own experts, witnesses, evidence, counsel and other costs in connection with the preparation and presentation of its case; provided, however, in the event either party alleges fraud or that the position of the other party is not supportable in good faith, and the arbiters find that such fraud or bad faith exists, the arbiters shall be free to award costs in such arbiters' discretion.


                  [Remainder of Page Intentionally Left Blank]


         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date set forth above.


                                          PURCHASER:

                                          JORDACHE LIMITED

                                          By: /s/ ROBERT SPIEGELMAN
                                              ----------------------------------
                                                  Name: Robert Spiegelman
                                                  Title: Authorized Signatory


                                          SELLER:

                                          M.T.G.I. -- TEXTILE MANUFACTURERS
                                            GROUP (ISRAEL) LTD.

                                          By: /s/ BERNARD MANUEL
                                              ----------------------------------
                                                  Name: Bernard Manuel
                                                  Title: Director


                                          STOCK SELLERS:

                                          MBS (CYGNE) COMPANY

                                          By: /s/ BERNARD MANUEL
                                              ----------------------------------
                                                  Name: Bernard Manuel
                                                  Title: Director


                                          A.C. SERVICES, INC.

                                          By: /s/ BERNARD MANUEL
                                              ----------------------------------
                                                  Name: Bernard Manuel
                                                  Title: Director

                                                                     EXHIBIT 3.7

                            NON-COMPETITION AGREEMENT

     NON-COMPETITION AGREEMENT, dated as of ______ ___, 1999, by and between Cygne Designs, Inc., a Delaware corporation having its chief executive office at 680 Fifth Avenue, New York, New York ("Cygne"), and Jordache Limited, a Delaware corporation having its chief executive office at 1411 Broadway, New York, New York ("Jordache").

                              W I T N E S S E T H :

     WHEREAS, Cygne indirectly owns all the outstanding capital stock of M.T.G.I. - Textile Manufacturers Group (Israel) Ltd., an Israeli corporation "(MTGI"); and

     WHEREAS, MTGI is engaged in the business of manufacturing women's knit clothing (the "Business"); and

     WHEREAS, on the date hereof Jordache is purchasing substantially all the assets used by MTGI in the conduct of the Business pursuant to the terms of an Acquisition Agreement, dated as of March 25, 1999, by and among MTGI, MBS Company, Inc., a Delaware corporation and a subsidiary of Cygne, A.C. Services, Inc., a Delaware corporation and a subsidiary of Cygne, and Jordache; and

     WHEREAS, in order to protect the goodwill of the Business, Jordache has agreed to make a payment to Cygne in exchange for Cygne's agreement not to compete with the Business, the observance and enforcement of which Cygne acknowledges are essential to Jordache protecting such goodwill;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to induce Jordache to consummate the transactions contemplated by the Acquisition Agreement, the parties hereby agree as follows:

     1. DEFINITIONS. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Acquisition Agreement.

     2. ACKNOWLEDGMENTS. Cygne acknowledges that (i) the agreements and covenants contained in Section 3 hereof are essential to protect the assets, business and goodwill purchased by Jordache and (ii) Jordache would not purchase the assets used in the Business but for such agreements and covenants.

     3. CYGNE COVENANT AGAINST COMPETITION. In order to induce Jordache to purchase the assets used in the Business pursuant to the Acquisition Agreement, Cygne agrees that it will not, for a period of six (6) months from the Closing Date (the "Non-Compete Period"), source knit products in Israel, Jordan or the Palestinian territory. Cygne expressly waives any right to assert inadequacy of consideration as a defense to enforcement of this Agreement should such enforcement ever become necessary. Cygne acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate and further agrees that any breach of this Agreement will result in irreparable harm to the Business; and Cygne covenants and agrees not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any provision of this Agreement shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by the applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law. Notwithstanding anything herein to the contrary, the covenants and agreement set forth herein are applicable only to Cygne and its successors and assigns, but are not applicable to its affiliates.

     4. COMPENSATION. As full compensation for Cygne entering into this Agreement, Jordache is paying to Cygne, simultaneously with the delivery hereof, an aggregate of $400,000 in immediately available funds by wire transfer to an account specified by Cygne. Cygne acknowledges and agrees that it will be responsible for, and shall pay, as and when due, any and all United States, state, local or foreign taxes in respect of the payment made pursuant to this
Section 4 and, in consideration thereof, Jordache and Cygne agree that Jordache will not withhold any amounts in respect of such payment.

     5. ASSIGNMENT. This Agreement shall not be assigned by any party hereto (except by operation of law).

     6. NOTICES. All notices, demands and other communications hereunder must be in writing and shall be deemed to have duly been given (a) on the date of delivery, if delivered to the persons identified below, (b) seven calendar days after mailing if mailed, with proper postage, by certified or registered first-class mail, postage prepaid, return receipt requested, addressed as set forth in the preamble, (c) on the date of receipt if sent by telecopy, and confirmed in writing in the manner set forth in (b) on or before the next day after the sending of the telecopy or (d) one business day after delivery to a nationally recognized overnight courier service marked for overnight delivery.

                  IF TO JORDACHE:

                          Jordache Limited
                          1411 Broadway
                          New York, New York 10018
                          Attention: President


                  WITH A COPY TO:

                          Robert Spiegelman, Esq.
                          1411 Broadway
                          New York, New York 10018


                  IF TO CYGNE:

                          Cygne Designs, Inc.
                          680 Fifth Avenue
                          New York, New York 10019
                          Attention: Bernard Manuel


                  WITH A COPY TO:

                          Fulbright & Jaworski L.L.P.
                          666 Fifth Avenue
                          New York, New York  10103
                          Attention:  Paul Jacobs, Esq.

Such addresses and numbers may be changed, from time to time, by means of a notice given in the manner provided in this Section.

     7. CONSENT TO JURISDICTION. Each of Cygne and Jordache hereby irrevocably submits and consents to the jurisdiction of any New York state or federal court over any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state or federal court. Each of Cygne and Jordache irrevocably consents to the service of any and all process in any such action or proceeding by the hand delivery or mailing of copies of such process to it at its address specified herein. Nothing in this
Section 7 shall affect the right of Jordache or Cygne to serve legal process in any other manner permitted by law or affect the right to bring any action or proceeding against the other or its property in the courts of any other jurisdiction in which any violation of this Agreement occurs. Each of Cygne and Jordache intends to and does hereby confer upon such court the power to exercise personal jurisdiction over it to enforce the covenants contained herein upon the courts of any jurisdiction within the geographical scope of such covenants.

     8. MISCELLANEOUS. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to the conflict of laws provisions thereof. This Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. Any failure or delay on the part of any party in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, whether written or oral, between the parties. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all or which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                                          CYGNE DESIGNS, INC.


                                          By:
                                              ---------------------------------
                                                  Name:
                                                  Title:



                                          JORDACHE LIMITED


                                          By:
                                              ----------------------------------
                                                  Name:
                                                  Title:

                                                                     EXHIBIT 3.8

                                    GUARANTEE

     GUARANTEE, made as of the ___ day of _____, 1999, by Cygne Designs, Inc., a Delaware corporation (the "GUARANTOR").

                              W I T N E S S E T H :

     WHEREAS, pursuant to that certain Amended and Restated Acquisition Agreement, dated as of August 1, 1999 (the "ACQUISITION AGREEMENT"), by and among M.T.G.I. - Textile Manufacturers Group (Israel) Ltd., an Israeli corporation and a subsidiary of Guarantor ("MTGI"), MBS (Cygne) Company, a Delaware corporation and a subsidiary of Guarantor ("MBS"), A.C. Services, Inc., a Delaware corporation and a subsidiary of Guarantor ("ACS" and, together with MBS, the "STOCK SELLERS" and together with MTGI, the "SELLERS")), and Jordache Limited, a Delaware corporation ("PURCHASER"), the Purchaser is purchasing the Assets (as defined in the Acquisition Agreement) from MTGI and the Wear Stock (as defined in the Acquisition Agreement from the Stock Sellers; and

     WHEREAS, as a condition to purchasing the Assets and the Wear Stock, the Purchaser has required that the Guarantor guarantee the Sellers' obligation to indemnify the Purchaser set forth in Section 10.1 of the Acquisition Agreement; and

     WHEREAS, Guarantor will derive significant benefit from the sale and purchase of the Assets and the Wear Stock pursuant to the Acquisition Agreement.

     NOW, THEREFORE, Guarantor hereby covenants and agrees as follows:

          1. Subject to Section 2 hereof, Guarantor guarantees to Purchaser the full and timely performance of Sellers' obligation set forth in Section
     10.1 of the Acquisition Agreement. This Guarantee is a continuing, unconditional and absolute guarantee.

          2. In the event any person shall make a claim against Purchaser for which Sellers are liable pursuant to Section 10.1 of the Acquisition Agreement, Purchaser shall provide written notice of such claim to the Sellers and Guarantor. In the event the Sellers do not pay such claim within 15 days of receipt of the notice of claim, then Guarantor shall immediately make full payment of such claim, and Purchaser shall be immediately entitled to pursue all remedies against Guarantor for the full and timely payment of such claim.

          3. Guarantor waives any notice or demand whatsoever (written or oral) of acceptance, non-payment, non-performance, or non-observance by Seller.

          4. This Guarantee may not be amended, modified, rescinded, discharged or terminated orally or in any manner other than by a writing which refers to this Guarantee and which is executed by the Purchaser and the Guarantor.

          5. The validity of this Guarantee, all the provisions thereof, and the obligations of the Guarantor hereunder shall in no way be terminated, affected or impaired by reason of the assertion by the Purchaser against the Sellers of any of the rights or remedies available to the Purchaser pursuant to the Acquisition Agreement.

          6. If any provision of this Guarantee shall be invalid or unenforceable to any extent, the remainder of this Guarantee shall not be affected thereby, and every provision of this Guarantee shall be valid and enforceable to the fullest extent permitted by law.

          7. Any notices, demands or other communications desired or required to be given to Guarantor hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a nationally recognized overnight courier which obtains a written receipt of delivery, such as Federal Express, and shall be sent to Guarantor at 680 Fifth Avenue, New York, New York 10019, Attn: Bernard Manuel, or to such other address as Guarantor may designate by written notice to Purchaser. Notices given by Guarantor to Purchaser shall be deemed sufficiently given if sent in the manner provided for the giving of notice to Purchaser pursuant to the Acquisition Agreement.

          8. This Guarantee shall be binding upon Guarantor, its successors and assigns, and shall inure to the benefit of Purchaser, its successors and assigns.

     IN WITNESS WHEREOF, the undersigned has executed this Guarantee as of the date first above written.


                                          CYGNE DESIGNS, INC.
                                          Guarantor


                                           By:
                                               ---------------------------------
                                                   Name:
                                                   Title:

                                                                      APPENDIX B

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                               CYGNE DESIGNS, INC.


                        --------------------------------

                            Under Section 241 of the
                             General Corporation Law

                        --------------------------------


     The undersigned, being the ___________ of Cygne Designs, Inc. (the "Corporation"), does hereby certify that the following amendment to the Certificate of Incorporation has been duly adopted in accordance with Section 241 of the General Corporation Law of the State of Delaware and the Corporation has not received any payment for any of its authorized capital stock:

     FIRST: The Certificate of Incorporation of the Corporation is amended by replacing the present first paragraph of Article IV with a new first paragraph of Article IV to read as follows:

         The total number of shares of all classes of stock which the Corporation has authority to issue is twenty-six million (26,000,000) shares, consisting of twenty-five million (25,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock"), and one million (1,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), which Preferred Stock shall have such designations as may be authorized by the board of Directors from time to time.

     SECOND: The remaining provisions of the Certificate of Incorporation shall continue in full force and effect.

     IN WITNESS WHEREOF, I do hereby acknowledge, under the penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly I hereunto set my hand this ____ day of______, 1999.



                                            ------------------------------------
                                            Name:
                                            Title:

--------------------------------------------------------------------------------
                               CYGNE DESIGNS, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON OCTOBER 19, 1999

     Bernard Manuel and Roy Green, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Cygne Designs, Inc. (the "Company") held of record by the undersigned on September 15, 1999, at the Annual Meeting of Stockholders to be held at 9:30 A.M. (local time) on October 19, 1999, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL NO. 1, FOR EACH OF THE NOMINEES FOR PROPOSAL NO. 2 AND FOR PROPOSAL NO. 3.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


                                                                     SEE REVERSE
                                                                        SIDE
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

                                                                                                              FOR  AGAINST  ABSTAIN

                                                     1. Proposal to approve and adopt an Amended and          [ ]    [ ]      [ ]
                                                        Restated Acquisition Agreement, dated as of
                                                        August 1, 1999, by and among M.T.G.I.--Textile
                                                        Manufacturers Group (Israel) Ltd., an Israeli
                                                        corporation, MBS (Cygne) Company, a Delaware
                                                        corporation, A.C. Services, Inc., a Delaware
                                                        corporation, and Jordache Limited, a Delaware
                                                        corporation, pursuant to which the Company will
                                                        sell to Jordache for cash substantially all the
                                                        assets used in connection with its women's
                                                        private label knit clothing manufacturing business.

                                                     2. Election of Directors--Nominees are: James G.
                                                        Groninger and Bernard M. Manuel                       [ ]    [ ]
                                                        FOR all listed nominees (except do not vote for
                                                        the nominee(s) whose name(s) appear(s) below):

                                                        ______________________________________________

                                                     3. Proposal to consider and vote upon a proposal         [ ]    [ ]      [ ]
                                                        to approve and adopt an amendment to the
                                                        Company's Certificate of Incorporation to
                                                        reduce the number of shares of common stock
                                                        and preferred stock we are authorized to issue.

                                                        Discretionary authority is hereby granted with
                                                        respect to such other matters as may properly
                                                        come before the meeting.

IMPORTANT: Please sign exactly as name appears above. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature_____________________ Signature if held jointly_________________________ DATED____________ , 1999

The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------